     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996



                                                      REGISTRATION NO. 333-05209

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                                     AVIRON
             (Exact name of registrant as specified in its charter)

       CALIFORNIA                              2836                            77-0306986
     (State or other               (Primary Standard Industrial             (I.R.S. Employer
     jurisdiction of                Classification Code Number)           Identification No.)
    incorporation or
      organization)

                            ------------------------
                           297 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 919-6500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                             J. LEIGHTON READ, M.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                     AVIRON
                           297 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (415) 919-6500
           (Name, address and telephone number of agent for service)
                            ------------------------
                                   COPIES TO:

            ALAN C. MENDELSON, ESQ.                           ALAN K. AUSTIN, ESQ.
            ROBERT J. BRIGHAM, ESQ.                         ELIZABETH R. FLINT, ESQ.
    Cooley Godward Castro Huddleson & Tatum                  ELIZABETH M. KURR, ESQ.
             Five Palo Alto Square                     Wilson, Sonsini, Goodrich & Rosati
              3000 El Camino Real                              650 Page Mill Road
          Palo Alto, California 94306                      Palo Alto, California 94304

                            ------------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     AVIRON

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(b) OF REGULATION S-K
                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-1


                   ITEM NUMBER AND HEADING
             IN FORM S-1 REGISTRATION STATEMENT                                 LOCATION IN PROSPECTUS
- -------------------------------------------------------------  --------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page
       3.  Summary Information; Risk Factors; and Ratio of
            Earnings to Fixed Charges........................  Inside Front Cover Page; Summary; Risk Factors
       4.  Use of Proceeds...................................  Use of Proceeds
       5.  Determination of Offering Price...................  Outside Front Cover Page; Underwriting
       6.  Dilution..........................................  Dilution
       7.  Selling Security Holders..........................  Not Applicable
       8.  Plan of Distribution..............................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered........  Summary; Capitalization; Description of Capital Stock
      10.  Interests of Named Experts and Counsel............  Legal Matters; Experts
      11.  Information with Respect to the Registrant........  Outside Front and Inside Front Cover Pages; Summary;
                                                                Risk Factors; Dividend Policy; Capitalization; Selected
                                                                Financial Data; Management's Discussion and Analysis of
                                                                Financial Condition and Results of Operations;
                                                                Business; Management; Certain Transactions; Principal
                                                                Stockholders; Description of Capital Stock; Shares
                                                                Eligible for Future Sale; Financial Statements
      12.  Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities......................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 20, 1996


                                     [LOGO]

                                3,000,000 SHARES
                                  COMMON STOCK
    All of the 3,000,000 shares of Common Stock offered hereby are being issued and sold by Aviron (the "Company"). Prior to this offering there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

    Concurrent with this offering, the Company intends to sell 333,333 shares of its Common Stock to Sang-A Pharm. Co., Ltd. ("Sang-A") in a private placement at the initial public offering price (the "Sang-A Shares"), with the number of shares to be sold to Sang-A subject to adjustment under certain conditions. See "Business -- Collaborative Agreements" and "Underwriting."

                                ----------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                                ---------------

  THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED  BY THE SECURITIES
     AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION NOR  HAS
       THE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION  PASSED UPON
          THE  ACCURACY   OR   ADEQUACY  OF   THIS   PROSPECTUS.   ANY
             REPRESENTATION  TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING
                                                          PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                           PUBLIC           COMMISSIONS         COMPANY (1)
Per Share..........................................          $                   $                   $
Total (2)..........................................          $                   $                   $

(1) Before deducting expenses payable by the Company estimated at $600,000.

(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock, solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $      , $      and $      , respectively.

                                ----------------


    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company"), San Francisco, California on or about          , 1996.


ROBERTSON, STEPHENS & COMPANY

                            BEAR, STEARNS & CO. INC.

                                                               HAMBRECHT & QUIST

                The date of this Prospectus is            , 1996

          AVIRON USES BOTH ITS RATIONAL VACCINE DESIGN TECHNOLOGY AND
                  CLASSICAL METHODS OF LIVE VACCINE DISCOVERY

                       RATIONAL VACCINE DESIGN TECHNOLOGY

                  [Virus particle containing genetic
                  information; three segments are highlighted to correspond with methods of modifying the virus' genetic information.]

  DELETE VIRULENCE                                  ADD GENETIC INFORMATION
  PROTEINS                                          Insert genes to enhance
  Remove genes for viral components                 the virus'
  thought to be important in disease                stimulation of the
  mechanism                                         immune system

  [Virus particle containing genetic                [Virus particle
  information; one segment of genetic               containing genetic
  information being removed.]                       information; one
                                                    segment of genetic
                                                    information being
                                                    added.]

                                 DOWN-REGULATE
                                  REPLICATION
                         Alter genetic information used
                  by the virus in controlling its replication

                  ["Tree" structure comprised of 15 dots
                  symbolizing virus replication; second
                  structure comprised of 3 dots symbolizing virus' reduced ability to replicate.]

                               VACCINE CANDIDATES

SPECIES SELECTION          FOREIGN CELL               ADAPTION TO PHYSICAL
Strains originate from     PASSAGE                    CONDITIONS
non-human species          Human virus mutates as it  Human virus mutates as it
                           is propagated in cells     is propagated in cells
                           from non-human species     under unusual conditions,
                                                      e.g., cold temperature

[Graphic of a chicken and  [Graphic of cells (3)      [Petri dishes (2), each
a cow.]                    sequentially connected by  with a corresponding
                           arrows.]                   graphic representation of
                                                      a thermometer. One
                                                      thermometer shows a higher
                                                      temperature than the
                                                      other.]

                               CLASSICAL METHODS

                                ----------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                ----------------

    "Aviron" is a trademark of the Company. Certain other trademarks of the Company and other companies are used in this Prospectus.

                         AVIRON'S PROPOSED NASAL SPRAY
                             VACCINE FOR INFLUENZA

                                 Genes from             Genes from cold
                            naturally-occurring          adapted master
                            influenza viruses as     influenza virus strain
                             selected by public
                             health authorities

[Silhouette of human      [Virus particle with box  [Virus particle with box
head with lines coming    around 2 of 8 segments    around 6 of 8 segments
from nasal area leading   of genetic information.   of genetic information.]
to virus particle to the  ------------------------
right.]                   Dashed lines connecting
                          to second virus particle
                          with box around 6 of 8
                          segments.]

                                                    [Virus particle
                                                    containing 8 segments of
                                                    genetic information; six
                                                    segments of the same
                                                    color, two segments of
                                                    different colors.]

                           AVIRON'S INFLUENZA VACCINE
                              COMBINES GENES FROM
                          NATURALLY OCCURRING VIRUSES
                            WITH GENES FROM THE COLD
                             ADAPTED MASTER STRAIN

             [Photograph of a human hand holding a device which is used to administer a vaccine in an aerosol spray (to the upper respitory tract-not shown). A spray effect is shown which serves as the backdrop for an image of a virus particle to the upper right.]

               THE POTENTIAL IMPACT OF INFLUENZA IN THE COMMUNITY


 [Photo of five young      [Photo of one child from   [Photo of woman from
 children playing with     previous picture in bed    previous picture now in
 blocks in a pre-school    at home with mother at     an office setting with 5
 setting. Lines            bedside. Child is ill,     other adults. Lines
 symbolically show how a   and is shown with          symbolically show how the
 virus spreads from one    thermometer in mouth,      virus might spread to
 child to the next.]       mother touching forehead,  others in the room.]
                           tissues and medication
                           bottle by bedside. Mother
                           is on the telephone.
                           Lines symbolically show
                           virus spreading from
                           child to mother.]

AGE GROUP:                               Children 1-18
ESTIMATED INFLUENZA ATTACK RATE:         36 per 100
BURDEN OF ILLNESS:                       illness, doctor visits, middle ear
                                         infections, school absenteeism,
                                         parents' lost work
ESTIMATED UNITED STATES POPULATION:      69 million
AVIRON PRODUCT STATUS:                   Phase I/II studies conducted

THE COMPANY'S COLD ADAPTED NASAL SPRAY VACCINE IS AN INVESTIGATIONAL BIOLOGIC AND HAS NOT BEEN APPROVED FOR SALE IN ANY COUNTRY. THE COMPANY DOES NOT ANTICIPATE APPLYING FOR REGULATORY APPROVAL TO MARKET THIS PROPOSED VACCINE FOR SEVERAL YEARS, IF EVER, AND WILL BE REQUIRED TO SUCCESSFULLY COMPLETE CLINICAL TRIALS TO DEMONSTRATE ITS SAFETY AND EFFICACY PRIOR TO FILING FOR REGULATORY APPROVAL. SEE "RISK FACTORS."

                       IMMUNE RESPONSE TO INFLUENZA VACCINES

     [Silhouette of human head and torso   [Silhouette of human head and torso
     within which is visible the           within which is visible the
     circulatory system (red). The figure  circulatory system (red) and the
     is receiving an injection in the      upper respiratory tract (blue). The
     upper arm by syringe. The injected    figure is receiving an aerosol spray
     vaccine forms a small pool of liquid  directed into the nasal passages and
     at the site of injection.]            upper respiratory tract by nasal
                                           spray administration.]

     INJECTABLE INACTIVATED                NASAL SPRAY
     VACCINE                               VACCINE

     - Strongly stimulates                 - Stimulates mucosal
       circulating antibodies                immunity in
                                             respiratory tract

                                           - Stimulates cell-mediated
                                             immunity

                                           - Stimulates circulating
                                             antibodies

     [Photo of man from previous picture   [The elderly woman from the previous
     (presumably infected with the virus)  picture is shown ill in bed in a
     visiting with his elderly mother in   hospital setting. Some medical
     her home. He is kneeling beside a     equipment is visible to the left; a
     chair in which she is sitting and he  healthcare worker or nurse is at her
     is presenting her with a gift. A      bedside. She appears awake and
     line symbolically shows the virus     alert.]
     being passed between them.]


     Adults 19-65                         Elderly over 65
     16 per 100                           10 per 100
     illness, doctor visits, lost         illness, doctor visits,
     work                                 hospitalization, death
     159 million                          32 million
     Phase II studies conducted           Clinical trials planned for
                                          co-administration with
                                          injectable inactivated vaccine

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL               , 1996 (25 DAYS AFTER  THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              -------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary...................................................................     4
Risk Factors..............................................................     7
Use Of Proceeds...........................................................    18
Dividend Policy...........................................................    18
Capitalization............................................................    19
Dilution..................................................................    20
Selected Financial Data...................................................    21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    22
Business..................................................................    26
Management................................................................    51
Certain Transactions......................................................    58
Principal Stockholders....................................................    60
Description Of Capital Stock..............................................    63
Shares Eligible For Future Sale...........................................    66
Underwriting..............................................................    68
Legal Matters.............................................................    69
Experts...................................................................    69
Additional Information....................................................    69
Index to Financial Statements.............................................   F-1

                                    SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.


                                  THE COMPANY


    Aviron  is  a  biopharmaceutical  company  whose  strategy  is  to  focus on prevention of disease. The Company's goal is to become a leader in the discovery, development, manufacture and marketing of live virus vaccines which are sufficiently cost effective to justify their use in immunization programs targeting the general population. Live virus vaccines, such as those for smallpox, polio, measles, mumps and rubella, have had a long record of success in preventing, and in some cases eliminating, disease. The Company currently is analyzing data from Phase I and Phase II clinical trials in children and adults of its live cold adapted intranasal vaccine for influenza. The Company has recently in-licensed a live intranasal vaccine for Parainfluenza Virus Type 3 ("PIV-3") which has been tested by others in Phase I/II clinical trials. The Company also is developing a subunit vaccine for Epstein-Barr Virus ("EBV"). In addition, Aviron is using its proprietary "Rational Vaccine Design" technology to discover new live virus vaccines. Rational Vaccine Design involves the deletion or modification of virulence proteins, changes to the virus' genetic control signals to slow down its replication, or addition of information to enhance the virus' stimulation of the immune system. The Company is applying this technology to develop candidates for the prevention of influenza in elderly persons and diseases caused by Cytomegalovirus ("CMV"), Herpes Simplex Virus Type 2 ("HSV-2") and Respiratory Syncytial Virus ("RSV").


    Aviron's age-specific influenza programs address three distinct population groups: children, adults and the elderly. Influenza affects 20 to 50 million Americans each year resulting in approximately 20,000 deaths annually, primarily in the elderly, despite the availability of an injectable inactivated vaccine that has been reported to be 60% to 80% effective. The United States Food and Drug Administration (the "FDA") estimates that approximately 75 million doses of influenza vaccine were manufactured for use in the United States in 1995. Experts suggest that, although over half of Americans at high risk for complications from influenza receive the annual influenza vaccine, relatively few of the 70 million children under the age of 18 are vaccinated.


    To address the need for more convenient influenza prophylaxis, the Company has in-licensed the rights to a cold adapted influenza vaccine from the University of Michigan and the National Institute of Allergy and Infectious Disease (the "NIAID"), a division of the National Institutes of Health (the "NIH"). Formulations of this vaccine were tested in over 7,000 persons prior to Aviron's acquisition of the vaccine, and subsequently have been studied in clinical trials conducted by the Company involving over 700 children and adults. The cold adapted influenza vaccine elicits an immune response similar to that of the natural infection by stimulating mucosal immunity in the nose, cellular components of the immune system and circulating antibodies. Aviron intends to develop the cold adapted influenza vaccine for widespread annual use in children and adults, and for co-administration with the injectable inactivated vaccine for improved protection in the elderly. In addition, Aviron is developing a genetically engineered influenza vaccine that is intended to be a better immune stimulus in the elderly than either the cold adapted vaccine or the inactivated vaccine alone, and therefore more suitable for use as a single-dose vaccine in this population.


    Aviron also is conducting research and development on additional vaccine targets, including:

        PARAINFLUENZA VIRUS TYPE 3. PIV-3 is a common respiratory virus of childhood which causes croup, cough, fever and pneumonia. Over 80% of children have been infected by age four, many having experienced several cases of PIV-3 infection. The Company has in-licensed the rights to a bovine PIV-3 ("bPIV-3") vaccine from the NIH which has been tested in over 100 infants and adults. Aviron intends to develop the bPIV-3 vaccine for use in preventing childhood PIV-3 illness.

        EPSTEIN-BARR VIRUS. EBV infects most people at some point in their lifetime. Half or more of the approximately 10% of students who first become infected with the virus in high school and college develop infectious mononucleosis. EBV also has been shown to be a contributing factor in the development of certain types of cancer and lymphoma. The Company is conducting preclinical evaluation of a subunit EBV vaccine candidate in conjunction with SmithKline Beecham Biologicals S.A. ("SmithKline Beecham").

        CYTOMEGALOVIRUS. Most people also become infected with CMV at some time in their lives, but the resulting disease is typically serious only for those with impaired immune systems or for babies of women infected in the first trimester of pregnancy. The Company is developing and evaluating its engineered vaccine candidates in preclinical models to create a prophylactic vaccine.


        HERPES SIMPLEX VIRUS TYPE 2. Genital herpes is an incurable disease characterized by recurrent, often painful genital sores, with over 700,000 new cases estimated in the United States each year. The Company currently is developing and evaluating vaccine candidates in preclinical models to create a prophylactic vaccine.


        RESPIRATORY SYNCYTIAL VIRUS. RSV is the major cause of lower respiratory tract illness in the very young, responsible for over 90,000 hospitalizations and more than 4,000 deaths per year in the United States. Aviron is using its proprietary technology to create candidate vaccines to prevent RSV disease.

    Aviron intends to enter into selected collaborative agreements to gain access to complementary technologies, capabilities and financial support for its programs. In addition to acquiring rights from third parties to augment its Rational Vaccine Design technology and the cold adapted influenza vaccine technology, the Company has entered into a collaborative agreement with SmithKline Beecham covering worldwide rights to its EBV vaccine, and a collaboration with Sang-A involving certain marketing and manufacturing rights to its products in Korea.

    The Company was incorporated in California in April 1992, and intends to reincorporate in Delaware in June 1996. The Company's executive offices are located at 297 North Bernardo Avenue, Mountain View, California 94043, and its telephone number is (415) 919-6500.

                                  THE OFFERING

Common Stock Offered by the           3,000,000 shares
 Company............................
Common Stock Outstanding After the    12,285,990 shares (1)
 Offering...........................
Use of Proceeds.....................  For research  and  development,  including preclinical  testing and  clinical trials;
                                      capital expenditures; and working  capital
                                      and  general corporate  purposes. See "Use
                                      of Proceeds."
Proposed Nasdaq National Market       AVIR
 Symbol.............................

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)


                                           FOR THE PERIOD FROM
                                             APRIL 15, 1992                                               THREE MONTHS ENDED
                                           (DATE OF INCEPTION)         YEAR ENDED DECEMBER 31,                MARCH 31,
                                                   TO            ------------------------------------  ------------------------
                                            DECEMBER 31, 1992       1993         1994         1995        1995         1996
                                          ---------------------  -----------  -----------  ----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Total revenues..........................        $      --          $      --    $      --   $   1,707    $ --         $     188
Operating expenses:
  Research and development..............              320              2,073        4,216      10,220        3,088        3,044
  General and administrative............              470              1,874        2,493       3,252          701        1,063
                                                    -----        -----------  -----------  ----------  -----------  -----------
    Total operating expenses............              790              3,947        6,709      13,472        3,789        4,107
                                                    -----        -----------  -----------  ----------  -----------  -----------
Loss from operations....................             (790)            (3,947)      (6,709)    (11,765)      (3,789)      (3,919)
Interest income, net of interest
 expense................................               37                175          207         362           32          183
                                                    -----        -----------  -----------  ----------  -----------  -----------
Net loss................................        $    (753)         $  (3,772)   $  (6,502)  $ (11,403)   $  (3,757)   $  (3,736)
                                                    -----        -----------  -----------  ----------  -----------  -----------
                                                    -----        -----------  -----------  ----------  -----------  -----------
Pro forma net loss per share (2)........                           $   (0.56)   $   (0.73)  $   (1.24)   $   (0.41)   $   (0.41)
                                                                 -----------  -----------  ----------  -----------  -----------
                                                                 -----------  -----------  ----------  -----------  -----------
Shares used in computing pro forma net
 loss per share (2).....................                               6,696        8,948       9,183        9,062        9,223


                                                                                           MARCH 31, 1996
                                                                                      -------------------------
                                                                                       ACTUAL    AS ADJUSTED(3)
                                                                                      ---------  --------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...................................  $  14,494    $   51,374
Working capital.....................................................................     12,804        49,684
Total assets........................................................................     17,275        54,155
Accumulated deficit.................................................................    (26,192)      (26,192)
Total stockholders' equity..........................................................     14,167        51,047

- ------------------------
(1) Includes the estimated 333,333 shares intended to be sold to Sang-A in a private placement concurrent with this offering. Excludes (i) 643,480 shares of Common Stock issuable upon exercise of options outstanding as of June 1, 1996, at a weighted average exercise price of approximately $1.22 per share,
    (ii) an aggregate of 1,556,520 shares reserved for future grants or purchases pursuant to the Company's 1996 Equity Incentive Plan, Employee Stock Purchase Plan and Non-Employee Director Stock Option Plan, (iii) 118,395 shares issuable upon exercise of warrants outstanding as of June 1, 1996 at a weighted average exercise price of $6.65 per share, and (iv) warrants to purchase 29,750 shares which become exercisable at the close of the offering at 125% of the initial public offering price.

(2) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma per share amounts.


(3) As adjusted to give effect to the sale of 3,000,000 shares of Common Stock at an assumed initial public offering price of $12.00 per share and the estimated 333,333 shares intended to be sold to Sang-A in a private placement concurrent with this offering, and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."


    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS REFLECTS A ONE-FOR-FIVE REVERSE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN MAY 1996 AND ASSUMES (I) REINCORPORATION OF THE COMPANY IN DELAWARE PRIOR TO THE OFFERING, (II) THE CONVERSION OF ALL OUTSTANDING SHARES OF ITS PREFERRED STOCK INTO SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING AT A RATE OF ONE SHARE OF COMMON STOCK FOR FIVE SHARES OF PREFERRED STOCK, AND (III) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  RISK FACTORS

    This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

    The following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

    Before obtaining required regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical testing and clinical trials that each product is safe and effective for use in each target indication. The results from preclinical testing and early clinical trials may not be predictive of results obtained in later clinical trials and large-scale testing. Companies in the pharmaceutical, biopharmaceutical and biotechnology industries have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials. The Company's vaccines are intended for use primarily in healthy individuals. To obtain regulatory approval, the Company must demonstrate safety and efficacy in healthy people which likely will require a lengthier process and involve a larger number of trials and patients than would be customary for clinical trials of therapeutics for disease management. There can be no assurance that the Company's clinical trials will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. The Company recently completed a Phase II challenge study of its cold adapted influenza vaccine in adults. Preliminary analysis of the results indicated a very low level of illness in both the placebo and treated groups, and the Company believes that this study is unlikely to show statistically significant efficacy in preventing influenza. Regardless of the results of this study, the Company intends to discuss with the FDA its plans to proceed directly to Phase III clinical trials in adults and does not intend to conduct other challenge studies. If the Company's cold adapted influenza vaccine is not shown to be safe and effective in Aviron's clinical trials, the resulting delays in developing this and other vaccine candidates and conducting related preclinical testing and clinical trials, as well as the need for additional financing, would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's cold adapted influenza vaccine is based on technology licensed from the NIH and the University of Michigan. Wyeth-Ayerst Laboratories ("Wyeth-Ayerst"), a division of American Home Products Corporation, licensed certain rights to the vaccine in 1989 and was developing it for sale in collaboration with the NIH until relinquishing its rights in 1993. In addition, Kaketsuken, a Japanese research foundation ("Kaketsuken"), licensed certain rights to the vaccine in 1993 and was developing it for sale in Japan until relinquishing such rights in 1996. Formulations of the vaccine have been the subject of a number of clinical trials performed by Wyeth-Ayerst, the NIAID of the NIH and Kaketsuken. The Company has reviewed the data from these trials and believes that it can submit such data in partial support of its application for regulatory approval from the FDA. The Company did not participate in these trials and cannot be confident in the accuracy of the data collected. Although a large proportion of this data was positive, a number of trials included results that were not. Very few of the trials involved a trivalent vaccine delivered through nasal spray. The Company will need to perform additional trials of its vaccine candidate to support its application to the FDA. There can be no assurance that the data from these third-party trials is accurate, that the Company will be able to obtain favorable results from its own trials, or that the Company can complete these trials on a timely basis, or at all. See "Business -- Influenza Clinical Trials."


    The rate of completion of the Company's clinical trials may be delayed by many factors. For example, delays may be encountered in enrolling a sufficient number of patients fitting the appropriate trial profile, preparing the modified vaccine strain for certain influenza seasons, or in manufacturing clinical trial materials. The Company's late-stage clinical trials of its cold adapted influenza vaccine must be conducted during the influenza season and must be commenced early enough in the approximately five-month season so that subjects may be vaccinated well in advance of a challenge by the wild-type virus. Additionally, there is a risk that there will not be enough natural influenza in the community in a given influenza season to achieve statistically significant results from clinical trials. As a result, if the Company is unable to commence its clinical trials on a timely basis, it will be required to wait until the next influenza season, which will not occur for another year in that country. There can be no assurance that delays in, or termination of, clinical trials will not occur. Any delays in, or termination of, the Company's clinical trial efforts would have a material adverse effect on the Company's business, financial condition and results of operations.


    There can be no assurance that Aviron will be permitted by regulatory authorities to undertake additional clinical trials for its cold adapted influenza vaccine or initiate clinical trials for its other programs or, if any such trials are conducted, that any of the Company's product candidates will prove to be safe and effective or will receive regulatory approvals. See "Business -- Vaccine Products Under Development."

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

    Aviron commenced its operations in April 1992 and until recently was a development stage company. All of the Company's product candidates are in the research or development stage. With the exception of two in-licensed product candidates, none of the Company's proposed products has yet been approved for clinical trials. To date, the Company has had no revenue from product sales and all of its resources have been dedicated to the development of vaccines. There can be no assurance that product revenues will be realized on a timely basis, if ever.

    The development of safe and effective vaccines for the prevention of viral diseases such as influenza, herpes simplex and other target diseases is highly uncertain and subject to numerous risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a large scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. Aviron has not yet requested or received the regulatory approvals that are required to market its products. Aviron does not expect that any of its proposed products will be ready for commercialization for the next several years, if at all. To achieve profitability, the Company, alone or with others, must successfully identify, develop, test, manufacture and market its products. There can be no assurance that Aviron will succeed in the development and marketing of any product. Any potential product will require significant additional investment, development, preclinical testing and clinical trials prior to potential regulatory approval and commercialization.


    The Company's cold adapted influenza vaccine involves a complex development process. If the Company were to successfully develop an influenza vaccine, its composition would require annual modification. Influenza viruses have a high mutation rate and the surface antigens of influenza viruses that induce protective immunity are variable from year to year. Each spring, the FDA and the United States Centers for Disease Control and Prevention (the "CDC") select circulating influenza strains that will be included in the following season's influenza vaccines. As a result, manufacturers of vaccines must modify their influenza vaccines each year to include the selected strains in a form that meets FDA guidelines within an approximately six-month period in order to make it available before the influenza season. On one occasion in the past, the Company experienced difficulty in preparing modified vaccine strains in time to conduct clinical trials during the influenza season. Even if the Company is able to develop an influenza vaccine for a particular year, it must also establish a dependable process by which the vaccine may be modified and manufactured on a timely basis to include additional strains each year. If the Company were unable to develop an influenza vaccine for a particular year that meets FDA and CDC guidelines and establish a manufacturing process for the vaccine, its business, financial condition and results of operations would be materially adversely affected. No assurance can be given that delays in preparing vaccines for use in clinical trials or commercial sales will not be encountered. In addition, there can be no assurance that the Company's development efforts will be successful, that required regulatory approvals, including those with respect to Investigational New Drug ("IND") applications, will be obtained or that any products, if introduced, will be successfully marketed. See "Business -- Vaccine Products Under Development."

NEED FOR FUTURE FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

    The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The development of the Company's technology and proposed products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical testing and clinical trials necessary to develop and optimize such technology and proposed products, to establish manufacturing and marketing capabilities and to bring any such products to market. The Company's future capital requirements will depend upon many factors, including continued scientific progress in the research and development of the Company's technology and vaccine programs, the size and complexity of these programs, the ability of the Company to establish and maintain collaborative arrangements, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims or trade secrets, and product commercialization activities.


    The Company anticipates that the proceeds of this offering and the sale of the Sang-A Shares, together with the interest thereon, and revenues from existing collaborations, cash, cash equivalents and short-term investments will enable it to maintain its current and planned operations at least through 1997. The Company is actively seeking additional collaborative agreements with corporate partners and may seek additional funding through public or private equity or debt financing. There can be no assurance that any additional collaborative agreements will be entered into or that additional financing will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, further dilution to stockholders may result. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or to obtain funds through collaborative arrangements with others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


LACK OF MANUFACTURING EXPERIENCE; RELIANCE ON CONTRACT MANUFACTURERS

    The Company currently does not have the facilities to manufacture products for large-scale clinical trials or in commercial quantities and has no experience in commercial-scale manufacturing. To manufacture its products for large-scale clinical trials or on a commercial scale, the Company will have to build or gain access to a large-scale manufacturing facility which will require a significant amount of funds. The Company currently is evaluating the costs and benefits of developing internal manufacturing capabilities or contracting with third-party manufacturers. The production of the Company's cold adapted influenza vaccine is subject to the availability of a large number of pathogen-free hen eggs, for which there are currently a limited number of suppliers. Contamination or disruption of this source of supply would adversely affect the ability to manufacture the Company's cold adapted influenza vaccine. In addition, to make the vaccine available for clinical trials or commercial sales before the influenza season, the Company must successfully modify the vaccine within a six-month period to include selected strains for a particular year in time for manufacturing and distribution. The Company currently is considering whether to construct manufacturing facilities capable of producing both pilot-scale and commercial quantities of its potential vaccine products and is presently building a pilot manufacturing facility. This scale-up process will require the Company to develop advanced manufacturing techniques and rigorous process controls. Furthermore, the Company will be required to register its facility with the FDA and with the California Department of Health Services and will be subject to state and federal inspections confirming the Company's compliance with current Good Manufacturing Practices ("cGMP") regulations established by the FDA. No assurance can be given as to the ability of the Company to produce commercial quantities of its potential products in compliance with applicable regulations or at an acceptable cost, if at all.

    The Company is alternatively considering the use of contract manufacturers for the commercial production of its potential products. The Company currently relies on Evans Medical Limited, a subsidiary of Medeva plc ("Evans"), for the manufacture of its influenza vaccine for clinical trials. The Company is aware of only a limited number of manufacturers which it believes have the ability and capacity to manufacture its potential products, including the cold adapted influenza vaccine, in a timely manner. There can be no assurance that the Company would be able to contract with any of these manufacturers for the manufacture of its products on acceptable terms, if at all. If the Company enters into an agreement with a third-party manufacturer, it will be required to relinquish control of the manufacturing process, which might adversely affect the Company's results of operations. Furthermore, a third-party manufacturer also will be required to manufacture the Company's products in compliance with state and federal regulations. Failure of any such third-party manufacturer to comply with state and federal regulations and to deliver the required quantities on a timely basis and at commercially reasonable prices would materially adversely affect the Company's business, financial condition and results of operations. No assurance can be given that the Company, alone or with a third party, will be able to make the transition to commercial-scale production of its potential products successfully, if at all, or that if successful, the Company will be able to maintain such production. See "Business -- Manufacturing" and "-- Government Regulation."

UNCERTAINTY OF FUTURE PROFITABILITY; ACCUMULATED DEFICIT

    The Company has experienced significant and increasing operating losses since its inception in April 1992. As of March 31, 1996, the Company had an accumulated deficit of approximately $26.2 million. Aviron has not received any product revenue to date and does not expect to generate revenues from the sale of products for several years, if at all. The Company expects to incur significant and increasing operating losses over at least the next several years as the Company's research and development efforts and preclinical testing and clinical trial activities expand. The Company's ability to achieve profitability depends in part upon its ability, alone or with others, to complete development of its proposed products, to obtain required regulatory approvals and to successfully manufacture and market such products. To the extent that the Company is unable to obtain third-party funding for expenses, the Company expects  that  its  increased  expenses will  result  in  increased  losses from operations. There can be no assurance that Aviron will obtain required regulatory approvals or successfully identify, develop, test, manufacture and market any product candidates, or that the Company will ever achieve product revenues or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS; DEPENDENCE ON TRADE SECRETS

    The Company's success will depend in part on its ability to maintain its technology licenses, maintain trade secrets, obtain patents and operate without infringing the proprietary rights of others, both in the United States and in other countries. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology and pharmaceutical patents, or their enforceability, cannot be predicted. There can be no assurance that any of the Company's patents or patent applications will issue or, if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

    The commercial success of Aviron also will depend, in part, upon the Company's not infringing patents issued to others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas of the Company's programs. Some of these applications or patents may limit or preclude the Company's applications, or conflict in certain respects with claims made under the Company's applications.

    On May 22, 1996, the Company received notice from Chiron Corporation ("Chiron") that Chiron intends to file a lawsuit against Aviron, unless a prompt negotiated settlement can be reached, alleging that certain of Aviron's patent applications relating to its EBV program are based on Chiron proprietary information which was improperly conveyed to Aviron by a former Chiron employee. Aviron believes that Chiron's allegations are without merit and, if a complaint is filed, intends to vigorously defend itself against any such action. Aviron does not utilize the alleged proprietary information in any of its programs. The Company has received terms of a proposed settlement from Chiron and is in discussions with Chiron regarding a possible settlement of the dispute. No assurance can be given that litigation will not ensue, which could be costly and time-consuming.

    The Company is aware of pending patent applications that have been filed by others that may pertain to certain aspects of the Company's programs or its issued or pending patent applications. If patents have been or are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. No assurance can be given that patents have not been issued, or will not be issued, to third parties that contain preclusive or conflicting claims with respect to the cold adapted influenza vaccine or any of the Company's other programs. The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its products may have a material adverse effect on the Company's business, financial condition and results of operations. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or to cease using such technology.

    The Company has no issued patents on the technology related to its cold adapted influenza vaccine. The Company's rights to this technology are based on a license of materials and know-how from the University of Michigan, which owns the master strains from which the vaccine is derived, and on a license of know-how and clinical trial data from the NIH. There can be no assurance that a third party will not reproduce the Company's cold adapted influenza vaccine or that a third party will not develop another live-virus influenza vaccine which might be comparable to Aviron's in terms of safety and effectiveness.

    The Company also relies on trade secrets to protect its technology, especially where patent protection is not believed to be appropriate or obtainable. Certain of the Company's licensors also rely on trade secrets to protect technology which has been licensed to Aviron, and as a result, the Company is dependent on the efforts of such licensors to protect such trade secrets. For example, the University of Michigan relies, in part, on trade secrets to protect the master strains of the cold adapted influenza virus used by the Company. Aviron protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants, collaborators and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or those of its licensors will not otherwise become known or be independently discovered by competitors. To the extent that Aviron or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions. See "Business -- Patents and Proprietary Rights."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVALS

    The production and marketing of the Company's products and its ongoing research and development activities are subject to extensive regulation by numerous government authorities in the United States and other countries. Prior to marketing in the United States, any product developed by the Company must undergo rigorous preclinical testing and clinical trials and an extensive regulatory approval process implemented by the FDA under the Food, Drug and Cosmetic Act. Satisfaction of such regulatory requirements, which includes demonstrating that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. This process may be more demanding for vaccines intended for use in healthy people compared to therapeutics used for treatment of people with diseases. Preclinical studies must be conducted in compliance with the FDA's Good Laboratory Practice ("GLP") regulations. Clinical testing must meet requirements for Institutional Review Board ("IRB") oversight and informed consent, as well as FDA prior review, oversight and good clinical practice requirements. The Company has limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval. Furthermore, the Company or the FDA may suspend clinical trials at any time if it believes that the subjects participating in such trials are being exposed to unacceptable health risks.

    Before receiving FDA approval to market a product, the Company will have to demonstrate that the product is safe and effective and represents an improved form of health management compared to existing approaches. Data obtained from preclinical testing and clinical trials are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. If regulatory approval of a product is granted, such approval will be limited to those specific segments of the population for which the product is effective, as demonstrated through clinical trials. Furthermore, approval may entail ongoing requirements for post-marketing studies. Even if such regulatory approval is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections. The regulatory standards for manufacturing are currently being applied stringently by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including costly recalls or even withdrawal of the product from the market. There can be no assurance that any product developed by the Company alone or in conjunction with others will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing approval.

    Outside the United States, the Company's ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union (the "EU"), procedures are available to companies wishing to market a product in more than one EU member state. If the regulatory authorities are satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process includes all of the risks associated with FDA approval set forth above. See "Business -- Government Regulation."

INTENSE COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE


    The Company operates in a rapidly evolving field. Any product developed by the Company would compete with existing and new drugs and vaccines being created by pharmaceutical, biopharmaceutical and biotechnology companies. If the Company were able to successfully develop its vaccines, it would be competing with larger companies that have already introduced vaccines and have significantly greater marketing, manufacturing, financial and managerial resources. For example, with respect to its cold adapted influenza vaccine, the Company will be competing against larger companies such as Pasteur Merieux Connaught, Wyeth-Ayerst, Parke-Davis Group ("Parke-Davis"), a subsidiary of Warner-Lambert Company, and Evans. Each of these companies sell the injectable inactivated influenza vaccine in the United States, have significantly greater financial resources than Aviron and have established marketing and distribution channels for such products. The Company is also aware of several companies that are marketing or are in late-stage development of products to prevent CMV or HSV disease, including Glaxo Wellcome plc ("Glaxo"), SmithKline Beecham and Chiron Biocine Corporation. In addition, the Company is aware of the use in Russia of a cold adapted influenza vaccine, research programs by some of the competitors listed above, among others, to develop more effective influenza vaccines and a cold adapted PIV-3 vaccine developed with NIH support which may be licensed to a large vaccine company.


    New developments are expected to continue in both the pharmaceutical and biotechnology industries and in academia. Other companies may succeed in developing products that are safer, more effective or less costly than any that may be developed by the Company. Such companies may also be more effective than the Company in the production and marketing of their products. Furthermore, rapid technological development by competitors may result in the Company's products becoming obsolete before the Company is able to recover its research, development or commercialization expenses incurred in connection with any such product. Many potential competitors have substantially greater financial, technical and marketing resources than the Company. Some of these companies also have considerable experience in preclinical testing, clinical trials and other regulatory approval procedures. Moreover, certain academic institutions, government agencies and other research organizations are conducting research in areas in which the Company is working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures.

    Aviron believes that competition in the markets it is addressing will continue to be intense. The vaccine industry is characterized by intense price competition, and the Company anticipates that it will face this and other forms of competition. There can be no assurance that pharmaceutical, biopharmaceutical and biotechnology companies will not develop more effective products than those of the Company or will not market and sell their products more effectively than the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON COLLABORATIVE AGREEMENTS

    The Company's strategy for the development, clinical trials, manufacturing and commercialization of certain of its products includes maintaining and entering into various collaborations with corporate partners, licensors, licensees and others. There can be no assurance that the Company will be able to maintain existing collaborative agreements, negotiate collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful. To the extent that the Company is not able to maintain or establish such arrangements, the Company would be required to undertake product development and commercialization activities at its own expense, which would increase the Company's capital requirements or require the Company to limit the scope of its development and commercialization activities. In addition, the Company may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative agreements.


    In October 1995, the Company signed an agreement with SmithKline Beecham defining a collaboration on the Company's EBV vaccine technology (the "SB Agreement"). Under the terms of the SB Agreement, the Company granted SmithKline Beecham an exclusive license to produce, use and sell non-live EBV vaccines incorporating the Company's technology for prophylactic and therapeutic uses on a worldwide basis, except in South and North Korea (together, "Korea"). SmithKline Beecham made an initial upfront payment to the Company and agreed to make additional payments upon the achievement of certain product development milestones. No assurance can be given, however, that the Company will receive any additional payments from SmithKline Beecham or that SmithKline Beecham will not terminate its agreement with the Company. The SB Agreement may be terminated by SmithKline Beecham with respect to any country at any time. In May 1995, the Company entered into a Development and License Agreement with Sang-A. The Company granted to Sang-A exclusive clinical development, manufacturing and marketing rights in Korea for specified products developed by Aviron, including vaccines for influenza (cold adapted and recombinant), EBV, CMV, HSV-2 and RSV. Sang-A also will make payments to the Company upon the Company's meeting certain regulatory milestones for each product in Korea and will pay a royalty to the Company on net sales of such products in Korea. No assurance can be given, however, that the Company will receive any payments from Sang-A or that Sang-A will not terminate its agreement with the Company.


    The Company cannot control the amount and timing of resources which its collaborative partners devote to the Company's programs or potential products, which may vary because of factors unrelated to the potential products. If any of the Company's collaborative partners breach or terminate their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the preclinical or clinical development or commercialization of product candidates or research programs will be delayed, and the Company would be required to devote additional resources to product development and commercialization, or terminate certain development programs. These relationships generally may be terminated at the discretion of the Company's collaborative partners, in some cases with only limited notice to the Company. The termination of collaborative arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. There also can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with third parties. These and other possible disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain product candidates, or could result in litigation or arbitration, which would be time consuming and expensive, and would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, Aviron's collaborative partners may develop, either alone or with others, products that compete with the development and marketing of the Company's products. Competing products of the Company's collaborative partners may result in their withdrawal of support with respect to all or a portion of the Company's technology, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- -- Collaborative Agreements."

UNCERTAINTY OF MARKET ACCEPTANCE

    Even if the requisite regulatory approvals are obtained for the Company's potential products, uncertainty exists as to whether such products will be accepted in United States or foreign markets. The Company believes, for example, that widespread use of the Company's proposed vaccines in the United States is unlikely without positive recommendations from the Advisory Committee on Immunization Practices (the "ACIP") of the CDC, the American Academy of Pediatrics or the American College of Physicians. There can be no assurance that such authorities will recommend the use of the Company's proposed products. The lack of such recommendations would have a material adverse effect on the Company's business, financial condition and results of operations.

    A number of additional factors may affect the rate and overall market acceptance of Aviron's cold adapted influenza vaccine and any other products which may be developed by the Company, including the rate of adoption of Aviron's vaccines by health care practitioners, the rate of vaccine acceptance by the target population, the timing of market entry relative to competitive products, the availability of alternative technologies, the price of the Company's products relative to alternative technologies, the availability of third-party reimbursement and the extent of marketing efforts by the Company, collaborative partners and third-party distributors or agents retained by the Company. Side effects or unfavorable publicity concerning Aviron's products or any product incorporating live virus vaccines could have an adverse effect on the Company's ability to obtain physician, patient or third-party payor acceptance and efforts to sell the Company's products. The Company's current formulation of the cold adapted influenza vaccine for clinical trials requires frozen storage, which may adversely affect market acceptance in certain foreign countries where adequate refrigeration is not commonly available. There can be no assurance that physicians, patients or third-party payors will accept new live virus vaccine products or any of the Company's products as readily as other types of vaccines, or at all. See "Business -- Vaccine Products Under Development."

LACK OF MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES

    The Company currently has no sales, marketing or distribution capability. To market any products, Aviron must either obtain the assistance of a third party with a suitable distribution system, develop a direct sales and marketing staff of its own or combine the efforts of a third party with its own efforts. Other than SmithKline Beecham and Sang-A, the Company to date has no agreements for marketing or distributing its potential products.

    The success and commercialization of the Company's products is dependent in part upon the ability of the Company to maintain and enter into additional collaborative agreements with corporate partners for the development, testing and marketing of certain of its vaccines and upon the ability of these third parties to perform their responsibilities. Although Aviron believes that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources devoted to these activities will not be within the control of the Company. There can be no assurance that any such agreements or arrangements will be available on terms acceptable to the Company, if at all, that such third parties would perform their obligations as expected, or that any revenue would be derived from such arrangements. If Aviron is not able to enter into such agreements or  arrangements,  it  could  encounter  delays  in  introducing  its products into the market or be forced to limit the scope of its commercialization activities. If the

Company were to market products directly, significant additional expenditures, management resources and time would be required to develop a sales and marketing staff within the Company. In addition, the Company would also be competing with other companies that currently have experienced and well-funded marketing and sales operations. There can be no assurance that the Company will be able to establish its own sales and marketing force or that any such force, if established, would be successful. See "Business -- Marketing and Sales" and "-- Collaborative Agreements."

VOLATILITY OF COMMON STOCK PRICE

    The market prices for securities of pharmaceutical, biopharmaceutical and biotechnology companies have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, factors such as fluctuations in the Company's operating results, future sales of Common Stock, announcements of technological innovations or new therapeutic products by the Company or its competitors, announcements of collaborators, clinical trial results, government regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by the Company or others, comments made by securities analysts and general market conditions can have an adverse effect on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market price.

RISK OF PRODUCT LIABILITY; UNCERTAINTY OF AVAILABILITY OF INSURANCE

    The Company's business exposes it to potential product liability risks that are inherent in the testing, manufacturing and marketing of vaccines. The Company has obtained clinical trial liability insurance for its clinical trials, but there can be no assurance that it will be able to maintain adequate insurance for its clinical trials. The Company also intends to seek product liability insurance in the future for products approved for marketing, if any. However, no assurance can be given that the Company will be able to acquire or maintain insurance or that insurance can be acquired or maintained at a reasonable cost or in sufficient amounts to protect the Company. There can be no assurance that insurance coverage and the resources of the Company would be sufficient to satisfy any liability resulting from product liability claims. A successful product liability claim or series of claims brought against the Company could have a material adverse effect on its business, financial condition and results of operations. The Company intends to seek inclusion of certain of its products in the United States National Vaccine Injury Compensation Program, a no-fault compensation program for claims against vaccine manufacturers, which administers a trust funded by excise taxes on sales of certain recommended childhood vaccines. There can be no assurance that this government program will continue or that the Company's proposed vaccines will be included in the program.

UNCERTAINTY RELATED TO PHARMACEUTICAL PRICING AND REIMBURSEMENT

    Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Recent initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such proposed or actual changes could cause the Company or its collaborative partners to limit or eliminate spending on development projects. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. Aviron cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reforms may have on its business.

    In both domestic and foreign markets, sales of the Company's proposed vaccines will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. In addition, other third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable Aviron to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

    The Company is highly dependent on the principal members of its scientific and management staff. In addition, the Company relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. Attracting and retaining qualified personnel, consultants and advisors will be critical to the Company's success. To pursue its product development and marketing plans, the Company will be required to hire additional qualified scientific personnel to perform research and development, as well as personnel with expertise in conducting clinical trials, government regulation, manufacturing and marketing and sales. Expansion in product development and marketing is also expected to require the addition of management personnel and the development of additional expertise by existing management personnel. The Company faces competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, universities and other research institutions. There can be no assurance that the Company will be able to attract and retain such individuals.

    In addition, a portion of the Company's research and development is conducted under sponsored research programs with several universities and research institutions. The Company depends on the availability of a principal investigator for each such program, and the Company cannot assure that these individuals or their research staffs will be available to conduct research and development for Aviron. The Company's academic collaborators are not employees of the Company. As a result, the Company has limited control over their activities and can expect that only limited amounts of their time will be dedicated to Company activities. The Company's academic collaborators may have relationships with other commercial entities, some of which could compete with the Company. See "Business -- Scientific Advisory Board" and "Management."

RISKS ASSOCIATED WITH HAZARDOUS MATERIALS

    The Company's research and development involves the controlled use of hazardous materials, chemicals, various radioactive substances and viruses. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops manufacturing capacity.

DILUTION

    The assumed initial public offering price is substantially higher than the pro forma net tangible book value per share of the Company's Common Stock. Investors purchasing shares of Common Stock in this offering and the Sang-A Shares will therefore incur immediate, substantial dilution of approximately $7.82 per share. In addition, investors purchasing shares of Common Stock in this offering will incur additional dilution to the extent outstanding options and warrants are exercised. See "Dilution."

NO PRIOR PUBLIC MARKET

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this offering. Among the factors considered in such negotiations will be prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. See "Underwriting."

POTENTIAL ADVERSE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE


    Sales of a substantial amount of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. Upon completion of this offering and the sale of the Sang-A Shares, the Company will have 12,285,990 shares of Common Stock outstanding. In addition to the 3,000,000 shares of Common Stock offered hereby, approximately 149,329 shares will be available for sale in the public market upon the effective date of the Registration Statement pursuant to subsection (k) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). Approximately 37,395 shares of Common Stock will be available for sale in the public market pursuant to Rule 144 or Rule 701 under the Act beginning 90 days after the date of this Prospectus, subject in certain cases to volume and manner of sale restrictions. In addition, 283,160 shares subject to vested options will be available for sale 90 days after the date of this Prospectus pursuant to Rule 701. Beginning 180 days from the date of this Prospectus, 5,311,881 shares of outstanding, 33,726 shares subject to additional vested options and 148,145 shares subject to exercisable warrants will be available for sale, subject in certain cases to volume limitations, upon the expiration of agreements not to sell such outstanding shares or shares subject to such options. Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. Additional shares held by existing shareholders will become eligible for sale from time to time in the future. After this offering, the holders of approximately 8,433,659 shares of Common Stock and warrants to purchase approximately 148,145 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to registration of such shares under the Act. If such holders, by exercising their demand or piggyback registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sale" and "Underwriting."


ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control of the Company. The Company's Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. The staggered Board of Directors and certain other provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock -- Delaware Anti-Takeover Law and Certain Charter Provisions."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be $32.9 million ($37.9 million if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. In addition, the net proceeds to the Company from the sale of the Sang-A Shares are estimated to be $4.0 million.

    The Company anticipates using approximately $24.0 million of the net proceeds from this offering and from the sale of the Sang-A Shares for product research and development, including preclinical testing and clinical trials and approximately $8.0 million for capital expenditures. The balance of the net proceeds will be used for working capital and general corporate purposes. The amounts and timing of the expenditures for these purposes may vary significantly depending on numerous factors, such as the status of the Company's research and development efforts, the regulatory approval process, technological advances, determinations as to commercial potential, the terms of collaborative agreements entered into by the Company, the status of competitive products and the possibility of the Company's construction of a commercial-scale manufacturing facility for its potential products. In addition, the Company's research and development expenditures will vary as projects are added, extended or terminated and as a result of variations in funding from existing or future collaborative agreements. The Company may also use a portion of such net proceeds to acquire or invest in businesses, products and technologies that are complementary to those of the Company, although no such acquisitions are planned or being negotiated as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.


    The Company believes that its available cash, cash equivalents, short-term investments and revenues from existing collaborations, together with the net proceeds of this offering and from the sale of the Sang-A Shares, and the interest thereon, will be sufficient to meet its capital requirements at least through 1997. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

    The Company has not declared or paid cash dividends on its Common Stock since inception and does not intend to pay any cash dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth, as of March 31, 1996, (i) the pro forma capitalization of the Company, giving effect to the conversion of all outstanding shares of Preferred Stock of the Company into Common Stock, and (ii) the pro forma capitalization as adjusted to reflect the receipt of the estimated net proceeds from the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, and the estimated proceeds from the sale of the Sang-A Shares:

                                                              MARCH 31, 1996
                                                         ------------------------
                                                          PRO FORMA   AS ADJUSTED
                                                         -----------  -----------
                                                              (in thousands)
Capital lease obligations, noncurrent..................   $     545    $     545
                                                         -----------  -----------
Stockholders' equity:
  Preferred Stock, $0.001 par value; 5,000,000 shares
   authorized; none issued and outstanding.............          --           --
  Common Stock, $0.001 par value; 30,000,000 shares
   authorized; 8,874,456 shares issued and outstanding
   pro forma, and 12,207,789 shares issued and
   outstanding as adjusted (1).........................           9           12
  Additional paid-in capital...........................      41,598       78,475
  Notes receivable from stockholders...................        (310)        (310)
  Deferred compensation................................        (938)        (938)
  Accumulated deficit..................................     (26,192)     (26,192)
                                                         -----------  -----------
        Total stockholders' equity.....................      14,167       51,047
                                                         -----------  -----------
          Total capitalization.........................   $  14,712    $  51,592
                                                         -----------  -----------
                                                         -----------  -----------

- -------------------
(1) Excludes (i) 78,201 shares of Common Stock issued subsequent to March 31, 1996 upon exercise of stock options, (ii) 643,480 shares of Common Stock issuable upon exercise of options outstanding as of June 1, 1996 at a weighted average exercise price of approximately $1.22 per share, (iii) an aggregate of 1,556,520 shares reserved for future grants or purchases pursuant to the Company's 1996 Equity Incentive Plan, Employee Stock Purchase Plan and Non-Employee Director Stock Option Plan, (iv) 118,395 shares issuable upon exercise of warrants outstanding as of June 1, 1996 at a weighted average exercise price of $6.65 per share, and (v) warrants to purchase 29,750 shares which become exercisable at the close of the offering at 125% of the initial public offering price.

                                    DILUTION

    The pro forma net tangible book value of the Company, as of March 31, 1996, was $14,167,000 or $1.60 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (pro forma tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding at that date, including shares of Common Stock to be issued upon conversion of the Preferred Stock immediately prior to the consummation of this offering. After giving effect to the receipt of the net proceeds from the sale of the 3,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $12.00 per share and the estimated proceeds from the sale of the Sang-A Shares, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $51,047,000 or $4.18 per share. This represents an immediate increase in such pro forma net tangible book value of $2.58 per share to existing stockholders and an immediate dilution of $7.82 per share to new public investors and Sang-A. The following table illustrates this per share dilution:

Assumed initial public offering price..................             $   12.00
  Pro forma net tangible book value before offering....  $    1.60
  Increase attributable to new investors...............       2.58
                                                         ---------
Pro forma net tangible book value after offering.......                  4.18
                                                                    ---------
Dilution to new investors..............................             $    7.82
                                                                    ---------
                                                                    ---------

    The following table summarizes, on a pro forma basis, as of March 31, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering and purchasing the Sang-A Shares at an assumed initial public offering price of $12.00 per share and before deducting underwriting discounts and estimated offering expenses:

                                                  SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                              ------------------------  -------------------------   PRICE PER
                                                 NUMBER      PERCENT       AMOUNT       PERCENT       SHARE
                                              ------------  ----------  -------------  ----------  -----------
Existing stockholders.......................     8,874,456       72.7%  $  41,454,000       50.9%   $    4.67
New investors...............................     3,333,333       27.3      40,000,000       49.1        12.00
                                              ------------      -----   -------------      -----
    Total...................................    12,207,789      100.0%  $  81,454,000      100.0%
                                              ------------      -----   -------------      -----
                                              ------------      -----   -------------      -----

    The foregoing table excludes (i) 78,201 shares of Common Stock issued subsequent to March 31, 1996 upon exercise of stock options, (ii) 643,480 shares of Common Stock issuable upon exercise of options outstanding as of June 1, 1996, at a weighted average exercise price of approximately $1.22 per share,
(iii) an aggregate of 1,556,520 shares reserved for future grants or purchases pursuant to the Company's 1996 Equity Incentive Plan, Employee Stock Purchase Plan and Non-Employee Director Stock Option Plan, (iv) 118,395 shares issuable upon exercise of warrants outstanding as of June 1, 1996 at a weighted average exercise price of $6.65 per share, and (v) warrants to purchase 29,750 shares which become exercisable at the close of the offering at 125% of the initial public offering price.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993, 1994 and 1995, and the balance sheet data at December 31, 1994 and 1995, are derived from the financial statements of the Company included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, independent auditors, whose report is included elsewhere in this Prospectus. The statement of operations data from inception (April 15, 1992) through December 31, 1992 and the balance sheet data as of December 31, 1992 and 1993, are derived from audited financial statements not included herein. Financial data as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996, is derived from unaudited financial statements included elsewhere herein, and, in the opinion of management, includes all normal recurring adjustments that the Company considers necessary for a fair presentation of its results of operations. The results of operations for the interim periods are not necessarily indicative of results to be expected for any future period. The Company has not declared or paid cash dividends on its Common Stock since inception and does not intend to pay any cash dividends in the foreseeable future.


                                        FOR THE PERIOD FROM                                            THREE MONTHS ENDED
                                          APRIL 15, 1992            YEAR ENDED DECEMBER 31,                MARCH 31,
                                        (DATE OF INCEPTION)   ------------------------------------  ------------------------
                                       TO DECEMBER 31, 1992      1993         1994         1995        1995         1996
                                       ---------------------  -----------  -----------  ----------  -----------  -----------
                                                               (in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Total revenues.......................        $      --          $      --    $      --   $   1,707    $      --    $     188
Operating expenses:
  Research and development...........              320              2,073        4,216      10,220        3,088        3,044
  General and administrative.........              470              1,874        2,493       3,252          701        1,063
                                                 -----        -----------  -----------  ----------  -----------  -----------
    Total operating expenses.........              790              3,947        6,709      13,472        3,789        4,107
                                                 -----        -----------  -----------  ----------  -----------  -----------
Loss from operations.................             (790)            (3,947)      (6,709)    (11,765)      (3,789)      (3,919)
                                                 -----        -----------  -----------  ----------  -----------  -----------
Interest income, net of interest
 expense.............................               37                175          207         362           32          183
                                                 -----        -----------  -----------  ----------  -----------  -----------
Net loss.............................        $    (753)         $  (3,772)   $  (6,502)  $ (11,403)   $  (3,757)   $  (3,736)
                                                 -----        -----------  -----------  ----------  -----------  -----------
                                                 -----        -----------  -----------  ----------  -----------  -----------
Pro forma net loss per share (1).....                           $   (0.56)   $   (0.73)  $   (1.24)   $   (0.41)   $   (0.41)
                                                              -----------  -----------  ----------  -----------  -----------
                                                              -----------  -----------  ----------  -----------  -----------
Shares used in computing pro forma
 net loss per share (1)..............                               6,696        8,948       9,183        9,062        9,223


                                                                               DECEMBER 31,                    MARCH 31,
                                                             ------------------------------------------------  ----------
                                                                 1992         1993        1994        1995        1996
                                                             ------------  ----------  ----------  ----------  ----------
                                                                              (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..........     $   1,492   $  12,410   $   6,449   $  17,819   $  14,494
Working capital............................................         1,355      12,155       5,877      16,775      12,804
Total assets...............................................         1,901      13,206       7,789      19,878      17,275
Capital lease obligations, noncurrent......................            --          --        (750)       (618)       (545)
Deferred compensation (2)..................................            --          --          --         180         938
Accumulated deficit........................................          (753)     (4,525)    (11,060)    (22,444)    (26,192)
Total stockholders' equity.................................         1,722      12,893       6,362      17,537      14,167

- --------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used to compute pro forma per share amounts.

(2) In May 1996, the Company recorded approximately $463,000 of deferred compensation related to grants of employee stock options. See Note 7 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

    Since its inception in April 1992, Aviron has devoted substantially all of its resources to its research and development programs. To date, Aviron has not generated any revenues from the sale of products and does not expect to generate any such revenues for at least several years, if at all. Aviron has incurred cumulative net losses of approximately $26.2 million as of March 31, 1996, and it expects to incur increasing operating losses for a number of years.

    Aviron has financed its operations through proceeds from private placements of Preferred Stock, revenue from its collaborative agreements, including reimbursement of certain of Aviron's research and development expenses, equipment lease financing and investment income earned on cash balances and short-term investments.

    The Company expects its research and development expenditures to increase substantially over the next several years as the Company expands its research and development efforts and preclinical testing and clinical trials with respect to certain of its programs. In addition, general and administrative expenses are expected to continue to increase as the Company expands its operations and incurs the additional expenses associated with operating as a public company.

    In October 1995, the Company signed an agreement with SmithKline Beecham defining a collaboration on the Company's EBV vaccine technology (the "SB Agreement"). Under the terms of the SB Agreement, the Company granted SmithKline Beecham an exclusive license to produce, use and sell non-live EBV vaccines incorporating the Company's technology for prophylactic and therapeutic uses on a worldwide basis, except in South and North Korea (together, "Korea"). The Company has retained the right to co-distribute a monovalent formulation of the vaccine in certain markets in the United States and to have SmithKline Beecham supply such vaccine. SmithKline Beecham has agreed to fund research and development at the Company related to the EBV vaccine, in specified minimum amounts, during the first two years of the SB Agreement. SmithKline Beecham made an initial upfront payment to the Company and agreed to make additional payments upon the achievement of certain product development milestones. The Company is entitled to royalties from SmithKline Beecham based on net sales of the vaccine. No assurance can be given, however, that the Company will receive any additional payments from SmithKline Beecham or that SmithKline Beecham will not terminate its agreement with the Company. See "Business -- Collaborative Agreements."

    In May 1995, the Company entered into a Development and License Agreement with Sang-A. The Company granted to Sang-A exclusive clinical development, manufacturing and marketing rights in Korea for specified products developed by Aviron, including vaccines for influenza (cold adapted and recombinant), EBV, CMV, HSV-2 and RSV. However, the Company is under no obligation to develop any product. Sang-A also will make payments to the Company upon the Company's meeting certain regulatory milestones for each product in Korea and will pay a royalty to the Company on net sales of such products in Korea. No assurance can be given, however, that the Company will receive any payments from Sang-A or that Sang-A will not terminate its agreement with the Company. See "Business -- Collaborative Agreements."

    The Company currently is evaluating the costs and benefits of developing internal manufacturing capabilities or contracting with third-party manufacturers. The Company presently is funding the construction of its pilot manufacturing facility through a capital lease line of credit, however, if the Company decides to establish its own commercial-scale manufacturing facility, it would require a significant amount of funds. See "Business -- Manufacturing."

    The Company's business is subject to significant risks, including but not limited to the risks inherent in its research and development efforts, including preclinical testing and clinical trials, uncertainties associated both with obtaining and enforcing its patents and with the patent rights of others, the lengthy, expensive and uncertain process of seeking regulatory approvals, uncertainties regarding government reforms and product pricing and reimbursement levels, technological change and competition, manufacturing uncertainties and dependence on third parties. Even if the Company's product candidates appear promising at an early stage of development, they may not reach the market for numerous reasons. Such reasons include the possibilities that the products will be found unsafe or ineffective during clinical trials, will fail to receive necessary regulatory approvals, will be difficult to manufacture on a large scale, will be uneconomical to market or will be precluded from commercialization by proprietary rights of third parties.

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1996 AND 1995

    REVENUES

    Total revenue for the three months ended March 31, 1996 was $188,000, and no revenue was earned for the three months ended March 31, 1995. Revenue in the three months ended March 31, 1996 resulted primarily from the Company's license and development agreement with SmithKline Beecham. See "Business -- Collaborative Agreements -- SmithKline Beecham Biologicals S.A."

    OPERATING EXPENSES

    Research and development expenses were $3.0 million for the three months ended March 31, 1996 and $3.1 million for the three months ended March 31, 1995. Included in research and development expenses for the three months ended March 31, 1995 is a one-time charge of $1.6 million relating to Aviron's agreement with the University of Michigan (see Note 2 of Notes to Financial Statements). Without the one-time charge, research and development expenses increased 103% between the three months ended March 31, 1996 and 1995. These increases were primarily due to increases in research and development staffing, licensing fees, expenses associated with clinical trials of the Company's cold adapted influenza vaccine and preclinical testing associated with other programs.

    General and administrative expenses increased 52% to $1.1 million in the three months ended March 31, 1996 from $701,000 in the three months ended March 31, 1995. These increases were incurred to support the Company's expanded research and development efforts and facilities, patent and legal expenses, and corporate development activities.

    NET INTEREST INCOME

    The Company's net interest income increased to $183,000 in the three months ended March 31, 1996, from $32,000 in the three months ended March 31, 1995. The increase reflects the effect of the Comany's higher average cash and cash equivalents and short-term investment balances.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUES

    Total revenue for 1995 was $1.7 million, and no revenue was earned in the year ended December 31, 1994. Revenue in the year ended December 31, 1995 resulted primarily from the Company's license and development agreement with SmithKline Beecham. See "Business -- Collaborative Agreements -- SmithKline Beecham Biologicals S.A."

    OPERATING EXPENSES

    Research and development expenses increased 142% to $10.2 million in the year ended December 31, 1995 from $4.2 million in the year ended December 31,
1994. These increases were primarily due to increases in research and development staffing, licensing fees (including the one-time charge relating to Aviron's agreement with the University of Michigan discussed above), and expenses associated primarily with clinical trials of its cold adapted influenza vaccine and preclinical testing associated with the herpes simplex virus program. General and administrative expenses increased 30% to $3.3 million in the year ended December 31, 1995 from

$2.5 million in the year ended December 31, 1994. These increases were  incurred
to   support  the  Company's  expanded  research  and  development  efforts  and facilities, patent and legal expenses, and corporate development activities.

    NET INTEREST INCOME

    The Company's net interest income increased 75% to $362,000 in the year ended December 31, 1995, from $207,000 in the year ended December 31, 1994. The increase in 1995 reflects the effect of the Company's higher average cash and cash equivalents and short-term investment balances, offset by increased interest expense related to capital lease obligations.

  YEARS ENDED DECEMBER 31, 1994 AND 1993

    OPERATING EXPENSES

    Research and development expenses increased 103% to $4.2 million in the year ended December 31, 1994, from $2.1 million in the year ended December 31, 1993. These increases were primarily due to increases in research and development staffing and preclinical testing. General and administrative expenses increased 33% from $2.5 million in the year ended December 31, 1994, from $1.9 million in the year ended December 31, 1993. These increases were incurred to support the Company's expanded research and development efforts and facilities and patent and legal expenses.

    NET INTEREST INCOME

    The Company's net interest income increased 18% to $207,000 in the year ended December 31, 1994, from $175,000 in the year ended December 31, 1993. The increase reflected the effect of the Company's higher average cash and cash equivalents and short-term investment balances, offset by interest expense related to capital lease obligations in 1994.

  NET OPERATING LOSS CARRYFORWARD

    As of December 31, 1995, the Company had a federal net operating loss carryforward of approximately $20.0 million available to offset future taxable income, if any. The net operating loss carryforward will expire at various dates beginning from 2007 through 2010, if not utilized. Utilization of the net operating losses and credits may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See Note 8 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

    Aviron had cash, cash equivalents and short-term investments at March 31, 1996 of approximately $14.5 million. In order to preserve principal and maintain liquidity, the Company's funds are invested in United States Treasury obligations, highly-rated corporate obligations and other short-term investments.

    The Company has financed its operations since inception primarily through private placements of Preferred Stock. Through March 31, 1996, the Company had raised approximately $38.4 million from such sales net of offering expenses. Cash used in operations was $3.4 million, $6.1 million, $8.9 million and $3.0 million in 1993, 1994, 1995 and the first quarter of 1996, respectively. Cash expended for capital additions and to repay lease financing arrangements amounted to approximately $593,000, $472,000, $622,000 and $659,000 in 1993,
1994 and 1995 and the first quarter of 1996, respectively. The Company expects expenditures for capital additions will increase in 1996 as a result of the construction of a pilot manufacturing facility. The Company expects expenditures for research and development, clinical trials and general administrative expenditures will continue to increase in 1996 as the Company develops its products and expands its clinical trials.


    The Company anticipates that the proceeds of this offering, and the sale of Sang-A Shares together with the interest thereon, revenues from existing collaborations, cash, cash equivalents and short-term investments, will enable it to maintain its current and planned operations at least through 1997. The Company's future cash requirements will depend on numerous factors, including continued scientific progress in the research and development of the Company's technology and vaccine programs, the size and complexity of these programs, the ability of the Company to establish and maintain collaborative arrangements, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, and product commercialization activities. The Company is seeking additional collaborative agreements with corporate partners and may seek access to the public or private equity markets. There can be no assurance, however, that any such agreements will be entered into or that they will reduce the Company's funding requirements or that additional funding will be available. The Company expects that additional equity or debt financings will be required to fund its operations. There can be no assurance that such funds will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs or to obtain funds through collaborative agreements with others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself, which would materially adversely affect the Company's business, financial condition and results of operations.

                                    BUSINESS

    The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


    Aviron  is  a  biopharmaceutical  company  whose  strategy  is  to  focus on prevention of disease. The Company's goal is to become a leader in the discovery, development, manufacture and marketing of live virus vaccines which are sufficiently cost effective to justify their use in immunization programs targeting the general population. Live virus vaccines, such as those for smallpox, polio, measles, mumps and rubella, have had a long record of success in preventing, and in some cases eliminating, disease. The Company currently is analyzing data from Phase I and Phase II clinical trials in children and adults of its live cold adapted intranasal vaccine for influenza. The Company has recently in-licensed a live intranasal vaccine for Parainfluenza Virus Type 3 (PIV-3) which has been tested by others in Phase I/II clinical trials. The Company also is developing a vaccine for Epstein-Barr virus (EBV). In addition, Aviron is using its proprietary "Rational Vaccine Design" technology to discover new live virus vaccines. Rational Vaccine Design involves the deletion or modification of virulence proteins, changes to the virus' genetic control signals to slow down its replication, or addition of information to enhance the virus' stimulation of the immune system. The Company is applying this technology to develop candidates for the prevention of influenza in elderly persons and diseases caused by Cytomegalovirus (CMV), Herpes Simplex Virus Type 2 (HSV-2) and Respiratory Syncytial Virus (RSV).


BACKGROUND

  PREVENTION TECHNOLOGY IN THE ERA OF MANAGED CARE AND COST CONTAINMENT


    Market-based changes already underway in the United States health care system are dramatically altering prospects for technologies which can be used to manage disease or lower the cost of health care for patients in managed health plans. Medical cost-containment efforts and the reorganization of United States health care delivery into managed care systems are changing the basis of competition for producers of health care products. Health maintenance organization enrollment was approximately 54 million in the United States in 1995 and is growing rapidly. Decision makers in the United States, such as HMO medical directors, clinical practice committees, and government health authorities, are increasingly evaluating whether preventive technologies are more cost effective than treating disease once it is present. For example, vaccinations are widely used by managed care organizations and in government programs. In determining whether to use an FDA-approved vaccine, decision makers consider whether it has been recommended by the Advisory Committee on Immunization Practices (the ACIP) of the CDC and whether it is cost effective.


    Health care cost containment efforts are also evident in many of the developed economies outside the United States. These efforts include physician budgets in Germany and general practice schemes in the United Kingdom, where doctors are given responsibility for the cost of their patients' overall care.

  THE IMMUNE SYSTEM AND VACCINES

    Infections occur when a pathogenic microorganism, such as a virus or bacterium, invades body tissues and begins to replicate. The human immune system responds with a battery of resources to contain and eliminate this threat. The process begins when specialized cells recognize that molecules on the surface of invading pathogens are foreign (antigens). Immune responses to contain and eliminate the threat include:

    - ANTIBODIES: Antigens  stimulate  the  immune system  to  produce  specific
      molecules   (antibodies)  which  bind  to  and  neutralize  the  virus  or bacterium.

    - CELL-MEDIATED RESPONSE: An effective immune response typically also leads to the multiplication of specific types of white blood cells (a cell-mediated response) which have the ability to inactivate the pathogen or to destroy infected cells, thereby limiting replication of the virus or bacterium.

    - MUCOSAL IMMUNITY: In addition to circulating antibodies and the cell-mediated response, antibodies are produced in the mucous membranes, such as those which line the nose and throat. Mucosal immunity is important in protecting against pathogens which cause disease in the respiratory, gastrointestinal and genitourinary systems, or which enter the body through these portals.

    Vaccines are designed to stimulate a person's immune system through one or more of the above mechanisms to induce memory of specific antigens prior to the invasion of a pathogen. This memory primes the immune system so that it can inactivate the specific pathogen if encountered again. This may be achieved through one of several techniques, including introduction of a live attenuated (weakened) virus or bacterium, administration of an antigen fragment (a subunit), or administration of an inactivated (killed) virus.

  HISTORY OF VACCINES

    The first successful vaccine against an infectious disease was created by Edward Jenner who, in 1796, demonstrated that introduction of infected material from a diseased cow could be used to protect humans from the deadly smallpox virus. Smallpox vaccination programs based on this live virus vaccine were gradually adopted by industrialized countries, and a concerted global effort by public health authorities in this century succeeded in eradicating smallpox from the human population in the 1970s.

    Vaccines against two life-threatening bacterial diseases, diphtheria and tetanus, came into use early in this century. These vaccines consist of bacterial toxins which have been chemically inactivated. These are often administered in combination with an inactivated pertussis bacterium vaccine to prevent whooping cough. This combination is known as the "DTP" vaccine. Just prior to World War II, a live attenuated virus vaccine was developed against yellow fever, used primarily in protecting military personnel and those traveling to areas where this disease is endemic. In the years after the war following several widespread polio epidemics, Jonas Salk created the first successful polio vaccine by growing the wild-type virus and inactivating it before injection. Salk's vaccine was introduced into widespread use in the early 1950s, but was supplanted in the United States and many other countries by the orally administered live attenuated polio virus vaccine developed by Albert Sabin and first introduced in 1961. In the 1960s and 1970s, live attenuated virus vaccines against measles, mumps and rubella (German measles) were successfully developed and recommended by the ACIP to be included in childhood immunization programs.

    After a period of almost two decades during which no new vaccines came into widespread use, a genetically engineered subunit vaccine for hepatitis B was introduced in the mid-1980s and is now part of the ACIP-recommended childhood immunization program. In 1990, a vaccine for bacterial meningitis was also added to this program. Two inactivated vaccines against the hepatitis A virus were approved in the United States in 1995 and 1996. In 1995, the ACIP also recommended that children be vaccinated against chicken pox using a live virus vaccine recently approved by the FDA.

    Current challenges for vaccine innovation include providing effective protection against the major infectious diseases for which no vaccines are currently available and improving on current vaccines to achieve higher efficacy or greater ease of administration.

  TYPES OF VACCINES

    LIVE VIRUS VACCINES

    Live virus vaccines expose the immune system to an attenuated form of the virus which is sufficiently infectious to stimulate a lasting immune response to the natural (or wild-type) virus. All of the live virus vaccines in use today are strains derived from natural infections of humans. Attenuation of live viruses, including polio, yellow fever, measles, mumps and rubella, and chicken pox vaccines was accomplished by "passaging," or propagating, the virus repeatedly in non-human cells. As a result of this process, viruses may acquire mutations that decrease the ability of the virus to cause disease in humans. After an arbitrary number of passages, the mutated strain is tested for attenuation in animal models, if available, or directly in human subjects. Following assessment of safety and immunogenicity (stimulation of an immune response) in a limited number of human subjects, larger-scale trials are used to demonstrate efficacy in preventing naturally acquired infections.

    Live virus vaccines mimic the natural disease-causing infection and therefore may activate the same protective mechanisms of the human immune system as the disease itself. This process results in a balanced immune response activating all parts of the immune system including systemic and local antibodies as well as cell-mediated immunity. As a result, live viruses are often considered to be more effective than other types of vaccines in providing immunity to natural variations in the wild-type viruses which cause disease. For example, the live polio vaccine is believed to be more effective in eliminating wild-type polio virus than inactivated polio vaccines. The basis of these advantages is that live vaccines typically present all of the surface and internal antigens associated with the natural pathogen. Live virus vaccines may also be easier to administer through their natural route of infection, intranasally or orally, as in the case of the oral polio vaccine.

    However, an attenuated live vaccine could cause disease resembling natural infection, as might occur in people with an immune system impaired by a congenital disease, HIV infection or drug treatment for cancer or organ transplantation. To date, the live virus vaccines in widespread use rarely have been associated with significant adverse events. For example, the 19 million doses of live attenuated polio vaccine administered annually in the United States are thought to be responsible for only eight to 10 cases of clinical polio per year. To further reduce the number of these cases, the ACIP is recommending that the inactivated polio vaccine be given for the initial infant dose, now that wild-type polio has been virtually eradicated in the United States.

    Live virus strains can change as they replicate in human hosts, and it is possible that a vaccine virus could revert to the wild-type characteristics. This reversion potential is a small but recognized problem for some of the current live vaccines, including polio. Finally, there are two theoretical concerns regarding live attenuated viruses. First, an attenuated vaccine virus may exchange genetic information with wild-type strains after immunization, with the resulting strain being more dangerous than either alone. Second, the DNA of a live virus vaccine could integrate into the genome of the host and cause cancer or other problems in the future.

    INACTIVATED AND SUBUNIT VIRUS VACCINES

    Inactivated virus vaccines are produced by killing a virus using chemicals. Some vaccines, such as the hepatitis A vaccine, are based on the whole, inactivated virus. Other vaccines are the result of various degrees of purification to concentrate certain surface glycoproteins (subunits) most responsible for producing immunity. A different approach is used to make the current hepatitis B vaccine, the first successful recombinant subunit vaccine. For this vaccine, the tools of molecular biology were applied to clone and express the dominant hepatitis surface glycoprotein in a yeast production system. Inactivated and subunit vaccines offer the advantage of little or no risk of infection from the vaccine itself, assuming the virus has been adequately inactivated. Good manufacturing techniques also minimize the possibility of contamination with other viruses or fragments of DNA which could integrate into the recipient's genes.

    The principle disadvantage of inactivated and subunit vaccines for many viruses has been a lack of success in creating protective immunity. A successful subunit vaccine requires knowledge of which specific antigens are responsible for providing protection. Subunit and inactivated vaccines may produce reasonable levels of circulating antibodies, but are less able to stimulate antibodies in the mucosal sites of viral entry, such as the lining of the respiratory, gastrointestinal or genitourinary tracts. To improve stimulation of the cellular components of the immune system, adjuvants (non-specific immune stimulants) are typically added to inactivated or subunit vaccines. Only alum (an aluminum salt preparation) is approved for use as an adjuvant in the United States. Several new adjuvants are in clinical testing and show promise for boosting the immune response to subunit antigens. The mechanism by which adjuvants work is still poorly understood, so each vaccine-adjuvant combination must be evaluated in a trial and error process in animal models and clinical trials. Finally, certain inactivated vaccines in clinical trials left recipients more vulnerable to disease after vaccination, due to an unbalanced immune response. For example, in trials of experimental inactivated vaccines against RSV and measles, some children were shown to experience more severe, atypical disease when they later acquired the natural viral infection following vaccination.

    EMERGING VACCINE TECHNOLOGIES

    Several companies and academic scientists have reported that direct injection of DNA encoding viral antigens can be used to stimulate an immune response. Although at an early stage, this approach shows promise.

However, it is not clear whether the sustained expression of viral antigens obtainable by this approach is advantageous in eliciting a better immune response. In addition, it is possible that the administered DNA may integrate into the genes of the recipient and cause potential unwanted effects.

    Another new technology for vaccination is based on genetic engineering to modify one virus so that it carries antigens which may stimulate an immune response to protect against other pathogens. For example, pox virus vector strains, related to the virus used successfully to eradicate smallpox, have shown usefulness in protecting dogs and cats against rabies. Other pox virus vectors are being evaluated in experimental models of human malaria and in a hybrid regimen combining doses of a modified live virus with a subunit HIV vaccine to protect high-risk individuals.

AVIRON'S TECHNOLOGY

    Aviron's vaccine programs  are based  on both classical  live virus  vaccine
attenuation   techniques  and  the  Company's  proprietary  genetic  engineering technology.

  COLD ADAPTED INFLUENZA TECHNOLOGY

    The Company is applying its expertise in the molecular biology of influenza to develop a live virus vaccine discovered using classical cold-adaption techniques. This cold adapted influenza vaccine technology was first developed by Dr. H.F. Maassab at the University of Michigan in 1967. Dr. Maassab created attenuated influenza strains by propagating the virus in progressively colder conditions until these strains had lost the ability to grow well at human body temperature. The Company has obtained exclusive rights to this cold adapted influenza vaccine technology.

    The cold adapted influenza vaccine technology includes the master strains for influenza A and B, as well as techniques useful for updating the vaccine each year according to recommendations of the CDC and the FDA. Updated strains are made by mating the master strains with recent strains to obtain viruses with the attenuated properties of the cold adapted master strain and the antigenic properties of the current wild-type strain. This process is called genetic reassortment. After cultured cells are infected with two different strains of virus, the eight RNA genes of influenza mix at random in the cells and it is possible to select the two genes for the antigens of the expected epidemic strain and the six remaining genes from the cold adapted master donor strain. The Company has received the technology for updating the cold adapted master strains from the University of Michigan and has extended this approach by the introduction of Aviron's proprietary techniques, including those of reverse genetics, which may facilitate the annual process of creating a reassorted vaccine.

  RATIONAL VACCINE DESIGN

    Since the Company's founding, its core vaccine discovery strategy has been to apply genetic engineering techniques to create live attenuated virus vaccine candidates for targets where traditional discovery techniques have been inadequate. The Company believes that this "Rational Vaccine Design" approach is more flexible and systematic than traditional methods of live vaccine discovery and is a platform that can be applied to many viral targets and, potentially, to the creation of viruses used in gene therapy and the treatment of cancer. Furthermore, Aviron believes that a particular advantage of Rational Vaccine Design is that engineered viruses can be designed so that they are less likely to revert to wild-type characteristics than classically derived vaccines. Three ways of implementing this approach are:

    - DELETING OR MODIFYING SPECIFIC VIRAL GENES WHICH ENCODE VIRULENCE PROTEINS. Virulence proteins are viral components thought to be particularly important in the mechanism of disease, but which are not required for the virus to replicate and stimulate a strong immune response. An example of this strategy is the Company's program to create a live attenuated vaccine against the HSV-2 virus which causes genital herpes. One of the Company's founders, Dr. Bernard Roizman, discovered a particular protein important in the ability of HSV-2 to grow in nerve cells. Since nerve ganglia are the reservoir from which HSV-2 reseeds itself to cause painful skin lesions, deletion of the gene encoding this protein is the basis of the Company's Rational Vaccine Design program for development of a vaccine for this target.

    - ALTERING THE GENETIC INFORMATION USED BY THE VIRUS IN CONTROLLING ITS REPLICATION. An example of this strategy is work by Company scientists to create live attenuated vaccine candidates for influenza. Until recently, it was impossible to genetically engineer vaccine strains of influenza because influenza genes are composed of negative-strand RNA rather than DNA or positive-strand RNA. Dr. Peter Palese, one of the Company's founders, discovered how to create recombinant negative-strand RNA viruses using reverse genetics. Company scientists have employed this reverse genetics technology to engineer mutations into a gene used by the influenza virus to make copies of itself. The resulting strains are attenuated in animal models and at least one strain has been identified as a potential candidate for clinical trials.

    - ADDING ANTIGENIC INFORMATION DISPLAYED BY THE VACCINE VIRUS. An example of this strategy is the Company's approach to the creation of a live attenuated CMV vaccine, which begins with a vaccine candidate thought to be over-attenuated and thus insufficiently immunogenic. Aviron recently discovered genes for certain antigen structures present in wild-type CMV viruses. These genes are being engineered into an over-attenuated vaccine candidate to create a potentially more immunogenic vaccine. The Company believes this technique of adding antigen structures may enable the Company to create combination vaccines expressing antigens of more than one virus in a single vaccine strain.

BUSINESS STRATEGY

    Aviron's objective is to become a leader in the discovery, development, manufacture and marketing of live virus vaccines which are sufficiently cost effective to justify their use in immunization programs targeting the general population. The Company's strategy is to:

    ADDRESS INFECTIOUS DISEASES WHICH MERIT WIDESPREAD IMMUNIZATION PROGRAMS. The concept of universal immunization is well established for certain infectious diseases where safe and effective vaccines are already available, including immunization against pathogens such as polio, measles, mumps, rubella and hepatitis B. For each of its potential products, the Company's objective is to produce vaccine strains which are sufficiently safe and cost effective to obtain official recommendations for universal use in childhood vaccine regimens or, in the case of influenza, annual use in the general population.

    APPLY RATIONAL VACCINE DESIGN TECHNOLOGY TO A RANGE OF VIRAL TARGETS. Aviron believes that its proprietary genetic engineering technologies may be used to create live attenuated vaccines for a wide range of viral targets, such as viruses related to influenza and herpes viruses.

    SELECT PROGRAMS AND MARKET VACCINES BASED ON PHARMACOECONOMIC DATA. Public health agencies and managed care systems are increasingly concerned with the economic impact of potential new mandates for vaccines. In setting its internal product development priorities, the Company considers the costs of implementing widespread vaccine programs based on its products in relation to potential cost savings to the government and managed health care systems and intends to perform rigorous cost-effectiveness analyses on its products.

    IN-LICENSE PROMISING VACCINE TECHNOLOGY. Aviron evaluates in-licensing opportunities and intends to add programs which complement the Company's core technologies and capabilities. For example, the Company obtained exclusive rights to the cold adapted influenza vaccine technology from the University of Michigan and the NIH, and to the PIV-3 vaccine from the NIH.

    ESTABLISH COLLABORATIVE ARRANGEMENTS TO ENHANCE PRODUCT DEVELOPMENT EFFORTS. Aviron intends to enter into collaborative arrangements to gain access to specific technologies and skills which may accelerate product development and provide additional financial resources to support its research and development and commercialization efforts, particularly outside of the United States. The Company has entered into collaborative arrangements with SmithKline Beecham for development of an EBV vaccine and with Sang-A for certain rights to the Company's products in Korea.

VACCINE PRODUCTS UNDER DEVELOPMENT

    The following table summarizes Aviron's most advanced potential products under research and development. This table is qualified in its entirety by reference to the more detailed descriptions appearing elsewhere in this Prospectus.


                                                                                                  COMMERCIAL
      PROGRAM                       VACCINE TYPE                              STATUS (1)          RIGHTS (2)
      ----------------------------  ----------------------------------------  ------------------  --------------
      Influenza

        Adults                      Cold adapted live virus                   Phase II Conducted  Aviron

        Children                    Cold adapted live virus                   Phase I/II          Aviron
                                                                              Conducted

        Elderly                     Cold adapted live virus                   Clinical Trials     Aviron
                                     (co-administered with inactivated        Planned
                                     vaccine)
                                    Genetically engineered live virus         Preclinical         Aviron

      Parainfluenza Virus Type 3    Bovine live virus                         IND Planned         Aviron

      Epstein-Barr Virus            Recombinant subunit glycoprotein          Preclinical         SmithKline
                                                                                                  Beecham/
                                                                                                  Aviron (3)

      Cytomegalovirus               Genetically engineered live virus         Preclinical         Aviron

      Herpes Simplex Virus Type 2   Genetically engineered live virus         Preclinical         Aviron

      Respiratory Syncytial Virus   Genetically engineered live virus         Research            Aviron
      ----------------
      (1)    "Phase   II  Conducted"  means   Aviron  is  evaluating   data  from  multi-center,   double-blind,
           placebo-controlled clinical trials for safety, immunogenicity and efficacy and the Company intends to proceed directly to Phase III clinical trials.
          "Phase   I/II  Conducted"   means  Aviron   is  evaluating   data  from   multi-center,  double-blind,
          placebo-controlled clinical trials for safety and  immunogenicity in a limited patient population  and the Company intends to proceed directly to Phase III clinical trials.
          "Clinical  Trials Planned" indicates  that no clinical trials  have been conducted  by Aviron to date.
          Aviron intends to discuss with the FDA its plans to proceed directly to Phase III clinical trials.
          "Preclinical" includes assessment of specific vaccine candidates for growth properties in cell culture and for attenuation and immunogenicity in animal models.
          "IND Planned" indicates that no clinical trials have been conducted by Aviron to date. The Company  is evaluating the timing and level of commitment for Aviron-sponsored clinical trials.
          "Research"  includes  identification of  vaccine  candidates and  approaches  to create  new candidate strains. See "Government Regulation."
      (2)  Commercial rights for Korea  for most listed programs are  licensed to Sang-A. See "--  Collaborative
           Agreements."
      (3)  Worldwide rights licensed to SmithKline Beecham; Aviron retains certain United States co-promotion rights.

INFLUENZA


    Every year in mid- to late-winter, influenza spreads across the globe, infecting an average of approximately 10% to 20% of the United States population. In the United States, 20 to 50 million cases of influenza occur annually. Influenza cases are associated with symptoms lasting for at least three to five days, an average of approximately three days of lost work or missed school, and approximately 20,000 deaths each year. Field studies indicate the attack rate ranges from a low of 10% in persons over age 65 to a high of 36% in children aged one to 18. Children are also a major factor in spreading influenza to other population segments, including those at high risk of contracting the disease. At the peak of a typical epidemic, reportedly 9% to 22% of all physician office visits are for flu-like symptoms. Over 90% of influenza-related deaths occur in people over age 65, but children under age five and women in the third trimester of pregnancy are also at higher risk for serious complications. Several times this century, influenza has appeared as a much more serious pandemic. These major pandemics occur when the influenza virus undergoes "antigenic shift" in which one influenza subtype is replaced by a different strain for which the population has not developed antibodies and, therefore, for which it is extremely susceptible to infection.


    The variability of certain components of the influenza virus requires that the influenza vaccine be modified annually. The CDC and the World Health Organization (the "WHO") maintain a global network which generates data required to select strains for the coming influenza season's vaccine and monitor the occurrence of especially severe epidemics. Based on these data, the FDA and the CDC discuss circulating influenza strains which are candidates for inclusion in the following season's influenza vaccine. A similar process is undertaken in Europe by the WHO and various national authorities. Currently available inactivated influenza vaccines contain three strains of influenza virus (two strains of influenza A and one strain of influenza B) and are therefore called trivalent vaccines. Typically one or sometimes two of the strains in these trivalent vaccines are recommended for updating annually. Current vaccines have been variously reported to be 60% to 80% effective in preventing illness, pneumonia, hospitalization and death due to complications from influenza.

    The ACIP has identified the principal target groups for the current influenza vaccine as those at increased risk for influenza-related complications: persons age 65 or older, residents of chronic-care facilities, adults and children with chronic disorders of the pulmonary or cardiovascular system, adults and children who have required regular medical follow-up or hospitalization during the preceding year because of chronic metabolic diseases or immunosuppression, and children and teenagers receiving long-term aspirin therapy and therefore at risk of developing Reye's syndrome. The next level of priority for vaccination identified by the ACIP includes certain groups, such as health care personnel and household members (including children), that may transmit influenza to high-risk persons. Furthermore, the ACIP recommends that physicians administer influenza vaccine to any person who wishes to reduce the chance of becoming ill with influenza.

    The FDA estimates that over 75 million influenza vaccine doses were manfactured for use in the United States in 1995. According to the CDC, over half of the 34 million Americans over age 65 received the annual influenza vaccine for the 1993 influenza season, up from less than approximately 25% a few years ago. The Company believes that a lower percentage of high-risk individuals under age 65 were vaccinated in 1994, and that the majority of influenza doses used in the United States are being administered to healthy adults under age 65, many of whom participate in voluntary work place immunization programs. Experts suggest that very few of the 70 million children under age 18 receive the annual influenza vaccine.

    In addition to the currently available vaccines, two oral drugs are currently approved for use in the prevention and treatment of influenza A: amantadine, which has been on the market for many years, and rimantidine, a closely related compound which produces fewer side effects. Both agents have been shown to be effective in reducing the severity of influenza A disease and the number of days of disability, but are not effective against influenza B. Both are also recommended for daily use during the influenza season by certain high-risk persons for whom the influenza vaccine is contraindicated. However, there is a concern that widespread prophylactic use could lead to emergence of drug-resistant strains.

    AVIRON'S COLD ADAPTED INFLUENZA VACCINE. The Company's most advanced program is based on the live cold adapted influenza vaccine technology licensed from the University of Michigan and on a Cooperative Research and Development Agreement ("CRADA") with the NIH. The cold adapted influenza vaccine is currently undergoing extensive clinical trials by Aviron with a network of NIH-sponsored investigators. Prior to Company-initiated trials, at least 65 clinical trials of the cold adapted influenza vaccine technology have been performed since 1977, involving more than 15,000 volunteers, of whom over 7,000 received the cold adapted influenza vaccine. See "-- Influenza Clinical Trials."

    The Company intends to develop the cold adapted influenza vaccine for widespread annual use in children and adults, and for co-administration with the inactivated vaccine for improved protection in the elderly. The quality of the immune response induced by cold adapted influenza vaccine differs from that induced by inactivated influenza vaccines. The cold adapted influenza vaccine elicits an immune response to multiple viral proteins mimicking the natural immunobiology of influenza, whereas the response to the classical inactivated vaccine is directed primarily to one component of the virus. Because the cold adapted influenza vaccine is delivered as a nasal spray, the Company believes it would provide the first practical way to immunize children on an annual basis. Children are an important target because, while the elderly experience the greatest mortality from the annual influenza epidemic, much of the morbidity and illness occurs in young children. Children are also thought to be important in the spread of influenza in the population. In addition to its proposed use in physician's offices, Aviron believes that the nasal spray delivery of this vaccine will enable it to be administered by adults without special medical training, so that it will be practical to consider delivery via pharmacies, schools, day care centers, and possibly in the home.

    Aviron also is targeting healthy adults, many of whom are being offered influenza prophylaxis by their employer and who may prefer Aviron's intranasal administration to injection. The Company believes that many adults who regularly receive the inactivated influenza vaccine will select the intranasal vaccine if given the choice, and that people who have avoided "flu shots" in the past will receive a vaccination if the intranasal alternative is available. In addition, the Company is developing its vaccine for co-administration by nasal spray with the inactivated influenza vaccine injection for the elderly. While efficacy in the elderly has not been conclusively demonstrated, nursing home studies suggest that simultaneous administration of the intranasal cold adapted influenza vaccine with an injection of the inactivated vaccine offers added protection compared to administration of the inactivated vaccine alone. Aviron intends to seek recommendations from the ACIP and the American Academy of Pediatrics for use of the cold adapted influenza vaccine in the appropriate population.

    The Company has completed enrollment of 259 adults and 356 children in multicenter Phase I/II clinical trials designed to show that Aviron's trivalent formulation and nasal spray delivery system are generally safe, well tolerated and immunogenic. These studies were followed by a Phase II challenge study in 92 adults. Data from these studies are under analysis. Additional large-scale clinical trials are planned for the influenza seasons of 1996 through 1998. In addition, the Company intends to discuss with the FDA its plans for Phase III clinical trials to demonstrate efficacy of the co-administration with the inactivated influenza vaccine in the elderly. No assurances can be given that the Company will commence clinical trials as planned, or that if commenced, such trials can be successfully completed on a timely basis, if at all. See "-- Clinical Trials."

    AVIRON'S NEXT-GENERATION GENETICALLY ENGINEERED INFLUENZA VACCINE. The Company is using its proprietary reverse genetics technology to engineer future generations of influenza vaccines which are designed to the needs of various age groups in the population. The Company's first priority is to develop strains which offer improved protection in the elderly compared to the currently available inactivated vaccines. Since most elderly persons have had experience with several influenza infections in their lifetime, pre-existing antibodies may prevent the cold adapted virus from multiplying sufficiently to be used as an alternative to the currently available vaccines in the elderly. To address this problem, Aviron scientists have created new strains of influenza vaccine candidates which have been evaluated and shown to be attenuated in ferrets, an animal model for influenza. Vaccinated animals were protected from subsequent challenge with a virulent strain of influenza. Some of the Company's genetically engineered strains have been found to better replicate in the upper respiratory tract of these animals than the cold adapted influenza vaccine, while retaining the property of restricted growth in the lower respiratory tract. Work with the cold adapted influenza vaccine has shown that these features are associated with desirable characteristics of attenuation in humans. However, animal model results are not necessarily predictive of results in humans. The Company believes that these strains may be more immunogenic than the cold adapted vaccine and, therefore, more suitable for use as a single-dose vaccine for the elderly. No assurance can be given that the Company will be able to commence or successfully complete clinical trials on a timely basis, if at all.


PARAINFLUENZA VIRUS TYPE 3


    PIV-3 is a common respiratory virus of childhood which causes croup, cough, fever and pneumonia. Every year, primarily during the spring and summer months, PIV-3 infects infants, children and adults. In the United States, at least 60% of children are infected by the time they reach two years of age, and 80% by four years of age. These cases are associated with symptoms lasting from three to eight days and approximately 17,000 hospitalizations per year. Children are also a major factor in introducing PIV-3 infection into the family setting. PIV-3 frequently reoccurs and children typically experience two to three infections of decreasing severity. Unlike influenza, PIV-3 undergoes only a very minor degree of variation in the surface proteins from year to year; therefore, a PIV-3 vaccine will not require annual updates.

    Both serum and nasal antibodies directed to PIV-3 surface proteins play a role in protection against PIV-3 disease. It is thought that protection of the lower respiratory tract from PIV-3 replication and disease requires high serum antibody levels, whereas resistance to infection and protection against disease in the upper respiratory tract requires mucosal antibodies in the nose. There is currently no available vaccine to protect against PIV-3 infection, and no drug for treatment of PIV-3 disease.


    AVIRON'S LIVE PARAINFLUENZA VIRUS TYPE 3 VACCINE. The Company's live PIV-3 vaccine program utilizes bovine PIV-3 (bPIV-3) vaccine technology licensed from the NIH. Use of bPIV-3 as a vaccine to protect humans against human PIV-3 strains is based on the successful strategy first used by Jenner for smallpox vaccination, in which an animal virus is used to protect humans from the analogous human virus. It is thought that the attenuation of bPIV-3 in primates is due to mutations sustained throughout its genome during its long evolutionary adaptation to the bovine host.


    Prior to the Company's in-licensing of the bPIV-3 vaccine, it had been tested in Phase I/II clinical trials in adults, children and infants. In all age groups, the bPIV-3 vaccine appeared satisfactorily attenuated, safe and genetically stable. Eighty-five percent of seronegative children (six to 60 months of age) were infected by the tested dose, and 61% of bPIV-3 recipients developed a level of antibody to PIV-3 previously associated with protection from disease. The vaccine strain infected 92% of infants younger than six months of age, even in the presence of maternally-derived PIV-3 antibodies. Infection with the bPIV-3 vaccine stimulated an immune response to PIV-3 in 42% of these young infants. The Company is evaluating the timing and level of commitment for Aviron-sponsored Phase II clinical trials of bPIV-3 using the existing bPIV-3 vaccine supply produced and tested for the NIAID. There can be no assurance that this vaccine supply will be suitable for clinical trials or that these or any additional clinical trials will be commenced or, if commenced, will be successful, or that the Company will develop successfully and receive FDA approval of its bPIV-3 vaccine.

EPSTEIN-BARR VIRUS

    Epstein-Barr virus, a herpes virus that causes infectious mononucleosis, infects most people at some point in their lifetime. Infection at a young age may cause mild symptoms, but the debilitating syndrome of infectious mononucleosis is most common where infection first occurs in adolescence or young adulthood via exchange of saliva. Sore throat and swollen neck glands are followed by a period of fatigue and lethargy which can last for weeks or even months. Approximately 10% of high school and college students become infected with EBV each year in the United States, of which half or more may develop infectious mononucleosis. The disease usually runs its course without significant medical intervention; however, the long duration of infectious mononucleosis can be a serious problem for high school and college students and workers. Enlargement of the liver and spleen are also common, so doctors typically prohibit participation in athletic activities to prevent serious injuries. EBV is one of the viruses implicated as a contributing cause of cancer in humans, including Hodgkin's disease, post-transplant and other lymphomas, nasopharyngeal carcinoma (the most common head and neck cancer in large regions of Asia) and Burkitt's lymphoma (a significant disease in Africa).

    The Company is developing a subunit vaccine for EBV based on the single surface antigen responsible for most of the neutralizing antibodies stimulated by EBV infection. Quantities of this antigen have been expressed, purified and evaluated in a rabbit model, where preliminary results indicate that the antigen is immunogenic when combined with an adjuvant. In 1995, the Company entered into a worldwide collaboration with SmithKline Beecham, excluding Korea, whereby SmithKline Beecham will fund the development of Aviron's EBV vaccine in exchange for certain marketing rights. See "-- Collaborative Agreements."


CYTOMEGALOVIRUS

    Most people become infected with CMV, another member of the herpes virus family, at some time in their life, and in the United States 40% to 60% of infections occur in childhood. These infections are typically asymptomatic or result in mild illness with sore throat, headache, fatigue and swollen glands. CMV also can cause an infectious mononucleosis syndrome clinically indistinguishable from that associated with EBV infection. More serious CMV disease is also often associated with a weakened immune system, as is often found in AIDS, cancer and transplant patients, which may be due to reactivation of CMV acquired early in life or a primary infection. In addition, if a woman is first exposed to this virus early in pregnancy, the resulting infection can cause serious fetal abnormalities. Approximately 40,000 infants in the United States are infected each year, resulting in varying levels of brain damage or deafness in over 10% of these infants. Congenital CMV syndrome results in significant expenditures for neonatal intensive care.

    No vaccine currently is available for CMV. Antibodies from persons with high levels of immunity are available in the form of hyperimmune globulins for certain high-risk patients, but use of these products can be costly and of limited efficacy. The Company believes that widespread vaccination of children with a safe effective CMV vaccine is justified for the same reason that children in the United States are vaccinated against rubella: to protect unborn children from birth defects by reducing the risk that mothers are exposed to infected children.

    A live attenuated CMV vaccine candidate, known as the Towne strain, has been tested by third parties in several hundred people. This strain was reported to be well tolerated, but did not provide sufficient protection in pregnant mothers of children in day care who were at risk for congenital CMV, or in transplant recipients at risk of acquiring CMV from the donor organs. Aviron scientists have discovered differences between the genome of the Towne strain and that of wild-type CMV. Based on this knowledge, the Company has used its Rational Vaccine Design approach to create new recombinant CMV vaccine candidates in an attempt to strike the appropriate balance between attenuation and protection.
Some of these vaccine candidates have been made and tested by Aviron in a specialized animal model. The Company expects to select a vaccine candidate to prevent CMV infection for testing in clinical trials. However, no assurance can be given that the Company will be successful in identifying a CMV vaccine candidate.


HERPES SIMPLEX VIRUS TYPE 2


    It is estimated that HSV-2, the cause of genital herpes, infects one out of five persons in the United States. Only one-third of those infected experience symptoms, but a significant portion of new infections are caused by transmission from asymptomatic individuals. Genital herpes is a non-lethal but incurable disease that invades the body once and settles in for a lifetime, often manifesting its presence several times a year with painful sores in the genital area. It is estimated that there are over 700,000 new cases of genital herpes per year in the United States, and that the disease is responsible for over 500,000 physician visits per year.

    Genital herpes also can be acquired by newborn babies as they pass through the birth canal of infected mothers. Neonatal herpes simplex infection can result in serious damage to the brain and many other organs. Even with therapy, over 20% of the 1,500 infants infected each year in the United States die, and many of the survivors are seriously impaired. In addition, efforts to prevent neonatal herpes contribute significantly to the cost of the disease. Thousands of women in the United States with a history of genital herpes are advised to undergo a Cesarean section when prenatal cultures or examinations suggest a recurrence near the time of delivery. HSV-2 infection can also lead to serious and fatal complications in adults with impaired immune systems due to AIDS or drug therapy for organ transplants.

    The most widely used drug therapy for HSV-2 disease is acyclovir (Zovirax), which has been shown to reduce the severity and duration of herpetic lesions, although most patients treated still experience symptoms for several days. When taken several times a day as a prophylaxis for HSV-2, acyclovir also has been shown to reduce the frequency of recurrences. Several additional therapeutics are available or are in the late stages of clinical trials, and several prophylactic vaccines are in clinical trials; however, no vaccine currently is available to prevent genital herpes. At least two companies are in Phase III clinical trials of subunit vaccines for the primary prevention of genital herpes.

    Aviron is using its Rational Vaccine Design approach to create an injectable live attenuated vaccine to be used in uninfected children and young adults to prevent genital herpes. Two of the Company's founders, Dr. Bernard Roizman and Dr. Richard Whitley, in collaboration with Pasteur Merieux Serums et Vaccins, developed a prototype live herpes vaccine based on an oral herpes virus (HSV-1) backbone. After extensive preclinical testing, the virus was tested in humans; however, the immune response following vaccination was deemed insufficient. This insufficiency was attributed to the use of the HSV-1 backbone from which too many important genes had been deleted, thus rendering the virus over-attenuated. Aviron has licensed this technology, along with patents covering strategies for more specific deletions, from ARCH Development Corporation. Aviron has used this technology to create live vaccine candidates using an HSV-2 backbone, which it currently is evaluating in preclinical models. Several candidates have shown attenuation in various rodent models, as well as efficacy in protecting guinea pigs and primates from challenge with a lethal dose of wild-type HSV-2. The Company intends to use the results of animal studies to select these or other strains under development for evaluation in clinical trials. There can be no assurance, however, that the Company will commence or successfully complete clinical trials on a timely basis, if at all.

    Aviron is currently in discussions with a third party to license certain of Aviron's patent rights covering or related to the use of HSV for cancer and gene therapy (excluding vaccines).

RESPIRATORY SYNCYTIAL VIRUS

    RSV is the major cause of lower respiratory tract illness in the very young, responsible for over 90,000 hospitalizations and more than 4,000 deaths a year in the United States. Infection is manifested as cough and fever and, in some cases, pneumonia. While RSV infection can occur at any time of year, epidemics generally occur in the winter. Most cases are in children under age four, with the peak of severe illness under six months of age, particularly in infants with pre-existing heart and lung disease. No vaccine for RSV currently is available, although certain third parties are testing a cold adapted live attenuated RSV vaccine in infants. Available drug therapy is reserved for the most serious cases as it has significant side effects. Aviron is developing a genetically engineered live attenuated virus vaccine for RSV using its proprietary reverse genetics technology. Aviron's objective is to use this technology to create a number of live virus vaccine candidates which can be tested in animal models before selecting a candidate for testing in humans. However, no assurance can be given that the Company will be successful in identifying a vaccine candidate.

INFLUENZA CLINICAL TRIALS

CLINICAL TRIALS CONDUCTED BY OTHERS

    The Company's most advanced vaccine product is based on the cold adapted influenza vaccine technology licensed from the University of Michigan and the NIH. The Company has obtained from the NIH and the University of Michigan exclusive rights to trial results and data from the work at the Vaccine Treatment Evaluation Units (the "VTEUs") and Wyeth-Ayerst. Aviron has reviewed the data from over 65 previous clinical trials of influenza vaccine viruses derived from the University of Michigan master strains. These studies, performed since 1976, involved more than 15,000 volunteers, of whom over 7,000 received the cold adapted influenza vaccine. Most of these trials were conducted by academic investigators to explore the biology of the vaccines and were not designed to support an application to the FDA for approval to market a product. Each of the 15 vaccine strains that were tested were derived from the master strains and typically corresponded to the contemporaneous inactivated influenza vaccine for the year of testing.

    Those who received the cold adapted vaccine ranged in age from two months to over 80 years. More than 50 of these trials studied strains of influenza A vaccine, involving more than 13,000 volunteers, and 15 of the trials studied strains of influenza B vaccines, involving approximately 2,200 volunteers. In the aggregate, these clinical trials involved over 2,000 children. Nearly all of these trials used monovalent (one strain) or bivalent (two strains) formulations, containing only one or two of the three strains usually found in the current trivalent inactivated vaccine. These trials used either placebo or an inactivated virus vaccine as controls. In these clinical trials, trivalent formulations were administered to about 350 adults and 200 children. The cold adapted influenza vaccine was given in most of these clinical trials as nose drops, although in some instances it was given as a nasal spray.

    The effectiveness of the cold adapted influenza vaccine in preventing influenza infection in adults and children has been evaluated in seven adult and three pediatric challenge studies. Six of these adult challenge studies were placebo-controlled and involved 254 seronegative (relatively low levels of prior antibodies to the influenza strains used in the study) adults who were challenged within six months of vaccination. A challenge study is a clinical trial in which, typically, 20 to 30 adult volunteers are given wild-type influenza by nose drops, one to two months following immunization with the experimental or control vaccine preparation. Compared to placebo rates, the cold adapted influenza strains resulted in significant reduction (66% to 100%) in systemic illness compared to the placebo group and a reduction (17% to 100%) in infection as measured by evidence of challenge virus replication, or virus shedding, in the nose of the recipient. Two of these six studies included a comparison group of subjects treated with the inactivated virus vaccines. While these studies did not have a sufficient number of patients to detect a statistical difference between the cold adapted and inactivated vaccines, the cold adapted vaccine protection rates were equal or better than those seen for the inactivated vaccine in each of the five studies. In one study where adults were challenged seven months after immunization, less protection was seen as measured by infection or any illness for both inactivated and cold adapted vaccines. However, protection rates against systemic illness, such as fever, were 79% to 100% for the cold adapted vaccine and 67% to 84% for the inactivated vaccine.

    Children are challenged in such studies using the cold adapted influenza vaccine as the challenge virus rather than virulent wild-type virus. The endpoint measured in children is protection from infection, defined as vaccine virus growth in the nose after challenge. Of the three placebo-controlled studies in 86 children, prior immunization with the cold adapted influenza vaccine was associated with a significant reduction (52% to 100%) in the percent of children infected with the challenge virus compared to placebo. In the only children's study that included a comparison to inactivated vaccine, the cold adapted vaccine resulted in a 52% reduction in virus shedding, whereas the inactivated vaccine reduced shedding by 6% compared to the placebo.

    Cold adapted influenza vaccines also have been tested in field trials where children and adults were vaccinated before the influenza season, and are then followed during the next six months in order to assess protection against influenza disease. The largest study was conducted over four consecutive influenza seasons. Approximately 1,500 children and adults from ages three to 65 were randomly assigned to each arm of this double-blind, placebo-controlled study. This study design only allowed comparison of the inactivated and cold adapted influenza A components. Both vaccines were considered to be well-tolerated, with slightly increased redness and tenderness at the injection site in those receiving the inactivated vaccine and slightly increased sore throat or runny nose, lethargy and aches in those receiving the vaccine nose drops. This study showed that both cold adapted and inactivated influenza vaccines were well tolerated and reduced infection and morbidity due to influenza A. The relative efficacy of the two vaccines differed from one epidemic year to another and according to which measurement was used to assess efficacy. As measured by rises in circulating antibodies during the influenza season (seroconversion), the inactivated vaccine appeared more effective. However, it is not clear how well this correlates with actual protection, as the cold adapted and inactivated vaccines both protected recipients from culture-positive disease at rates which did not differ by an amount which was statistically significant.

CLINICAL TRIALS BY AVIRON

    The Company intends to conduct additional clinical trials to demonstrate safety and efficacy of its cold adapted influenza vaccine. While the Company believes that it can use the previous data to support its regulatory filings, the Company's use of the previous trial data to establish safety and efficacy of its proposed vaccine is limited because very few of the clinical trials involved a trivalent vaccine delivered through a nasal spray. The additional studies will relate to the safety of the formulation as well as the safety of its delivery by intranasal spray. Aviron enrolled a total of 615 patients in Phase I/II clinical trials and 92 patients in a Phase II challenge study in five VTEUs as part of the Company's CRADA with the NIH.

    The first study, conducted at three university research laboratories, was a safety and immunogenicity study involving 259 healthy adults. Patients were randomly assigned to receive either Aviron's trivalent cold adapted influenza vaccine by nasal spray or nose drops, or placebo by nasal spray or nose drops. No serious adverse events were seen in any subjects. In a preliminary analysis based on approximately 80% of the patients enrolled, there were no statistically significant differences in the occurrence of fever, sore throat, runny nose, cough, headache or any other potential reaction assessed in the study between the vaccine or placebo or between the different types of administration. The Company is in the process of assessing additional safety and immunogenicity data from this study.

    Two hundred thirty-eight children between the ages of 18 months and five years were enrolled at four VTEUs and 118 children were enrolled at the Center for Vaccine Development in Santiago, Chile, in a Phase I/ II safety, immunogenicity and dose-escalation study. The study design and endpoints were similar to the adult study, except that the initial phases used a dose lower than that given to adults. No serious adverse events were seen in any subjects in any of the three phases of the dose escalation. Based on a statistical analysis of safety data by an NIH-appointed data monitoring and safety committee following each of the escalating dose phases of the children's study, the Company received notification from the committee that it had no objection to the Company proceeding with a larger-scale Phase III pivotal trial in children at the highest dose tested. The Company intends to initiate such a large-scale field trial in the second half of the year. However, the FDA must review data from its completed Phase I/II trials before the Company can enroll subjects in the pivotal trial. The Company intends to enroll approximately 900 children who will be vaccinated with either the cold adapted influenza vaccine or a placebo and observed for evidence of illness or infection during the 1996-1997 influenza season and, if required, revaccinated and observed during the 1997-1998 influenza season.

    Aviron's trivalent intranasal spray formulation of the cold adapted influenza vaccine also has been tested in a Phase II challenge study at two VTEUs involving ninety-two healthy young adults. Subjects were randomized to receive either the trivalent cold adapted intranasal vaccine, the trivalent inactivated vaccine injection or a placebo. There were no serious adverse events attributed to the study vaccine seen in any subjects. The Company is in the process of analyzing safety and efficacy data from this study. Preliminary analysis of clinical illness and viral shedding following exposure to the challenge virus indicates that a lower than expected percentage of subjects in the placebo group experienced influenza-like illness than had been seen in previous challenge studies. The Company believes that this may have been due to a problem with the challenge virus used to produce influenza in the subjects or to a problem with selection of subjects based on their prior exposure to influenza. Therefore, the Company believes that the challenge study is unlikely to show statistically significant efficacy on the primary endpoint of preventing laboratory-confirmed influenza. Regardless of the results of this study, the Company intends to discuss with the FDA its plans to proceed directly to Phase III clinical trials in adults and does not intend to conduct other challenge studies.

    Additional trials in children, adults and the elderly will be required to assess the safety and efficacy of the Company's cold adapted influenza vaccine. There can be no assurance that these or any additional trials will be successful or that the Company will successfully develop and receive FDA approval of its cold adapted influenza vaccine.

ADDITIONAL RESEARCH PROGRAMS

LIVE VIRUSES AS VECTORS

    Aviron believes that its virus engineering technology may be used to create strains which carry "foreign" genes and are able to deliver genetic or antigenic information to specific tissues in the host. For example, it is possible to engineer antigens from other viruses into influenza, as has already been demonstrated for small antigenic regions from agents such as HIV and malaria. RSV and PIV-3 are two other important causes of childhood infections which may be targeted by using the influenza virus as a vector to deliver antigens.

    Members of the herpes virus family may also serve as vectors to deliver antigens to make vaccines which protect against other viruses. Due to the natural properties of this virus, it may be useful to delivery genetic information to the central nervous system. Aviron is considering entering into a collaboration to develop the Company's proprietary technology for the use of herpes simplex virus as a vector in gene therapy. There can be no assurance that the Company will be able to enter into a collaboration or that the Company, alone or with others, will be successful in developing this technology.

MODIFIED HERPES SIMPLEX VIRUSES TO TREAT BRAIN CANCER

    The Company's proprietary technology to modify herpes simplex viruses has been evaluated by others in animal models for the treatment of brain cancer. Malignant glioma is the most lethal of the common tumors originating in the brain. In spite of surgical therapy, radiotherapy and chemotherapy, five-year survival rates of approximately 5% are seen. Many new therapies have been investigated, including radiation, hyperthermia, phototherapy, immunotherapy, novel drug delivery for chemotherapy and gene therapy. Two of Aviron's founders, Dr. Richard Whitley and Dr. Bernard Roizman, modified the herpes simplex virus using genetic engineering and have tested this virus in an animal model of malignant glioma. Preliminary results show that tumor size was reduced by the modified viruses, resulting in a survival benefit for the treated animals. However, no assurance can be given that the Company will be successful in developing this technology.

MANUFACTURING

    All of the vaccine material being used in the Company's current clinical trials is being supplied by Evans Medical Limited, a subsidiary of Medeva plc ("Evans"). Evans is one of the four companies licensed by the FDA to produce influenza vaccine for sale in the United States. Evans has also agreed to supply clinical vaccine material for the 1996-1997 influenza season. The Company currently does not have facilities to manufacture products for large-scale
clinical  trials  or  in  commercial   quantities  and  has  no  experience   in
commercial-scale manufacturing. To manufacture its products for large-scale clinical trials or on a commercial scale, the Company will have to build or gain access to a large-scale manufacturing facility which will require a significant amount of funds. The production of the Company's cold adapted influenza vaccine is subject to the availability of a large number of pathogen-free hen eggs, for which there are currently a limited number of suppliers. Contamination or disruption of this source of supply would adversely affect the ability to manufacture the Company's cold adapted influenza vaccine. In addition, to make the vaccine available for clinical trials or commercial sales before the influenza season, the Company must successfully modify the vaccine within a six-month period to include selected strains for a particular year.

    The Company currently is considering whether to construct manufacturing facilities capable of producing both pilot-scale and commercial quantities of its potential vaccine products and is presently building a pilot manufacturing facility for its potential vaccine products other than cold-adapted influenza. This scale-up process will require the Company to develop advanced manufacturing techniques and rigorous process controls. Furthermore, the Company will be required to register its facility with the FDA and with the California Department of Health Services and will be subject to state and federal inspections confirming the Company's compliance with cGMP regulations established by the FDA. However, no assurance can be given as to the ability of the Company to produce commercial quantities of its potential products in compliance with applicable regulations or at an acceptable cost, or at all.

    The Company is alternatively considering the use of contract manufacturers for the commercial production of its potential products. The Company is aware of only a limited number of manufacturers which it believes have the ability and capacity to manufacture its potential products, including the cold adapted influenza vaccine, in a timely manner. There can be no assurance that the Company would be able to contract with any of these companies for the manufacture of its products on acceptable terms, if at all. If the Company enters into an agreement with a third-party manufacturer, it will be required to relinquish control of the manufacturing process, which might adversely affect the Company's results of operations. Furthermore, a third-party manufacturer also will be required to manufacture the Company's products in compliance with state and federal regulations. Failure of any such third-party manufacturer to comply with state and federal regulations and to deliver the required quantities on a timely basis and at commercially reasonable prices would materially adversely affect the Company's business, financial condition and results of operations. No assurance can be given that the Company, alone or with a third party, will be able to make the transition to commercial-scale production of its potential products successfully, if at all, or that if successful, the Company will be able to maintain such production.

    In November 1995, the Company and Evans entered into a manufacturing and development agreement (the "Evans Agreement"). Under the terms of the Evans Agreement, Evans is performing the development of a manufacturing process for production of a cold adapted influenza vaccine and will produce such vaccine in sufficient quantities to enable the Company to conduct its planned field trials and large-scale clinical trials of the vaccine, subject to certain limitations. In addition, in the event that the Company seeks to offer manufacturing rights to a third party, Evans has a right of first negotiation to supply a portion of the Company's commercial requirements for the vaccine in certain European markets. The Company also granted Evans a right of first negotiation with respect to distribution rights for the vaccine in Europe. After December 31, 1996, either party may terminate the Evans Agreement upon six months notice to the other party.

MARKETING AND SALES

    The current purchasers of vaccines are principally physicians, large HMOs and state and federal government agencies. However, the United States health care system is undergoing significant changes and the relative proportion that each group will represent in the future will depend on factors such as legislative changes and the economy. The Company intends to sell its products directly to HMOs and state and federal health care agencies, and to other buyers through partners with strong capabilities in local markets. Outside the United States, the Company plans to sell its potential products through collaborative agreements with strategic partners. Aviron intends to use rigorous cost-effectiveness analysis as a guide for its pricing strategy and in support of its marketing plans.

    The Company currently has no marketing, sales or distribution capabilities. To market any products, Aviron must either obtain the assistance of a third party with a suitable distribution system, develop a direct sales and marketing staff of its own or combine the efforts of a third party with its own efforts. Other than SmithKline Beecham and Sang-A, the Company to date has no agreements for marketing or distributing its potential products.

    The success and commercialization of the Company's products is dependent in part upon the ability of the Company to maintain and enter into additional collaborative agreements with corporate partners for the development, testing and marketing of certain of its vaccines and upon the ability of these third parties to perform their responsibilities. Although Aviron believes that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources devoted to these activities will not be within the control of the Company. There can be no assurance that any such agreements or arrangements would be available on terms acceptable to the Company, if at all, that such third parties would perform their obligations as expected, or that any revenue would be derived from such arrangements. If Aviron is not able to enter into such agreements or arrangements, it could encounter delays in introducing its potential products into the market or be forced to limit the scope of its commercialization activities. If the Company were to market products directly, significant additional expenditures, management resources and time would be required to develop a marketing and sales staff within the Company. In addition, the Company would also be competing with other companies that currently have experienced and well-funded marketing and sales operations. There can be no assurance that the Company will be able to establish its own marketing and sales force or that any such force, if established, would be successful.

COLLABORATIVE AGREEMENTS

    The Company's strategy for the development, clinical trials, manufacturing and commercialization of certain of its products includes maintaining and entering into various collaborations with corporate partners, licensors, licensees and others. There can be no assurance that the Company will be able to maintain existing collaborative agreements, negotiate collaborative arrangements in the future on acceptable terms, if at all, or that any such collaborative arrangements will be successful. To date the Company has entered into the following collaborative agreements.

NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES -- PARAINFLUENZA VIRUS TYPE 3

    In May 1996, the Company obtained exclusive rights from the NIAID of the NIH to certain biological materials and clinical trial data for its PIV-3 program. The NIH granted to the Company exclusive rights in specific strains of bovine parainfluenza virus (the "Licensed Materials") to develop, test, manufacture, use and sell products for vaccination against human parainfluenza virus and other human and animal diseases ("Licensed Products"). In addition, the Company obtained from the NIAID the right to reference an existing IND and certain data relating to the Licensed Materials. The NIH retained certain rights to the Licensed Materials on behalf of the United States Government to conduct research and to grant research licenses to third parties under certain circumstances. In return for the rights granted by NIH, the Company will make payments to NIH on the achievement of specified milestones and will make certain royalty payments to NIH. Unless otherwise terminated, the Agreement will terminate on cessation of commercial sales of Licensed Products by the Company or its sublicensee. The Company has the unilateral right to terminate the Agreement in any country upon providing 60 days notice to NIH.

SMITHKLINE BEECHAM BIOLOGICALS S.A.


    In October 1995, the Company signed an agreement with SmithKline Beecham defining a collaboration on the Company's EBV vaccine technology (the "SB Agreement"). Under the terms of the SB Agreement, the Company granted SmithKline Beecham an exclusive license to produce, use and sell non-live EBV vaccines incorporating the Company's technology for prophylactic and therapeutic uses on a worldwide basis, except in South and North Korea (together, "Korea"). The Company has retained the right to co-distribute a monovalent formulation of the vaccine in certain markets in the United States and to have SmithKline Beecham supply such vaccine. In addition, SmithKline Beecham obtained a right of first refusal to an exclusive, worldwide (except Korea) license under any intellectual property rights relating to any live EBV vaccine technology developed or controlled by the Company during the term of the SB Agreement.


    SmithKline Beecham has agreed to fund research and development at the Company related to the EBV vaccine, in specified minimum amounts, during the first two years of the SB Agreement. SmithKline Beecham made an initial upfront payment to the Company and agreed to make additional payments upon the achievement of certain product development milestones. The Company is entitled to royalties from SmithKline Beecham based on net sales of the vaccine. Unless otherwise terminated, the SmithKline Beecham Agreement will expire upon the expiration or invalidation of the last remaining patent covered by the SB Agreement or 10 years from the date of first commercial sale of the vaccine, whichever is later. The SB Agreement may be terminated by SmithKline Beecham with respect to any country at any time.

SANG-A PHARM. CO., LTD.

    In May 1995, the Company entered into a Development and License Agreement with Sang-A. The Company granted to Sang-A exclusive clinical development, manufacturing and marketing rights in Korea for specified products developed by Aviron, including vaccines for influenza (cold adapted and recombinant), EBV, CMV, HSV-2 and RSV. However, the Company is under no obligation to develop any product. Sang-A also will make payments to the Company upon the Company's meeting certain regulatory milestones for each product in Korea and will pay a royalty to the Company on net sales of such products in Korea.

    Sang-A also is obligated to establish a manufacturing facility with at least enough capacity to meet demand for all Korean product requirements for each product that reaches commercialization, if any. In the event that Sang-A's manufacturing capabilities satisfy certain objective criteria and subject to an obligation to cooperate with the Company's future corporate partners for any given products, Sang-A has a right of first refusal to manufacture a portion of the total requirements of the Company, its affiliates and sublicensees for the specified products, with the exception of the EBV vaccine, in specified countries, including the United States, provided that it can do so at a competitive price, quality and timeline.


    The term of this agreement extends, on a product-by-product basis, until 10 years from the date of first commercial sale of each product in Korea. At the conclusion of the term, Sang-A has an option to extend the agreement on a product-by-product basis, for the longer of an additional 10 years or the expiration of the patents covering such product. During any such extension, Sang-A will have either no royalty obligation to the Company or a reduced royalty obligation, depending on the product.


    In return for the rights granted to Sang-A, Sang-A made an equity investment in the Company in May 1995 of approximately $4.0 million. Sang-A subsequently made an additional equity investment of approximately $1.6 million in the Company's private placement of Series C Preferred Stock and currently owns 4,265,480 shares of the Company's Series C Preferred Stock, convertible into 853,096 shares of the Company's Common Stock, representing approximately 9% of the Company's Common Stock (on an as-converted basis) outstanding prior to this offering. In addition, Sang-A has agreed to purchase, if so requested by Aviron, 10% of any subsequent offerings by the Company of new securities at the same price offered to other purchasers in any such offering. This purchase obligation expires following the closing of the first firmly underwritten public offering of the Company's Common Stock. Concurrent with this offering, Aviron intends to sell to Sang-A in a private placement, at the initial public offering price, a number of shares of Common Stock equal to 10% of the aggregate number of shares sold in the offering and in the private placement, provided however, that the total number of shares to be purchased by Sang-A will not exceed $5,000,000 divided by the initial public offering price.

NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES -- COLD ADAPTED INFLUENZA VACCINE

    Following a competitive application process, the Company entered into a CRADA in March 1995 with the National Institute of Allergy and Infectious Diseases of the NIH to conduct clinical trials of the Company's cold adapted influenza vaccine. Wyeth-Ayerst licensed certain rights to the vaccine from the NIH in 1989 and was developing it for sale in collaboration with the NIH until relinquishing its rights in 1993. Aviron has obtained from the NIH and the University of Michigan exclusive rights to trial results and data from the work at the VTEUs and Wyeth-Ayerst. The NIH has agreed to support the trials by enrolling subjects in its network of VTEUs. In addition, the Company acquired exclusive commercial rights to data generated from all previous clinical trials conducted by the NIH and Wyeth-Ayerst using the vaccine. The term of the CRADA will not exceed five years without a written amendment by the parties. Either party may terminate the CRADA for material breach.

UNIVERSITY OF MICHIGAN

    In February 1995, the Company entered into a materials transfer and intellectual property agreement (the "Michigan Agreement") with the University of Michigan. Pursuant to the Michigan Agreement, the University of Michigan granted the Company exclusive rights to certain intellectual property and technology relating to a cold adapted influenza vaccine and proprietary donor strains of influenza viruses useful in the production of products for vaccination against influenza and potentially for gene therapy and other uses (the "Master Strains"). Specifically, the Company obtained the exclusive right to develop, manufacture, use, market and sell products incorporating any such intellectual property or utilizing the Master Strains in all countries of the world except Japan. Aviron is in the process of acquiring the Japanese rights from the University of Michigan for no additional consideration. In consideration for the rights granted to the Company, the Company (i) made an initial cash payment to the University of Michigan; (ii) agreed to pay a royalty to the University of Michigan on net sales of products subject to the license;
(iii) entered into a sponsored research agreement with the University of Michigan for a period of at least two years; and (iv) issued to the University of Michigan 1,323,734 shares of Series B Preferred Stock, convertible into 264,746 shares of the Company's Common Stock, representing approximately 3% of the Company's Common Stock (on an as-converted basis) outstanding prior to this offering. In addition, in the event that Aviron receives approval to commercially market a product based on the University of Michigan technology, the Company has agreed to issue a warrant to the University of Michigan to purchase shares of the Company's Common Stock, for a number of shares to be based on 1.25% of the Common Stock outstanding on the date of the first commercial sale of the product incorporating the University of Michigan technology. See "Description of Capital Stock -- Warrants."

    Pursuant to the Michigan Agreement, the Company is required to grant to the University of Michigan an irrevocable, royalty-free license for research purposes, or for transfer to a subsequent licensee should the Michigan Agreement be terminated, to (i) all improvements developed by the Company, its affiliates or sublicensees, whether or not patentable, relating to delivery mechanisms and processes for administration and manufacturing of products, as well as packaging, storage and preservation processes for the Master Strains, and (ii) all new technical information acquired by the Company, its affiliates or sublicensees relating to the Master Strains and products.

    The term of the Michigan Agreement is until the later of the last to expire of the the University of Michigan patents licensed to the Company or 20 years from the date of first commercial sale of a product incorporating the Michigan technology. The Company has the further right to terminate for any reason upon 12 months notice to the University of Michigan.

THE MOUNT SINAI SCHOOL OF MEDICINE

    In February 1993, the Company entered into a technology transfer agreement with The Mount Sinai School of Medicine of the City University of New York ("Mount Sinai"). Under this agreement, Mount Sinai assigned to the Company all of its rights, title and interest in and to certain patents and patent applications, as well as all associated know-how and other technical information, relating to recombinant negative strand RNA virus expression systems and vaccines, attenuated influenza viruses and certain other technology. Mount Sinai also granted the Company (i) an option to acquire any improvements to the inventions disclosed in the assigned patents and patent applications thereafter developed by Mount Sinai and (ii) a right of first negotiation for a license or assignment to certain additional related technology. In consideration for the rights granted to the Company, the Company issued to Mount Sinai 35,000 shares of the Company's Common Stock. The Company also issued to Mount Sinai three warrants to purchase up to a total of 225,000 shares of the Company's Series A Preferred Stock, each exercisable for a term of five years commencing upon the occurrence of certain milestone events which accelerate upon the effectiveness of this offering. Warrants to purchase 45,000 of the shares of Series A Preferred Stock (convertible into 9,000 shares of Common Stock) are exercisable at a purchase price of $4.50 per share of Common Stock. Warrants to purchase 148,750 shares of Series A Preferred Stock (convertible into 29,750 shares of Common Stock), will become exercisable at the effective date of this offering at a price per share of Common Stock of 125% of the initial public offering price of the Company's Common Stock. The warrant to purchase the remaining 31,250 shares of Series A Preferred Stock will be cancelled on the effective date of this offering. See "Capital Stock -- Warrants."

ARCH DEVELOPMENT CORPORATION

    In July 1992, the Company entered into a license agreement with ARCH Development Corporation ("ARCH"), an Illinois not-for-profit corporation associated with the University of Chicago, pursuant to which the Company obtained an exclusive, worldwide commercialization license, with the right to sublicense, to certain patent rights and related intellectual property and materials pertaining to the herpes simplex viruses, EBV and various recombinant methods and materials. In return for the rights granted to the Company under this agreement, the Company will make payments to ARCH upon the achievement of certain milestones in the development of products covered by the license and will pay royalties to ARCH on net sales of such products. ARCH also granted the Company certain rights to improvements and additional related technology. The term of this agreement extends until the expiration of the last-to-expire patent rights covered under the license. In connection with this agreement, ARCH purchased 40,000 shares of the Company's Common Stock. Subsequent to this agreement, affiliates of ARCH made equity investments in Aviron, purchasing 700,000, 300,000 and 113,999 shares of the Company's Series A, B and C Preferred Stock, respectively, convertible into a total of 222,799 shares of the Company's Common Stock. ARCH and its affiliates together own shares representing approximately 2.5% of the Company's Common Stock (on an as-converted basis) outstanding prior to this offering.

PATENTS AND PROPRIETARY RIGHTS


    Aviron believes that patent and trade secret protection is important to its business and that its future will depend in part on its ability to maintain its technology licenses, maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others. The Company owns or has licensed rights to United States and foreign patents and patent applications covering aspects of technology relating to herpes viruses, including EBV, CMV, and HSV-2 and negative strand RNA viruses, such as influenza and RSV technologies. Aviron has acquired or licensed rights to over a dozen patent applications pending in the United States, and seven issued United States patents.


    The Company has no issued patents on the technology related to its cold adapted influenza vaccine. The Company's rights to this technology are based on a license of materials and know-how from the University of Michigan, which owns the master strains from which the vaccine is derived, and on a license of know-how and clinical trial data from the NIH. There can be no assurance, that a third party will not reproduce the Company's cold adapted influenza vaccine or that a third party will not develop another live-virus influenza vaccine which might be comparable to Aviron's in terms of safety and efficacy.

    The  Company  also  relies  on  trade  secrets  to  protect  its technology, especially where patent protection is not believed to be appropriate or obtainable. Certain of the Company's licensors also rely on trade secrets to protect technology which has been licensed to Aviron, and as a result, the Company is dependent on the efforts of these licensors to protect such trade secrets. For example, the University of Michigan relies in part on trade secrets to protect the master strains of the cold adapted influenza virus used by the Company and the NIH relies in part on trade secrets to protect the master strains of the bPIV-3 virus. Aviron protects its proprietary technology and processes, in part, by confidentiality agreements with its employees, consultants, collaborators and certain contractors. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets or those of its licensors will not otherwise become known or be independently discovered by competitors. To the extent that Aviron or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions.


    The Company's success also will depend in part on its ability to obtain patents, both in the United States and in other countries. Since patent applications in the United States are maintained in secrecy until patents issue and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions, and therefore the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. There can be no assurance that any of the Company's patents or patent applications will issue, or if issued, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.


    The commercial success of Aviron additionally will depend, in part, upon the Company's not infringing patents issued to others. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in the areas of the Company's programs. Some of these applications or patents may limit or preclude the Company's applications, or conflict in certain respects with claims made under the Company's applications.


    The Company is aware of pending patent applications that have been filed by others that may pertain to certain aspects of the Company's programs, including a genetically engineered influenza vaccine, the Company's herpes virus program or other of its issued or pending patent applications. If patents are issued to others containing preclusive or conflicting claims and such claims are ultimately determined to be valid, the Company may be required to obtain licenses to these patents or to develop or obtain alternative technology. No assurance can be given that patents have not been issued, or will not be issued, to third parties that contain preclusive or conflicting claims with respect to the cold adapted influenza vaccine or any of the Company's other programs. The Company's breach of an existing license or failure to obtain a license to technology required to commercialize its products may have a material adverse effect on the Company's business, financial condition and results of operations. Litigation, which could result in substantial costs to the Company, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of third-party proprietary rights. If competitors of the Company prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or to cease using such technology.

    On May 22, 1996, the Company received notice from Chiron that Chiron intends to file a lawsuit against Aviron, unless a prompt negotiated settlement can be reached, alleging that certain of Aviron's patent applications relating to its EBV program are based on Chiron proprietary information which was improperly conveyed to Aviron by a former Chiron employee. Aviron believes that Chiron's allegations are without merit and, if a complaint is filed, intends to vigorously defend itself against any such action. Aviron does not utilize the alleged proprietary information in any of its programs. The Company has received terms of a proposed settlement from Chiron and is in discussions with Chiron regarding a possible settlement of the dispute. No assurance can be given that litigation will not ensue, which could be costly and time-consuming.

GOVERNMENT REGULATION

    Regulation by government authorities in the United States and other countries will be a significant factor in the manufacturing and marketing of any products that may be developed by the Company. All of the Company's products will require regulatory approval by government agencies prior to commercialization. The Company's vaccine products are subject to rigorous preclinical testing and clinical trial and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products.

    The Company believes that its vaccine products will be classified by the FDA as "biologic products," as opposed to "drug products." The steps ordinarily required before a drug or biological product may be marketed in the United States include (a) preclinical testing and clinical trials; (b) the submission to the FDA of an IND, which must become effective before clinical trials may commence; (c) adequate and well-controlled clinical trials to establish the safety and efficacy of the drug; (d) the submission to the FDA of a Product License Application ("PLA") together with an Establishment License Application ("ELA"); and (e) FDA approval of the application, including approval of all product labeling and, in some instances, advertising.

    Preclinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of each product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA before the commencement of clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that the lack of an objection means that the FDA will ultimately approve an application for marketing approval.

    Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practices under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspice of an Institutional Review Board and with patient informed consent. The Institutional Review Board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution conducting the clinical trial.

    Phase I clinical trials are generally performed in healthy human subjects. The goal of the Phase I clinical trials is to establish initial data about safety and tolerance of the vaccine in humans. Also, the data regarding the immune response to a vaccine may be obtained. In Phase II clinical trials, evidence is sought about the desired therapeutic efficacy of a drug or antibody, or the immune response to a vaccine, in limited studies with small numbers of carefully selected subjects. Efforts are made to evaluate the effects of various dosages and to establish an optimal dosage level and dosage schedule. Additional safety data are also gathered from these studies. The Phase III clinical trial program consists of expanded, large-scale, multicenter studies of persons who are susceptible to the disease. The goal of these studies is to obtain definitive statistical evidence of the efficacy and safety of the proposed product and dosage regimen.

    All data obtained from this comprehensive development program are submitted as a PLA to the FDA and the corresponding agencies in other countries for review and approval. FDA approval of the PLA and the associated ELA is required before marketing may begin in the United States. The FDA will present to the Vaccine and Related Biological Products Advisory Committee documentation on most of Aviron's products for review and recommendation before PLA approval. Although the FDA's policy is to review priority applications within 180 days of their filing, in practice longer times may be required. The FDA frequently requests that additional information be submitted requiring significant additional review time. All proposed products of the Company will be subject to demanding and time-consuming PLA or similar approval procedures in the countries where the Company intends to market its products. These regulations define not only the form and content of the development of safety and efficacy data regarding the proposed product, but also impose specific requirements regarding manufacture of the product, quality assurance, packaging, storage, documentation and record keeping, labelling and advertising, and marketing procedures. Effective commercialization also requires inclusion of the Company's products in national, state, provincial, or institutional formularies or cost reimbursement systems.

    FDA approval of the Company's products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. The process of obtaining approvals from the FDA can be costly, time consuming and subject to unanticipated delays. The FDA may refuse to approve an application if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy of the drug. Moreover, if regulatory approval of a drug product is granted, the approval will be limited to specific indications. There can be no assurance that approvals of the Company's proposed products, processes or facilities will be granted on a timely basis, if at all. Any failure to obtain or delay in obtaining such approvals would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which a product could be marketed.

    In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Nuclear Regulatory Commission, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials and chemicals. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, there can be no assurance that accidental contamination or injury from these materials will not occur. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company.

    Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities may be necessary in foreign countries prior to the commencement of marketing of the product in such countries. The approval procedure varies among countries, can involve additional testing, and the time required may differ from that required for FDA approval. Although there is now a centralized European Union approval mechanism in place, each European country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed. The Company expects to rely on corporate partners and licensees, along with Company expertise, to obtain governmental approval in foreign countries of drug formulations utilizing its candidates.

    The Company believes that the approval process for vaccines may be longer than for other therapeutic products. In addition, regulatory scrutiny may be particularly intense for products, such as Aviron's cold-attenuated influenza vaccine, which are designed to be given to otherwise healthy children.

COMPETITION

    The Company operates in a rapidly evolving field. Any product developed by the Company would compete with existing and new drugs and vaccines being created by pharmaceutical, biopharmaceutical and biotechnology companies. If the Company were able to successfully develop its vaccines, it would be competing with larger companies that have already introduced vaccines and have significantly greater marketing, manufacturing, financial and managerial resources. For example, with respect to its cold adapted influenza vaccine, the Company will be competing against larger companies such as Pasteur Merieux Connaught,
Wyeth-Ayerst, Parke-Davis and Evans. Each of these companies sells the inactivated injectable influenza vaccine in the United States, has significantly greater financial resources than Aviron and has established marketing and distribution channels for such products. The Company is also aware of several companies that are marketing or are in late-stage development of products to prevent HSV disease, including Glaxo, SmithKline Beecham and Chiron Biocine Corporation. In addition, the Company is also aware of the use in Russia of a cold adapted influenza vaccine, research programs by some of the competitors listed above, among others, to develop more effective influenza vaccines and a cold adapted PIV-3 vaccine developed with NIH support which may be licensed to a large vaccine company.

    New developments are expected to continue in both the pharmaceutical and biotechnology industries and in academia. Other companies may succeed in developing products that are safer, more effective or less costly than any that may be developed by the Company. Such companies may also be more effective than the Company in the production and marketing of their products. Furthermore, rapid technological development by competitors may result in the Company's products becoming obsolete before the Company is able to recover its research, development or commercialization expenses incurred in connection with any such product. Many potential competitors have substantially greater financial, technical and marketing resources than the Company. Some of these companies also have considerable experience in preclinical testing, clinical trials and other regulatory approval procedures. Moreover, certain academic institutions, government agencies and other research organizations are conducting research in areas in which the Company is working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions may also market competitive commercial products on their own or through joint ventures.

    Aviron believes that competition in the markets it is addressing will continue to be intense. The vaccine industry is characterized by intense price competition, and the Company anticipates that it will face this and other forms of competition. There can be no assurance that pharmaceutical, biopharmaceutical and biotechnology companies will not develop more effective products than those of the Company or will not market and sell their products more effectively than the Company, which would have a material adverse effect on the Company's business, financial condition and results of operations.

PHARMACEUTICAL PRICING AND REIMBURSEMENT

    Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. Recent initiatives to reduce the federal deficit and to reform health care delivery are increasing cost-containment efforts. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls on pharmaceuticals and other fundamental changes to the health care delivery system. Any such proposed or actual changes could cause the Company or its collaborative partners to limit or eliminate spending on development projects. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. Aviron cannot predict what impact the adoption of any federal or state health care reform measures or future private sector reforms may have on its business.

    In both domestic and foreign markets, sales of the Company's proposed vaccines will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. In addition, other third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable Aviron to maintain price levels sufficient to realize an appropriate return on its investment in product development. Legislation and regulations affecting the pricing of pharmaceuticals may change before the Company's proposed products are approved for marketing. Adoption of such legislation could further limit reimbursement for medical products. If adequate coverage and reimbursement levels are not provided by the government and third-party payors for the Company's products, the market acceptance of these products would be adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

    Several of the Company's proposed vaccines are intended for use in children. Widespread use of these proposed vaccines is unlikely without recommendations for their use in childhood immunization programs from authorities such as the ACIP, the American Academy of Pediatrics and the American College of Physicians. The ACIP has a role in making recommendations which affect the market for most, if not all, of the products Aviron intends to make. The CDC develops epidemiologic data in support of the need for new vaccines and monitors vaccine usage and changes in disease incidence. In addition, CDC staff frequently act as key advisors to the FDA in their review process. There can be no assurance that such authorities will recommend the use of the Company's proposed products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES


    As of June 1, 1996, the Company had 70 full-time employees. Thirty-eight of the Company's employees were in research and development, 16 were in regulatory affairs, quality assurance and quality control, and 16 were in administration. No Company employee is represented by a labor union, and the Company has not experienced any work stoppages. The Company considers its employee relations to be good.


FACILITIES


    Aviron leases approximately 52,800 square feet of office and laboratory space in Mountain View, California. The Company has leased this facility through October 2005 and has two options to extend the lease for successive five-year terms. The Company currently subleases approximately 15,000 square feet of space to three subtenants. The subleases run through June 1996 and may be extended at Aviron's discretion. The Company believes that this facility is adequate to meet its needs for the foreseeable future.


LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings. However, on May 22, 1996, the Company received notice from Chiron that Chiron intends to file a lawsuit against Aviron, unless a prompt negotiated settlement can be reached, alleging that certain of Aviron's patent applications relating to its EBV program are based on Chiron proprietary information which was improperly conveyed to Aviron by a former Chiron employee. Aviron believes that Chiron's allegations are without merit and, if a complaint is filed, intends to vigorously defend itself against any such action. Aviron does not utilize the alleged proprietary information in any of its programs. The Company has received terms of a possible settlement from Chiron and is in discussions with Chiron regarding a proposed settlement of the dispute. No assurance can be given that litigation will not ensue, which could be costly and time-consuming.

SCIENTIFIC ADVISORY BOARD

    Aviron's scientific advisors are consultants who devote six to 20 days per year to the Company. Some meet frequently with Company employees to discuss specific projects and others participate primarily via the Company's two annual meetings of the Scientific Advisory Board.

    ANN ARVIN, M.D., Professor of Pediatrics, Microbiology and Immunology at the Stanford University School of Medicine, has been a member of the Company's Scientific Advisory Board since 1992. Dr. Arvin has conducted research on the epidemiology of maternal-to-infant transmission of HSV-2 and she directs one of the leading laboratories in the study of the interaction of the human immune system with the varicella zoster (chicken pox) virus in natural and vaccine infections.

    HARRY GREENBERG, M.D., Professor of Medicine, Microbiology and Immunology and Chief of the Division of Gastroenterology and Associate Chairman for Academic Affairs, Department of Medicine at the Stanford University School of Medicine, has been a member of the Company's Scientific Advisory Board since 1992. Dr. Greenberg's research deals with the immunology and pathogenesis of the principal viruses which cause infectious diarrhea and hepatitis.

    ELLIOT KIEFF, M.D., PH.D., Albee Professor of Medicine, Microbiology and Molecular Genetics and Chairman of the Virology Program at Harvard University, and Director of Infectious Disease at the Brigham and Women's Hospital, has been a member of the Company's Scientific Advisory Board since 1992. Dr. Kieff's laboratory conducts research on the molecular mechanisms of how EBV is a contributory cause of cancer in humans.

    JOSHUA LEDERBERG, PH.D., the Raymond and Beverly Sackler Foundation Scholar and former President of The Rockefeller University, has been a member of the Company's Scientific Advisory Board since 1992. He received the Nobel Prize in Physiology or Medicine for his discovery of genetic recombination in bacteria. His laboratory at the Rockefeller University studies molecular genetics and he is active in formulation of national policy concerning emerging infections.

    HUNEIN F. MAASSAB, PH.D., Chairman of the Department of Epidemiology, School of Public Health, at the University of Michigan, has been a member of the
Company's Scientific Advisory Board since 1995. He is the inventor of the cold adapted influenza vaccine licensed to the Company by the University of Michigan and has published numerous papers on this subject. His laboratory is studying the molecular basis of influenza virus attenuation and is involved in development of new vaccines for other respiratory viruses.

    EDWARD MOCARSKI, JR., PH.D., Professor and Chairman of the Department of Microbiology and Immunology at the Stanford University School of Medicine, has been a member of the Company's Scientific Advisory Board since 1992. His laboratory engineered the first recombinant CMV providing the first demonstration of this virus as a vector and is one of the leading groups conducting research on CMV gene regulation.

    PETER PALESE, PH.D., a founder of the Company and member of the Scientific Advisory Board since 1992, is Professor and Chairman of the Department of Microbiology at The Mount Sinai School of Medicine of the City University of New York. His laboratory developed the first successful strategy for making genetically engineered influenza viruses. This invention is the subject of a United States patent issued in 1992 covering the genetic engineering of negative strand RNA viruses rights to which patent have been acquired by the Company. Dr. Palese's research group has been responsible for developing a genetic map for influenza virus, elucidating the function of viral proteins, and the creation of recombinant influenza strains which demonstrate the use of this virus as a vector.

    GERALD V. QUINNAN, JR., M.D., Professor of Preventive Medicine, Medicine and Microbiology, Department of Preventive Medicine and Biometrics at the Uniformed Services University of the Health Sciences in Bethesda, Maryland, has been a member of the Company's Scientific Advisory Board since 1995. Dr. Quinnan was employed by the FDA from 1977 until 1993. From 1980 to 1988, he was Director of the Virology Division, subsequently serving as Deputy Director and Acting Director, of the Center for Biologics Evaluation and Research. Dr. Quinnan's research concerns aspects of HIV immunology related to vaccine development.

    BERNARD ROIZMAN, SC.D., a founder and director of the Company and member of the Scientific Advisory Board since 1992, is the Joseph Regenstein Distinguished Service Professor of the Departments of Molecular

Genetics and Cell Biology and of Biochemistry and Molecular Biology at The University of Chicago. His laboratory is a leading center of research on neurovirulence of the herpes simplex viruses, created the first example of a large DNA virus which had been genetically engineered and provided the first demonstration of herpes simplex virus as a vector. Dr. Roizman is a member of the United States National Academy of Sciences. The Company's HSV-2 vaccine program is based on his patented technology, licensed to Aviron.

    JOHN SKEHEL, PH.D., FRS, Director of the National Institute of Medical Research of the Medical Research Council and the WHO Influenza Surveillance Center in Mill Hill near London, has been a member of the Company's Scientific Advisory Board since 1992. His laboratory has contributed new knowledge on the structure of the influenza virus as well as the molecular epidemiology of this virus.

    RICHARD WHITLEY, M.D., a founder of the Company and member of the Scientific Advisory Board since 1992, is Professor of Pediatrics, Microbiology, and Medicine and Vice Chairman of the Department of Pediatrics at the University of Alabama School of Medicine in Birmingham. He has conducted pharmacologic and clinical studies on many antiviral drugs and his laboratory is a leading center of research on the mechanism by which herpes simplex virus causes disease, and he is studying the use of modified herpes viruses to treat brain cancer. Dr. Whitley is former Chairman of the NIH Data Monitoring and Safety Committee for AIDS Therapy and a member of the Committee on Infectious Disease of the American Academy of Pediatrics (The Redbook Committee).

    MAX WILHELM, PH.D., is a consultant to the biotechnology industry and has been a member of the Company's Scientific Advisory Board since 1993. He has retired from a 35-year career at Ciba-Geigy where he was most recently a member of the Pharmaceuticals Division Committee overseeing worldwide research and development operations. He was involved in the formation of The Biocine Company, a joint venture vaccine company between Ciba-Geigy and Chiron, serving as one of its original directors, and is currently Chairman of the Board of Directors of Genelabs Technologies, Inc.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company as of June 1, 1996 is set forth below:

                NAME                 AGE               POSITION
  ---------------------------------  ---  -----------------------------------
  J. Leighton Read, M.D............  45   Chairman, Chief Executive Officer
                                          and Chief Financial Officer
  Martin L. Bryant, M.D., Ph.D.....  47   Vice President, Research
  Victor Jegede, Ph.D..............  51   Vice President, Technical Affairs
  Vera Kallmeyer, M.D., Ph.D.......  37   Vice President, Corporate
                                          Development
  Paul M. Mendelman, M.D...........  48   Vice President, Clinical Research
  Eric J. Patzer, Ph.D.............  47   Vice President, Development
  Reid W. Dennis (1)(2)............  70   Director
  Paul H. Klingenstein (1)(2)......  40   Director
  Jane E. Shaw, Ph.D...............  57   Director
  L. James Strand, M.D. (1)(2).....  54   Director
  Bernard Roizman, Sc.D............  67   Director
  Alan C. Mendelson................  48   Secretary

- -------------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    J. LEIGHTON READ, M.D., a founder of the Company, has been Chairman, Chief Executive Officer and Chief Financial Officer of the Company since 1992. In 1989, he co-founded Affymax N.V. with Dr. Alejandro Zaffaroni, serving initially as its Executive Vice President and Chief Operating Officer and later, from 1990 to 1991, as President of the Pharma Division and as a Managing Director of the parent company. From 1991 to 1993, Dr. Read was a principal with Interhealth Limited, an investment partnership. Prior to 1989, Dr. Read held appointments at the Harvard Medical School and School of Public Health, where his research dealt with techniques for assessing the cost effectiveness of pharmaceutical products. He has served on the boards of a number of private biotechnology companies and is currently on the board of a private biotechnology company. Dr. Read holds a B.S. in Biology and Psychology from Rice University and an M.D. from the University of Texas Health Science Center at San Antonio.

    MARTIN L. BRYANT, M.D., PH.D., has been Vice President, Research of the Company since 1995. Dr. Bryant also currently is Consulting Associate Professor of Pediatrics, Microbiology and Immunology at the Stanford University School of Medicine and Adjunct Associate Professor of Molecular Microbiology at the Washington University School of Medicine. From 1991 to 1995, he was Director, Infectious Disease Research for G. D. Searle & Co./Monsanto, a pharmaceutical company. From 1990 to 1991, he was an Instructor in Pediatric Infectious Diseases at the Washington University School of Medicine. Dr. Bryant holds a B.A. in Chemistry from Duke University, an M.A. in Chemistry from San Diego State University, and an M.D. and a Ph.D. from the University of Southern California.

    VICTOR JEGEDE, PH.D., has been Vice President, Technical Affairs of the Company since 1995. From 1992 to 1994, Dr. Jegede was Vice President, Regulatory Affairs and Quality for Creative BioMolecules, Inc., a biopharmaceuticals company, and from 1989 to 1992, he was Director, Regulatory Affairs and Quality for WelGen Manufacturing Partnership (BW Manufacturing, Inc.), a division of Burroughs Welcome Manufacturing, Inc., a pharmaceutical manufacturer. Dr. Jegede holds a B.S. and an M.S. in Biology, and a Ph.D. in Bacteriology from Boston College.

    VERA KALLMEYER, M.D., PH.D., has been Vice President, Corporate Development of the Company since 1994. From 1993 to 1994, Dr. Kallmeyer was Vice President, Healthcare Banking/Biotech at Flemings, a London-based merchant bank. From 1990 to 1993, she was an Associate in Investment Banking at Wasserstein Perella and Company. In 1994, she co-founded Pacific Futures, an investment advisory business located in Hong Kong, for which she currently serves as Senior Advisor. Dr. Kallmeyer holds an M.D. and a Ph.D. in Pediatric Cardiology from Ludwig-Alexander University in Erlangen, Germany, and an M.B.A. from Stanford University. She has also studied at the Harvard Medical School and the Royal Postgraduate Medical School in London.

    PAUL M. MENDELMAN, M.D., has been Vice President, Clinical Research of the Company since May 1996. Prior to joining the Company, Dr. Mendelman was Director, Clinical Research, Infectious Diseases for Merck Research Laboratories, a pharmaceutical company, since September 1991. From 1983 to 1991, Dr. Mendelman was Clinical Instructor, Assistant Professor and then Associate Professor of Pediatrics at the University of Washington. Dr. Mendelman holds a B.S. and an M.D. from Ohio State University and is a fellow of the American Academy of Pediatrics.

    ERIC J. PATZER, PH.D., has been Vice President, Development of the Company since 1996. Prior to joining the Company, Dr. Patzer had held various positions with Genentech, Inc., a pharmaceutical company, since 1981, most recently as Vice President, Development. Dr. Patzer holds a B.S. in Mechanical Engineering from The Pennsylvania State University and a Ph.D. in Microbiology from the University of Virginia.

    REID W. DENNIS has been a director of the Company since 1992. Mr. Dennis has been active in venture capital investments since 1952. He founded Institutional Venture Partners ("IVP"), a venture capital firm, in 1980, and has acted as general partner of IVP since that time. He is currently a director of Collagen Corporation, as well as several private companies. Mr. Dennis holds a B.S. in Electrical Engineering and an M.B.A. from Stanford University.

    PAUL H. KLINGENSTEIN has been a director of the Company since 1993. Mr. Klingenstein has been associated with Accel Partners, a venture capital firm, since 1986, where he has been a General Partner since 1988. He is a director of several private health care and biopharmaceutical companies. Mr. Klingenstein holds an A.B. from Harvard University and an M.B.A. from Stanford University.

    BERNARD ROIZMAN, SC.D., has been a director of the Company since 1992. Dr. Roizman has been the Joseph Regenstein Distinguished Service Professor of Virology at the University of Chicago since 1984. He holds B.A. and M.S. degrees from Temple University and an Sc.D. from The Johns Hopkins University. Dr. Roizman is also a member of the Company's Scientific Advisory Board.

    JANE E. SHAW, PH.D., has been a Director of the Company since May 1996. Dr. Shaw has been associated with The Stable Network, a biopharmaceutical consulting company, since she founded it in 1995. From 1987 to 1994, Dr. Shaw was President and Chief Operating Officer of ALZA Corporation, a pharmaceutical company, where she began her career as a research scientist in 1970. Dr. Shaw is also a director of Intel Corporation, McKesson Corporation and Boise Cascade Corporation. Dr. Shaw holds a B.Sc. and a Ph.D. in physiology from Birmingham University, England, and an honorary Doctorate of Science degree from the Worcester Polytechnic Institute.

    L. JAMES STRAND, M.D., has been a director of the Company since 1992. Dr. Strand began consulting for IVP, a venture capital firm, in 1986, was named Life Sciences Venture Partner of IVP in 1993 and a General Partner in 1994. From 1983 to 1993, Dr. Strand was President of Advanced Marketing Decisions, a biomedical marketing and product development consulting company. Dr. Strand is a director of Microcide Pharmaceuticals, Inc. and several privately-held health care and biomedical companies. He holds B.S., M.A. and M.D. degrees from the University of California at San Francisco and an M.B.A. from Santa Clara University and is a fellow of the American College of Physicians.

    ALAN C. MENDELSON has served as Secretary of the Company since 1992. He has been a partner of Cooley Godward Castro Huddleson & Tatum, counsel to the Company, since 1980 and served as Managing Partner of its Palo Alto office from 1990 to 1995. Mr. Mendelson also served as Secretary and Acting General Counsel of Amgen Inc., a biopharmaceutical company, from 1990 to 1991, and served as Acting General Counsel at

Cadence Design Systems, Inc., an electronic design automation software company, from 1995 to 1996. He is a director of Acuson Corporation, CoCensys, Inc., Elexsys International, Inc. and Isis Pharmaceuticals, Inc. Mr. Mendelson holds a B.A. from the University of California at Berkeley, and a J.D. from the Harvard Law School.

    The Board of Directors has an Audit Committee which consists of Messrs. Dennis, Klingenstein and Strand. The Audit Committee makes recommendations to the Board regarding the selection of independent accountants, reviews the results and scope of the audit and other services provided by the Company's independent accountants, and reviews and evaluates the Company's control functions. The Board of Directors has a Compensation Committee which consists of Messrs. Dennis, Klingenstein and Strand. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for employees and consultants of the Company.

    The Board of Directors presently consists of six members who hold office until the annual meeting of stockholders and until a successor is duly elected and qualified. Effective upon the Company's reincorporation into Delaware, the Board of Directors will be divided into three classes of equal size. One class of directors will be elected annually and its members will hold office for a three year term or until their successors are duly elected and qualified, or until their earlier removal or resignation. The number of directors will initially be six and may be changed by a resolution of the Board of Directors. Executive officers are elected by the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from the Company for their services as members of the Board of Directors. They are reimbursed for certain expenses in connection with attendance at Board and Committee meetings.

    All of Aviron's non-employee directors are entitled to receive non-discretionary annual stock option grants under the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Each option granted pursuant to the Directors' Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant, and is subject to three-year vesting in equal annual installments. The Directors' Plan provides for initial grants of options to purchase 15,000 shares for each non-employee director who joins the Board following the offering, plus annual grants of options to purchase 3,000 shares.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation awarded or paid by the Company during the fiscal year ended December 31, 1995 to its President and Chief Executive Officer and four of the Company's other executive officers who earned more than $100,000 during the year ended December 31, 1995 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                                    ------------------------
                                                               OTHER ANNUAL       ALL OTHER
NAME AND PRINCIPAL POSITION                          SALARY    COMPENSATION    COMPENSATION (1)
- --------------------------------------------------  --------  --------------   ----------------
J. Leighton Read, M.D. ...........................  $210,000  $  --                $   743
  Chairman, Chief Executive Officer and Chief
  Financial Officer
Francis R. Cano, Ph.D. (2) .......................   222,500     --                 20,381
  President and Chief Operating Officer
Martin L. Bryant, M.D., Ph.D. (3) ................   153,333   121,351(4)(5)           940
  Vice President, Research
Victor Jegede, Ph.D. (6) .........................   156,667    94,195(4)            1,555
  Vice President, Technical Affairs
Vera Kallmeyer, M.D., Ph.D. ......................   148,167     --                    304
  Vice President, Corporate Development

- -------------------
(1) Includes group term life insurance paid by the Company and reimbursement by the Company of $18,120 paid by Dr. Cano as a premium payment on his split dollar life insurance policy.

(2) Dr. Cano resigned as a director, officer and employee of the Company in April 1996.

(3) Dr. Bryant began his employment with the Company on January 16, 1995.

(4) Includes reimbursement of moving, housing and other expenses incurred in connection with relocating to California as follows: for Dr. Bryant, $45,308 in direct reimbursement, $16,000 in relocation assistance, $8,000 in monthly housing assistance, and $25,953 in federal income tax gross-up; for Dr. Jegede, $47,042 in direct reimbursement, $16,000 in relocation assistance, $6,500 in monthly housing assistance, and $23,097 in federal income tax gross-up.

(5) Includes $25,000 paid to Dr. Bryant in March 1995 as reimbursement for a bonus forfeited upon Dr. Bryant's leaving his former employer.

(6) Dr. Jegede began his employment with the Company on January 9, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                                     -----------------------------
                                      NUMBER OF           %                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                      SECURITIES      OF TOTAL                                    ANNUAL RATES OF STOCK PRICE
                                      UNDERLYING   OPTIONS GRANTED   EXERCISE                   APPRECIATION FOR OPTION TERM (3)
                                       OPTIONS     TO EMPLOYEES IN   PRICE PER   EXPIRATION  --------------------------------------
NAME                                   GRANTED     FISCAL YEAR (1)   SHARE (2)      DATE         0%           5%           10%
- -----------------------------------  ------------  ---------------  -----------  ----------  ----------  ------------  ------------
J. Leighton Read, M.D..............      60,000            19.4%     $    0.50     05/08/05  $  690,000  $  1,124,700  $  1,787,100
                                         20,000(4)          6.5           0.50     05/08/05     230,000       374,900       595,700
                                         20,000(4)          6.5           1.25     12/12/05     215,000       350,450       556,850
Francis R. Cano, Ph.D. (5).........      40,000            12.9           0.50     05/08/05     460,000       749,800     1,191,400
Martin L. Bryant, Ph.D.............      24,000             7.8           0.50     03/14/05     276,000       449,880       714,840
Victor Jegede, Ph.D................      24,000             7.8           0.50     03/14/05     276,000       449,880       714,840
Vera Kallmeyer, M.D., Ph.D.........       4,000             1.3           0.50     05/08/05      46,000        74,980       119,140
                                          5,000             1.6           0.50     05/08/05      57,500        93,725       148,925
                                         15,000             4.9           0.50     05/08/05     172,500       281,175       446,775
                                         20,000             6.5           1.25     12/12/05     215,000       350,450       556,850

- -------------------
(1) Based on an aggregate of 309,000 options granted to employees and directors of the Company in fiscal 1995, including the Named Executive Officers set forth in the "Summary Compensation Table" above and directors set forth in "Director Compensation" above.

(2) The exercise price is equal to 100% of the fair market value of the Common Stock at the date of grant.

(3) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of five percent and ten percent is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value of 0% appreciation measures the value of the option at effectiveness based on the assumed initial public offering price per share of $12.00 less the exercise price. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the assumed initial public offering price appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(4) Options granted outside of the 1996 Equity Incentive Plan.

(5) Dr. Cano resigned as a director, officer and employee of the Company in April 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING              VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                   SHARES                    AT DECEMBER 31, 1995         AT DECEMBER 31, 1995
                                 ACQUIRED ON     VALUE    --------------------------  -----------------------------
NAME                              EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE (1)
- ------------------------------  -------------  ---------  -----------  -------------  ------------  ---------------
J. Leighton Read, M.D.........      60,000(2)  $  15,000      40,000        --        $    445,000    $   --
Francis R. Cano, Ph.D.........       --           --         110,000        30,000       1,282,500        352,500
Martin L. Bryant, Ph.D........       --           --          --            24,000         --             276,000
Victor Jegede, Ph.D...........       --           --          --            24,000         --             276,000
Vera Kallmeyer, M.D., Ph.D....       --           --          14,780        49,220         169,970        551,030

- -------------------
(1) Based on the assumed initial public offering price of $12.00 per share, minus the exercise price, multiplied by the number of shares underlying the option.

(2) As of June 1, 1996, 34,200 of the shares acquired upon exercise were subject to repurchase by the Company.


EXECUTIVE OFFICER AND EMPLOYMENT ARRANGEMENTS



    The Company's offer of employment to Martin L. Bryant, Ph.D., the Company's Vice President, Research, in December 1994, provided for an initial annual salary of $160,000 and payment of $25,000 as reimbursement for a bonus forfeited by Dr. Bryant when he left his previous employer. The Company also agreed to pay certain relocation expenses and to loan Dr. Bryant up to $50,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan will be forgiven annually, and principal will be forgiven annually at the rate of 20% per year as long as Dr. Bryant remains with the Company.



    The Company's offer of employment to Victor A. Jegede, Ph.D., the Company's Vice President, Technical Affairs, in December 1994, provided for an initial annual salary of $160,000. The Company also agreed to pay certain relocation expenses and to loan Dr. Jegede up to $50,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan will be forgiven annually, and principal will be forgiven annually at the rate of 20% per year as long as Dr. Jegede remains with the Company.



    The Company's offer of employment to Eric J. Patzer, Ph.D., the Company's Vice President, Development, in December 1995, provided for an initial annual salary of $185,000 and a bonus payment of $25,000 upon signing of the agreement and $25,000 after the completion of one year of service. The Company also agreed to pay certain relocation expenses and to loan Dr. Patzer up to $100,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan, when made, will be forgiven annually, and principal will be forgiven annually at the rate of 20% per year as long as Dr. Patzer remains with the Company.



    The Company's offer of employment to Paul M. Mendelman, M.D., the Company's Vice President, Clinical Research, in April 1996, provided for an initial annual salary of $185,000 and a bonus payment of $25,000 upon Dr. Mendelman's acceptance of the offer. The Company also agreed to reimburse Dr. Mendelman for certain relocation expenses and to loan Dr. Mendelman up to $100,000 in aggregate principal amount due in five years, at 7.75% simple interest, to assist him in the purchase of a home. Interest on this loan, when made, will be forgiven annually and principal will be forgiven at the rate of 20% per year as long as Dr. Mendelman remains with the Company.


    Francis R. Cano, Ph.D. resigned as Director, President and Chief Operating Officer of the Company effective April 19, 1996. Pursuant to an agreement between Dr. Cano and the Company, Dr. Cano will continue to be employed as a consultant by the Company until April 18, 1997. In consideration for Dr. Cano's consulting services, the Company will continue to pay Dr. Cano's salary and benefits during the consulting period.

STOCK OPTION PLANS

    EQUITY INCENTIVE PLAN. In March 1996, the Board adopted the 1996 Equity Incentive Plan (the "Incentive Plan") as an amendment and restatement of its 1992 Stock Option Plan and increased the number of shares reserved for issuance under the Incentive Plan to 1,750,000 shares. The Incentive Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors) and consultants of the Company. It is intended that the Incentive Plan will be administered by the Compensation Committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

    The term of a stock option granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, but, in the case of an incentive stock option, cannot be less than 100% of the fair market value of the Common Stock on the date of grant or, in the case of 10% stockholders, not less than 110% of the fair market value of the Common Stock on the date of grant. Options granted under the Incentive Plan to new employees and consultants generally will vest at the rate of of the shares subject to the option on the first annual anniversary of the date of hire and 1/48th of such shares at the end of each calendar month thereafter. No option may be transferred by the optionee other than by will or the laws of descent or distribution or, in certain limited instances, pursuant to a qualified domestic relations order. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as may be determined by the Board of Directors.

    Shares subject to options which have lapsed or terminated may again be subject to options granted under the Incentive Plan. Furthermore, the Board of Directors may offer to exchange new options for existing options, with the shares subject to the existing options again becoming available for grant under the Incentive Plan. In the event of a decline in the value of the Company's Common Stock, the Board of Directors has the authority to offer optionees the opportunity to replace outstanding higher priced options with new lower priced options.

    Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board. The purchase price of such awards will be at least 85% of the fair market value of the Common Stock on the date of grant. Stock bonuses may be awarded in consideration for past services without a purchase payment. Stock appreciation rights authorized for issuance under the Incentive Plan may be tandem stock appreciation rights, concurrent stock appreciation rights or independent stock appreciation rights.

    Upon any merger or consolidation in which the Company is not the surviving corporation, all outstanding awards under the Incentive Plan shall either be assumed or substituted by the surviving entity. If the surviving entity determines not to assume or substitute such awards, the time during which such awards may be exercised shall be accelerated and the awards terminated if not exercised prior to the merger or consolidation.

    As of June 1, 1996, 643,480 options were outstanding under the Incentive Plan, with 1,106,520 shares reserved for future grants or purchases. The Incentive Plan will terminate in January 2006, unless terminated sooner by the Board of Directors. See Note 7 of Notes to Financial Statements.

    EMPLOYEE STOCK PURCHASE PLAN. In March 1996, the Board adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 250,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

    Employees are eligible to participate if they are employed by the Company, or an affiliate of the Company designated by the Board of Directors, for at least 20 hours per week and are employed by the Company, or an affiliate of the Company designated by the Board, for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or on the specified purchase date. Employees may end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company.

    In the event of a merger, reorganization, consolidation or liquidation involving the Company, in which the Company is not the surviving corporation, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Purchase Plan will terminate at the Board's discretion. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock. See Note 7 of Notes to Financial Statements.

    1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN. In March 1996, the Board adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board of Directors, unless the Board delegates administration to a committee comprised of members of the Board.

    The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 200,000. Pursuant to the terms of the Directors' Plan, each director of the Company not otherwise employed by the Company and who is first elected as a non-employee director after the completion of this offering automatically will be granted an option to purchase 15,000 shares of Common Stock upon such election. Finally, each director who continues to serve as a non-employee director of the Company will be granted an additional option to purchase 3,000 shares of Common Stock on December 31 of each year. All such options vest one-third on the first anniversary of the date of grant and one-third per year thereafter.

    In the event of a merger, consolidation, reverse reorganization, dissolution, sale of substantially all of the assets of the Company, or certain changes in the beneficial ownership of the Company's securities representing at least a 50% change of such ownership, then options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.

    No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. The exercise price of options under the Directors' Plan will equal the fair market value of the Common Stock on the date of grant. The Directors' Plan will terminate in January 2006, unless earlier terminated by the Board. See Note 7 of Notes to Financial Statements.

                              CERTAIN TRANSACTIONS

    In June and July 1992, 14 investors purchased an aggregate of 5,000,000 shares of the Company's Series A Preferred Stock at a per share price of $0.50. Institutional Venture Partners V and Institutional Venture Management V, each affiliated with Institutional Venture Partners ("IVP"), purchased 2,955,000 and 45,000 shares, respectively, of Series A Preferred Stock. IVP is a 5% stockholder of the Company, and Reid W. Dennis and L. James Strand, directors of the Company, are each General Partners of IVP. J. Leighton Read, M.D., Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer of the Company, and Bernard Roizman, a director of the Company, purchased 500,000 and 100,000 shares, respectively, of Series A Preferred Stock. Albert L. Zesiger, a member of Zesiger Capital Group LLC, a 5% stockholder of the Company, purchased 300,000 shares of Series A Preferred Stock. Peter Palese and Richard Whitley, two of the founders of the Company, purchased 100,000 and 10,000 shares, respectively, of Series A Preferred Stock. The Series A Preferred Stock purchased by the IVP affiliates and by Drs. Read, Roizman, Palese and Whitley were purchased on the same terms and conditions as Series A Preferred Stock purchased by other investors. The Series A Preferred Stock is convertible into Common Stock of the Company at the rate of one share of Common Stock for each five shares of Series A Preferred Stock owned.

    In September 1993, 34 investors purchased an aggregate of 16,666,667 shares of the Company's Series B Preferred Stock at a per share price of $0.90. Institutional Venture Partners V and Institutional Venture Management V purchased 1,361,667 and 27,767 shares, respectively, of Series B Preferred Stock. In addition, Institutional Venture Partners V and Institutional Venture Management V received 1,633,333 shares and 33,333 shares, respectively, of Series B Preferred Stock upon conversion of promissory notes, bearing interest at a 4% annualized rate and aggregating $1,500,000, which the Company issued to these entities in connection with bridge loan financing in June 1993. Entities affiliated with Accel Partners, a 5% stockholder of the Company, purchased shares of Series B Preferred Stock as follows: Accel IV L.P., 2,811,111 shares and Accel Japan L.P., 244,444 shares. Paul H. Klingenstein, a director of the Company, is a General Partner of Accel Partners. Entities controlled by Zesiger Capital Group LLC, an affiliate of Abingworth Bioventures SICAV, purchased 2,065,000 shares of Series B Preferred Stock. Abingworth Bioventures, a 5% stockholder of the Company, purchased 2,777,778 shares of Series B Preferred Stock. Entities affiliated with Brinson Partners, Inc., a 5% stockholder of the Company, purchased shares of Series B Preferred Stock as follows: Brinson Trust Company as trustee of the Brinson MAP Venture Capital Fund III, 311,598 shares, and Brinson Venture Capital Fund III, 1,910,624 shares. Peter Palese also purchased 55,556 shares of Series B Preferred Stock. The Series B Preferred Stock purchased by the affiliates of 5% stockholders of the Company and by Dr. Palese were purchased on the same terms and conditions as the Series B Preferred Stock purchased by other investors. The Series B Preferred Stock is convertible into Common Stock of the Company at the rate of one share of Common Stock for each five shares of Series B Preferred Stock owned.

    In September 1993, the Company issued warrants to purchase 400,000 shares of its Series B Preferred Stock at an exercise price of $1.25 per share to entities affiliated with IVP. The warrants expired unexercised in June 1995.

    In May 1995, Sang-A Pharm. Co., Ltd., a 5% stockholder of the Company, purchased 2,941,863 shares of Series C Preferred Stock at $1.35 per share. The Series C Preferred Stock is convertible into Common Stock of the Company at the rate of one share of Common Stock for each five shares of Series C Preferred Stock owned.

    From July through November 1995, 66 investors purchased an aggregate of 13,099,707 shares of the Company's Series C Preferred Stock at a per share price of $1.35. Dr. Bernard Roizman purchased 20,000 shares of Series C Preferred Stock. Institutional Venture Partners V and Institutional Venture Management V purchased 653,332 and 13,335 shares, respectively, of Series C Preferred Stock. Various entities affiliated with Accel Partners purchased shares of Series C Preferred Stock as follows: Accel Investors '93 L.P., 41,112 shares; Accel IV L.P., 930,000 shares; Accel Japan L.P., 88,890 shares; Accel Keiretsu L.P., 20,000 shares; Ellmore C. Patterson Partners, 24,444 shares; and Prosper Partners, 6,666 shares. Sang-A Pharm. Co., Ltd. purchased 1,187,295 shares of Series C Preferred Stock. Orefund, whose investment in the Company is controlled by Zesiger Capital Group LLC, purchased 1,481,400 shares of Series C Preferred Stock. Abingworth Bioventures SICAV purchased 370,370 shares of Series C Preferred Stock. Biotech Growth, a 5% stockholder of the

Company, purchased 3,000,000 shares of Series C Preferred Stock. Entities affiliated with Brinson Partners, Inc. purchased shares of Series C Preferred Stock as follows: First National Bank of Chicago, as custodian to the Brinson MAP Venture Capital Fund III, 36,872 shares, and First National Bank of Chicago, as custodian to the Brinson Venture Capital Fund III, 226,091 shares. Sally Whitley, wife of Richard Whitley purchased 10,000 shares of Series C Preferred Stock. The Series C Preferred shares purchased by the 5% stockholders of the Company and their affiliates and by Dr. Roizman and Mrs. Whitley were purchased on the same terms and conditions as Series C Preferred shares purchased by other investors. The Series C Preferred Stock is convertible into Common Stock of the Company at the rate of one share of Common Stock for each five shares of Series C Preferred Stock owned.

    In March 1996, Sang-A Pharm Co., Ltd. purchased 136,326 shares of Series C Preferred Stock, at a price of $1.35 per share. The Series C Preferred Stock is convertible into Common Stock of the Company at the rate of one share of Common Stock for each five shares of Series C Preferred Stock owned.

    Vera Kallmeyer, Vice President, Corporate Development of the Company, is a founder, senior advisor, and 15% shareholder of Pacific Futures (formerly Pacific Century), a Hong Kong-based investment advisory business. Pacific Futures received a sales commission on the sale of Series C Preferred Stock to Sang-A, in an aggregate amount of $334,462 during 1995. Dr. Kallmeyer received no portion of such sales commission, and is currently receiving no salary from Pacific Futures.

    Pursuant to certain offer letters to certain of its senior officers, the Company made loans to these officers to facilitate home purchases and certain other commitments. As of June 1, 1996, the amounts outstanding for principal and interest on these loans was $40,388 to Martin L. Bryant and $40,388 to Victor A. Jegede. See "Management -- Employment Contracts."

    In January 1996, the Company extended loans to certain senior officers to facilitate the early exercise of options to purchase shares of Common Stock, including loans of $70,000 to Dr. Patzer; $65,000 to Dr. Bryant; $65,000 to Dr. Jegede; $70,000 to Dr. Cano; and $40,000 to Dr. Kallmeyer. The loans bear simple interest at a rate of 5.73% per year. Principal on each loan is due on the earlier of 50 months from the date of the underlying option grant or the date of employment termination.

    See also "Management -- Employment Contracts."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 1, 1996 held by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Except as otherwise noted below, the address of each person listed below is c/o the Company, 297 North Bernardo Avenue, Mountain View, California 94043.

                                                                                                PERCENTAGE OF
                                                                                             SHARES BENEFICIALLY
                                                                                                  OWNED (1)
                                                                                 SHARES      -------------------
                                                                              BENEFICIALLY   PRIOR TO    AFTER
BENEFICIAL OWNER                                                               OWNED (1)     OFFERING   OFFERING
- ----------------------------------------------------------------------------  ------------   --------   --------
Entities affiliated with Institutional Venture Partners (2) ................   1,344,553      15.02%     10.94%
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Sang-A Pharm. Co., Ltd. (3) ................................................     853,096       9.53%      9.66%
  640-9 Deung Chon Dung
  Kangseo-Ku
  Seoul, South Korea
Entities affiliated with Accel Partners (4) ................................     833,330       9.31%      6.78%
  One Embarcadero Center, Suite 3820
  San Francisco, CA 94111
Entities controlled by Zesiger Capital Group LLC (5) .......................     769,280       8.59%      6.26%
  320 Park Avenue
  New York, NY 10022
Abingworth Bioventures SICAV ...............................................     629,629       7.03%      5.12%
  26 St. James's Street
  London SW1A 1HA England
Biotech Growth .............................................................     600,000       6.70%      4.88%
  Bellevue Asset Management
  Grundstrasse 12
  CH-6343 Rotkreuz
  Switzerland
Entities affiliated with Brinson Partners, Inc. (6) ........................     497,035       5.55%      4.05%
  209 South LaSalle Street, Suite 114
  Chicago, IL 60604-1295
J. Leighton Read, M.D. (7)..................................................     395,000       4.41%      3.22%
Martin L. Bryant, M.D., Ph.D. (8)...........................................      34,640       *          *
Victor Jegede, Ph.D. (9)....................................................      34,640       *          *
Vera Kallmeyer, M.D., Ph.D. (10)............................................      45,673       *          *
Eric J. Patzer, Ph.D. (11)..................................................      40,000       *          *
Reid W. Dennis (2)..........................................................   1,344,553      15.02%     10.94%
Paul H. Klingenstein (4)....................................................     833,330       9.31%      6.78%
Bernard Roizman, Sc.D. (12).................................................     175,200       1.96%      1.43%
Jane E. Shaw, Ph.D. (13)....................................................       4,000       *          *
L. James Strand, M.D. (14)..................................................   1,354,553      15.12%     11.02%
All directors and executive officers as a group
  (11 persons) (15).........................................................   2,917,036      32.38%     23.63%

- -------------------
* Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.

(1) Calculated as if all outstanding shares of Preferred Stock have been converted into Common Stock at a ratio of five shares of Preferred Stock for one share of Common Stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 8,952,657 shares of Common Stock outstanding as of June 1, 1996, and 12,285,990 shares of Common Stock outstanding after completion of this offering and the concurrent sale of the Sang-A Shares.

(2) Includes 1,320,666 shares held by Institutional Venture Partners V and 23,887 shares held by Institutional Venture Management V, of which Mr. Dennis, a Director of the Company is a general partner. Institutional Venture Management V is the general partner of Institutional Venture Partners V. Mr. Dennis disclaims beneficial ownership of the shares held by Institutional Venture Partners V and Institutional Venture Management V, except to the extent of his pecuniary interests therein.

(3) Percentage of shares beneficially owned after offering includes the estimated 333,333 shares Sang-A intends to purchase concurrent with the offering.

(4) Includes 697,500 shares held by Accel IV, L.P., 66,666 shares held by Accel Japan, L.P., 30,833 shares held by Accel Investors '93, L.P., 18,332 shares held by Ellmore C. Patterson Partners, 15,000 shares held by Accel Keiretsu, L.P. and 4,999 shares held by Prosper Partners. Mr. Klingenstein, a Director of the Company is a general partner of Accel Partners. Mr. Klingenstein disclaims beneficial ownership of the shares held by Accel IV, L.P., Accel Japan, L.P., Accel Investors '93, L.P., Ellmore C. Patterson Partners, Prosper Partners and Accel Keiretsu, L.P., except to the extent of his pecuniary interests therein.

(5) Includes 8,000 shares held by A. Carey Zesiger Revocable Trust, 22,000 shares held by Atwell & Co., 11,000 shares held by Batrus & Co., 11,000 shares held by Booth & Co., 11,000 shares held by Calmont & Co., 100,000 shares held by Comply & Co., 33,000 shares held by Daly & Co., 28,000 shares held by Heil & Co., 17,000 shares held by J.C. Orr & Co., 90,000 shares held by Kane & Co., 17,000 shares held by Domenic Mizio, 296,280 shares held by Orefund, 28,000 shares held by Sigler & Co., 60,000 shares held by Albert L. Zesiger, 7,000 shares held by Alexa L. Zesiger, 22,000 shares held by Barry Ramsay Zesiger and 8,000 shares held by Nicola L. Zesiger. Zesiger Capital Group LLC disclaims beneficial ownership of all such shares.

(6) Includes 427,342 shares held by Brinson Venture Capital Fund III, L.P. and 69,693 shares held by Brinson Trust Company as Trustee of The Brinson MAP Venture Capital Fund III.

(7) Includes 40,000 shares Dr. Read acquired pursuant to the exercise of stock options. Also includes an aggregate of 110,000 shares acquired pursuant to an early exercise of stock options, of which an aggregate of 76,400 will be subject to repurchase by the Company as of July 31, 1996. Also includes an aggregate of 32,000 shares held by The Travis Read 1993 Trust and The Haley Read 1993 Trust (the "Trusts") of which Robert Fitzwilson is the trustee. Dr. Read disclaims beneficial ownership of the shares held by the Trusts.

(8) Includes 26,000 shares acquired pursuant to an early exercise of stock options, of which 22,880 will be subject to repurchase by the Company as of July 31, 1996. Also includes 8,640 shares Dr. Bryant has the right to acquire pursuant to options exercisable as of July 31, 1996.

(9) Includes 26,000 shares acquired pursuant to an early exercise of stock options, of which 22,880 will be subject to repurchase by the Company as of July 31, 1996. Also includes 8,640 shares Dr. Jegede has the right to acquire pursuant to options exercisable as of July 31, 1996.

(10) Includes 16,000 shares acquired pursuant to an early exercise of stock options, of which 14,080 will be subject to repurchase by the Company as of July 31, 1996. Also includes 29,673 shares Dr. Kallmeyer has the right to acquire pursuant to options exercisable as of July 31, 1996.

(11) Includes 40,000 shares acquired pursuant to an early exercise of stock options, all of which are subject to repurchase by the Company.

(12) Includes 12,000 shares which are subject to repurchase by the Company and 1,200 shares Dr. Roizman has the right to acquire pursuant to options exercisable as of July 31, 1996.

(13) Includes 4,000 shares Dr. Shaw has the right to acquire pursuant to options exercisable as of July 31, 1996.

(14) Includes 1,320,666 shares held by Institutional Venture Partners V ("IVP V"), of which Dr. Strand is a limited partner, and 23,887 shares held by Insitutional Venture Management V, which is the general partner of IVP V, and 5,000 shares Dr. Strand has the right to acquire pursuant to options exercisable as of July 31, 1996. Dr. Strand disclaims beneficial ownership of the shares held by IVP V and Institutional Venture Management V.

(15) Includes 2,177,883 shares held by entities affiliated with certain directors of the Company as described in footnotes 2 and 3 above and 57,153 shares subject to options exercisable as of July 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws to be effective upon completion of this offering is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, par value $0.001 and 5,000,000 shares of Preferred Stock, par value $0.001.

COMMON STOCK

    Upon completion of this offering, there will be 12,285,990 shares of Common Stock outstanding (plus up to 38,888 shares that may be issued upon exercise of outstanding warrants). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone.

    Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding Preferred Stock of the Company will be converted into Common Stock. The Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

    In February 1993, the Company entered into an agreement with The Mount Sinai School of Medicine of the City University of New York ("Mount Sinai"), under which Mount Sinai transferred to the Company rights to certain patents, patent applications, and associated know-how and other technical information. Mount Sinai also granted the Company (i) an option to acquire any improvements to the inventions disclosed in the licensed patents and patent applications thereafter developed by Mount Sinai and (ii) a right of first negotiation for a license or assignment to certain related technology. In connection with these agreements, the Company issued to Mount Sinai warrants (the "Mount Sinai Warrants") to purchase, in the aggregate, 225,000 shares of the Company's Series A Preferred Stock (45,000 shares of Common Stock upon conversion of the Series A Preferred Stock). Each Mount Sinai Warrant is exercisable for a period of five years commencing upon the occurrence of specified milestone events, which accelerate upon the effectiveness of this offering. Warrants to purchase 45,000 of the shares are exercisable at a purchase price of $0.90 per share (convertible into 9,000 shares of Common Stock) issuable upon exercise of the warrants. Warrants to purchase 148,750 of the shares will become exercisable upon the effective date of this offering, at a purchase price per share of Common Stock receivable upon conversion of the Series A Preferred Stock issuable upon exercise of the warrants equal to 125% of the per share price of this offering. Warrants to purchase the remaining 31,250 shares will be canceled on the effective date of this offering. See "Business -- Collaborative Agreements -- The Mount Sinai School of Medicine of the City University of New York."

    In connection with an agreement entered into in February 1995 with the University of Michigan ("Michigan"), under which Michigan transferred to the Company certain intellectual property rights and technology (the "Michigan Technology"), the Company agreed to issue to Michigan a warrant (the "Michigan Warrant") to purchase shares of its Common Stock upon the first commercial sale of a product incorporating the Michigan Technology, for a number of shares equal to 1.25% of the total issued and outstanding shares of the Company's Common Stock as of the date of such first commercial sale (excluding shares of the Company's Common Stock issued by the Company in connection with its acquisition of another company, in connection with any corporate partnering transaction, issued in connection with other technology transfers not involving the Michigan Technology, or unvested employee or director option shares), at a per share exercise price equal to 125% of the price of this Offering. See "Business -- Collaborative Agreements -- University of Michigan."

    In connection with a private placement of Series C Preferred Stock, the Company issued to the placement agent a warrant to purchase 352,536 shares of its Series C Preferred Stock at an exercise price of $1.62 per share (convertible into 70,507 shares of Common Stock), exercisable at any time through November 9, 2000.

REGISTRATION RIGHTS


    The holders (or their permitted transferees) ("Holders") of approximately 8,433,659 shares of Common Stock and warrants to purchase approximately 148,145 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein. In addition, certain of the Holders may require the Company at its expense on not more than two occasions to file a Registration Statement under the Securities Act, with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, the Holders may require the Company at its expense to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Upon completion of the Company's reincorporation in Delaware, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    Upon completion of the Company's reincorporation in Delaware, the Company's Certificate of Incorporation will provide that each director will serve for a three-year term, with approximately one-third of the directors to be elected annually. Candidates for director may be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company at least 20 days before the annual meeting. The Company may have the number of directors as determined from time to time to pursuant to a resolution of the Board, which currently consists of six members. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Certificate will not provide for cumulative voting at stockholder meetings for election of directors. As a result, stockholders controlling more than 50% of the outstanding Common Stock can elect the entire Board of Directors, while stockholders controlling 49% of the outstanding Common Stock may not be able to elect any directors. A director may be removed from office only for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

    Upon completion of the Company's reincorporation in Delaware, the Company's Certificate of Incorporation will require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. The Company's Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management -- Directors and Executive Officers." Delaware Law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company, which could have a depressive effect on the market price of the Company's Common Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Upon completion of the Company's reincorporation in Delaware, the Company's Certificate of Incorporation will contain certain provisions permitted under Delaware Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a directors liability under federal securities laws. The Company's Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by Delaware General Corporation Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT

    The transfer agent for the Common Stock of the Company is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for the Common Stock of the Company. Further sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

    Upon completion of this offering, based on the number of shares outstanding as of June 1, 1996, the Company will have outstanding an aggregate of 12,285,990 shares of Common Stock assuming (i) the issuance by the Company of 3,000,000 shares of Common Stock offered hereby, (ii) the issuance of the 333,333 Sang-A Shares, (iii) no issuance of 148,145 shares of Common Stock relating to outstanding warrants to purchase Common Stock, (iv) no exercise of outstanding options exercisable to purchase 643,480 shares of Common Stock, and (v) no exercise of the Underwriters' over-allotment option to purchase 450,000 shares of Common Stock. Of these shares, 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder.


    The remaining 8,952,657 shares held by officers, directors, employees, consultants and other shareholders of the Company were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act. Approximately 149,329 of these shares of Common Stock will be eligible for sale in the public market upon the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. Beginning 90 days after the Effective Date, an additional 37,395 of these shares will become eligible for sale subject to the provisions of Rule 144 and Rule 701 of the Securities Act. Beginning 180 days after the Effective Date, an additional 5,311,881 of these shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares. In addition, 90 days after the Effective Date, 283,160 shares subject to vested options will be available for sale, subject to compliance with Rule 701, and an additional 33,726 shares subject to additional vested options and 148,145 shares subject to exercisable warrants will be available for sale upon the expiration of the Lock-Up Period described below.


    Each officer, director and certain stockholders of the Company have agreed with the representatives of the Underwriters for a period of 180 days after the effective date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company. However, Robertson, Stephens & Company may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Company has agreed that during the Lock-Up Period, the Company will not, without the prior written consent of Robertson, Stephens & Company, subject to certain exceptions, issue, sell, contract to sell, or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 122,860 shares outstanding immediately after this offering) or
(ii) the  average weekly  trading volume  in the  Common Stock  during the  four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

    Any employee, officer or director of or consultant to the Company who purchased shares or was granted options to purchase shares pursuant to a written compensatory plan or contract ("Rule 701 Shares") is entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 Shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 Shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the Effective Date. However, all officers and directors and certain other stockholders have agreed not to sell or otherwise dispose of Common Stock of the Company during the Lock-Up Period without the prior written consent of Robertson, Stephens & Company. See "Underwriting."

    The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Option Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

                                  UNDERWRITING

    The Underwriters named below, acting through their representatives Robertson, Stephens & Company LLC, Bear, Stearns & Co. Inc., and Hambrecht & Quist LLC (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares, if any are purchased.

                                                                   NUMBER OF
                           UNDERWRITER                               SHARES
- -----------------------------------------------------------------  ----------
Robertson, Stephens & Company LLC................................
Bear, Stearns & Co. Inc..........................................
Hambrecht & Quist LLC............................................

                                                                   ----------
    Total........................................................   3,000,000
                                                                   ----------
                                                                   ----------

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a  concession of not  more than $           per share, of  which
$         may be  reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 3,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

    Each executive officer and director and certain other shareholders of the Company have agreed with the Representatives for the Lock-Up Period not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereinafter acquire the power of disposition, without the prior written consent of Robertson, Stephens & Company LLC. However, Robertson, Stephens & Company LLC may, in its sole discretion at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements. Approximately 5,311,881 of such shares will be eligible for immediate public sale following expiration of the Lock-Up Period, subject to the provisions of Rule 144. In addition, the Company has agreed that during the Lock-Up Period, it will not, without the prior written consent of Robertson, Stephens & Company LLC, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock other than the issuance of Common Stock upon the exercise of outstanding options and under the existing employee stock purchase plan and the Company's issuance of options under existing employee stock option plans. See "Shares Eligible For Future Sale."

    The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby was determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

    In addition to the 3,000,000 shares of Common Stock to be sold by the Company in this offering, concurrent with this offering the Company intends to sell in a private placement a number of shares of Common Stock equal to 10% of the aggregate number of shares sold in this offering and in the private placement at the initial public offering price per share (333,333 shares assuming a purchase price of $12.00 per share); provided however, that the total number of shares to be purchased by Sang-A will not exceed $5,000,000 divided by the initial public offering price. Such sale will be effected pursuant to a separate agreement with Sang-A and not pursuant to the Underwriting Agreement.

    An individual associated with Bear, Stearns & Co. Inc. beneficially owns 10,000 shares of the Company's Common Stock.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. GC&H Investments, an entity affiliated with Cooley Godward Castro Huddleson & Tatum, beneficially owns 22,000 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

    The financial statements of Aviron as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report theron appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.

                                     AVIRON

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.........................   F-2

Audited Financial Statements

Balance Sheets............................................................   F-3
Statements of Operations..................................................   F-4
Statement of Stockholders' Equity.........................................   F-5
Statements of Cash Flows..................................................   F-7
Notes to Financial Statements.............................................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Aviron

    We have audited the accompanying balance sheets of Aviron as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviron at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

Palo Alto, California
January 26, 1996,
except as to the first paragraph of Note 1 and
Note 10, for which the date is May 30, 1996

                                     AVIRON

                                 BALANCE SHEETS

                       (in thousands, except share data)

                                                                DECEMBER 31,
                                                            --------------------
                                                              1994       1995
                                                            ---------  ---------
                                                                                   MARCH 31,    UNAUDITED
                                                                                     1996       PRO FORMA
                                                                                  -----------  STOCKHOLDERS'
                                                                                                EQUITY AT
                                                                                  (UNAUDITED)   MARCH 31,
                                                                                                  1996
                                                                                               -----------
                                                                                                (NOTE 10)
                                                  ASSETS
Current assets:
  Cash and cash equivalents...............................  $     952  $  11,532   $  10,000
  Short-term investments..................................      5,497      6,287       4,494
  Prepaid expenses and other current assets...............        105        679         873
                                                            ---------  ---------  -----------
Total current assets......................................      6,554     18,498      15,367
Property and equipment, net...............................      1,216      1,275       1,816
Deposits and other assets.................................         19        105          92
                                                            ---------  ---------  -----------
  Total assets............................................  $   7,789  $  19,878   $  17,275
                                                            ---------  ---------  -----------
                                                            ---------  ---------  -----------

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $     101  $     312   $     703
  Accrued compensation....................................         68        130         149
  Accrued clinical trial costs............................         --        545         470
  Accrued expenses and other liabilities..................        201        108         319
  Deferred revenue........................................         --        208         437
  Current portion of capital lease obligations............        307        420         485
                                                            ---------  ---------  -----------
Total current liabilities.................................        677      1,723       2,563
Capital lease obligations, noncurrent.....................        750        618         545
Commitments
Stockholders' equity:
  Preferred Stock, no par value; 43,000,000 shares
   authorized, issuable in series; 21,666,667, 39,031,971
   and 39,168,297, convertible preferred shares issued and
   outstanding at December 31, 1994 and 1995 and March 31,
   1996 respectively, aggregate liquidation preference of
   $40,347,481 and $40,531,520 at December 31, 1995 and
   March 31, 1996, respectively (pro forma at March 31,
   1996 -- $0.001 par value, 5,000,000 shares authorized,
   none issued and outstanding)...........................     17,406     39,844      40,028    $      --
  Common Stock, no par value; 53,000,000 shares
   authorized; 695,414, 758,306 and 1,040,822 shares
   issued and outstanding at December 31, 1994 and 1995,
   and March 31, 1996 respectively (pro forma at March 31,
   1996 -- $0.001 par value 30,000,000 shares authorized,
   8,874,456 shares issued and outstanding)...............         16        317       1,579            9
  Additional paid-in capital..............................         --         --          --       41,598
  Notes receivable from stockholders......................         --         --        (310)        (310)
  Deferred compensation...................................         --       (180)       (938)        (938)
  Accumulated deficit.....................................    (11,060)   (22,444)    (26,192)     (26,192)
                                                            ---------  ---------  -----------
Total stockholders' equity................................      6,362     17,537      14,167       14,167
                                                            ---------  ---------  -----------  -----------
  Total liabilities and stockholders' equity..............  $   7,789  $  19,878   $  17,275    $  17,275
                                                            ---------  ---------  -----------  -----------
                                                            ---------  ---------  -----------  -----------

                            See accompanying notes.

                                     AVIRON
                            STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                                                                              THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,              MARCH 31,
                                                        ----------------------------------  ----------------------
                                                           1993        1994        1995        1995        1996
                                                        ----------  ----------  ----------  ----------  ----------
                                                                                                 (UNAUDITED)
Revenues:
  License revenue.....................................  $       --  $       --  $    1,500  $       --  $       --
  Contract revenue....................................          --          --         207          --         188
                                                        ----------  ----------  ----------  ----------  ----------
Total revenues........................................          --          --       1,707          --         188
Operating expenses:
  Research and development............................       2,073       4,216      10,220       3,088       3,044
  General and administrative..........................       1,874       2,493       3,252         701       1,063
                                                        ----------  ----------  ----------  ----------  ----------
Total operating expenses..............................       3,947       6,709      13,472       3,789       4,107
                                                        ----------  ----------  ----------  ----------  ----------
Loss from operations..................................      (3,947)     (6,709)    (11,765)     (3,789)     (3,919)
Other income (expense):
  Interest income.....................................         175         306         520          71         220
  Interest expense....................................          --         (99)       (158)        (39)        (37)
                                                        ----------  ----------  ----------  ----------  ----------
Total other income, net...............................         175         207         362          32         183
                                                        ----------  ----------  ----------  ----------  ----------
Net loss..............................................  $   (3,772) $   (6,502) $  (11,403) $   (3,757) $   (3,736)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Pro forma net loss per share..........................  $    (0.56) $    (0.73) $    (1.24) $    (0.41) $    (0.41)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
Shares used in computing pro forma net loss per
 share................................................   6,696,454   8,948,240   9,182,642   9,061,525   9,223,033

                            See accompanying notes.

                                     AVIRON
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                           PREFERRED STOCK           COMMON STOCK
                                        ----------------------  ----------------------      NOTES         DEFERRED
                                         SHARES      AMOUNT      SHARES      AMOUNT      RECEIVABLE     COMPENSATION
                                        ---------  -----------  ---------  -----------  -------------  ---------------
Balances at December 31, 1992.........  5,000,000   $   2,471     648,000   $       3            --       $      --
  Issuance of Series B Convertible
   Preferred Stock at $0.90 per share
   for cash and conversion of notes
   payable in September 1993, net of
   issuance costs of $65..............  16,666,667     14,935          --          --            --              --
  Issuance of Common Stock at $0.25
   per share in April 1993 for certain
   technology and patent rights.......         --          --      35,000           9            --              --
  Exercise of stock options at $0.25
   per share for cash.................         --          --       2,550           1            --              --
  Net loss............................         --          --          --          --            --              --
                                        ---------  -----------  ---------  -----------        -----           -----
Balance at December 31, 1993..........  21,666,667     17,406     685,550          13            --              --
  Exercise of stock options at $0.25
   to $0.50 per share for cash........         --          --       9,864           3            --              --
  Net unrealized loss on available-
   for-sale investments...............         --          --          --          --            --              --
  Net loss............................         --          --          --          --            --              --
                                        ---------  -----------  ---------  -----------        -----           -----
Balance at December 31, 1994..........  21,666,667     17,406     695,414          16            --              --
  Issuance of Series B Convertible
   Preferred Stock at $1.20 per share
   in February 1995 for certain
   in-process technology..............  1,323,734       1,588          --          --            --              --
  Issuance of Series C Convertible
   Preferred Stock at $1.35 per share
   for cash in June through November
   1995, net of issuance costs of
   $807...............................  16,041,570     20,850          --          --            --              --
  Exercise of stock options at $0.25
   to $0.50 per share for cash........         --          --      62,892          31            --              --
  Deferred compensation related to the
   grant of certain stock options.....         --          --          --         270            --            (270)
  Amortization of deferred
   compensation.......................         --          --          --          --            --              90
  Change in net unrealized loss on
   available-for-sale investments.....         --          --          --          --            --              --
  Net loss............................         --          --          --          --            --              --
                                        ---------  -----------  ---------  -----------        -----           -----
Balance at December 31, 1995..........  39,031,971  $  39,844     758,306   $     317            --       $    (180)
  Issuance of Series C Convertible
   Preferred Stock at $1.35 per share
   for cash in March 1996
   (unaudited)........................    136,326         184          --          --            --              --
  Exercise of stock options at $0.25
   to $2.50 per share for cash
   (unaudited)........................         --          --     114,516         168            --              --
  Exercise of stock options at $0.50
   to $2.50 per share for notes
   receivable (unaudited).............         --          --     168,000         310          (310)             --
  Deferred compensation related to the
   grant of certain stock options
   (unaudited)........................         --          --          --         784            --            (784)
  Amortization of deferred
   compensation (unaudited)...........         --          --          --          --            --              26
  Change in net unrealized gain on
   available-for-sale Investments
   (unaudited)........................         --          --          --          --            --              --
  Net loss (unaudited)................         --          --          --          --            --              --
                                        ---------  -----------  ---------  -----------        -----           -----
Balance at March 31, 1996
 (unaudited)..........................  39,168,297  $  40,028   1,040,822   $   1,579     $    (310)      $    (938)
                                        ---------  -----------  ---------  -----------        -----           -----
                                        ---------  -----------  ---------  -----------        -----           -----

                                                           TOTAL
                                         ACCUMULATED   STOCKHOLDERS'
                                           DEFICIT        EQUITY
                                        -------------  -------------
Balances at December 31, 1992.........    $    (753)     $   1,721
  Issuance of Series B Convertible
   Preferred Stock at $0.90 per share
   for cash and conversion of notes
   payable in September 1993, net of
   issuance costs of $65..............           --         14,935
  Issuance of Common Stock at $0.25
   per share in April 1993 for certain
   technology and patent rights.......           --              9
  Exercise of stock options at $0.25
   per share for cash.................           --              1
  Net loss............................       (3,772)        (3,772)
                                        -------------  -------------
Balance at December 31, 1993..........       (4,525)        12,894
  Exercise of stock options at $0.25
   to $0.50 per share for cash........           --              3
  Net unrealized loss on available-
   for-sale investments...............          (33)           (33)
  Net loss............................       (6,502)        (6,502)
                                        -------------  -------------
Balance at December 31, 1994..........      (11,060)         6,362
  Issuance of Series B Convertible
   Preferred Stock at $1.20 per share
   in February 1995 for certain
   in-process technology..............           --          1,588
  Issuance of Series C Convertible
   Preferred Stock at $1.35 per share
   for cash in June through November
   1995, net of issuance costs of
   $807...............................           --         20,850
  Exercise of stock options at $0.25
   to $0.50 per share for cash........           --             31
  Deferred compensation related to the
   grant of certain stock options.....           --             --
  Amortization of deferred
   compensation.......................           --             90
  Change in net unrealized loss on
   available-for-sale investments.....           19             19
  Net loss............................      (11,403)       (11,403)
                                        -------------  -------------
Balance at December 31, 1995..........    $ (22,444)     $  17,537
  Issuance of Series C Convertible
   Preferred Stock at $1.35 per share
   for cash in March 1996
   (unaudited)........................           --            184
  Exercise of stock options at $0.25
   to $2.50 per share for cash
   (unaudited)........................           --            168
  Exercise of stock options at $0.50
   to $2.50 per share for notes
   receivable (unaudited).............           --             --
  Deferred compensation related to the
   grant of certain stock options
   (unaudited)........................           --             --
  Amortization of deferred
   compensation (unaudited)...........           --             26
  Change in net unrealized gain on
   available-for-sale Investments
   (unaudited)........................          (12)           (12)
  Net loss (unaudited)................       (3,736)        (3,736)
                                        -------------  -------------
Balance at March 31, 1996
 (unaudited)..........................    $ (26,192)     $  14,167
                                        -------------  -------------
                                        -------------  -------------

                            See accompanying notes.

                                     AVIRON

                            STATEMENTS OF CASH FLOWS

                                 (in thousands)


                                                                                               THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,           MARCH 31,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...................................................  $  (3,772) $  (6,502) $ (11,403) $  (3,757) $  (3,736)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization............................        223        416        544        127        110
  Acquired technology and patent rights....................          9         --      1,588      1,588         --
  Amortization of deferred compensation....................         --         --         90         --         26
  Changes in assets and liabilities:
    Prepaid expenses and other current assets..............        (16)       (46)      (574)       (66)      (194)
    Deposits and other assets..............................         (1)        (4)       (86)        --         13
    Accounts payable.......................................        (34)       (39)       211         61        391
    Accrued expenses and other liabilities.................        168         96        514        (19)       155
    Deferred revenue.......................................         --         --        208         --        229
                                                             ---------  ---------  ---------  ---------  ---------
Net cash used in operating activities......................     (3,423)    (6,079)    (8,908)    (2,066)    (3,006)
                                                             ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments........................     (7,854)    (9,755)    (9,493)      (441)    (3,147)
Maturities of short-term investments.......................      1,815     11,579      8,722      4,257      4,928
Expenditures for property and equipment....................       (593)      (260)      (238)       (75)      (545)
                                                             ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in) investing activities........     (6,632)     1,564     (1,009)     3,741      1,236
                                                             ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital lease line of credit.................         --        620         --         --         --
Principal payments on capital lease obligation.............         --       (212)      (384)       (85)      (114)
Proceeds from notes payable................................      1,500         --         --         --         --
Cash proceeds from issuance of:
  Series B Convertible Preferred Stock.....................     13,434         --         --         --         --
  Series C Convertible Preferred Stock.....................         --         --     20,850         --        184
  Common Stock.............................................          1          3         31          1        168
                                                             ---------  ---------  ---------  ---------  ---------
Cash flows provided by financing activities................     14,935        411     20,497        (84)       238
                                                             ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.......      4,880     (4,104)    10,580      1,591     (1,532)
Cash and cash equivalents at beginning of year.............        176      5,056        952        952     11,532
                                                             ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of year...................  $   5,056  $     952  $  11,532  $   2,543  $  10,000
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
Issuance of Common Stock and Preferred Stock for certain
 technology and patent rights..............................  $       9  $      --  $   1,588  $   1,588  $      --
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Conversion of notes payable to Series B Preferred Stock....  $   1,500  $      --  $      --  $      --  $      --
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Equipment acquired under line of credit....................  $      --  $     648  $     365  $     114  $     106
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Deferred compensation related to the grant of certain stock
 options...................................................  $      --  $      --  $     270  $      --  $     784
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------


                            See accompanying notes.

                                     AVIRON

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

    Aviron (the "Company") was incorporated in the State of California on April 15, 1992 and will be reincorporated in the State of Delaware in June, 1996. The Company was organized to develop and commercialize cost-effective forms of disease prevention and treatment based on live virus vaccines. Prior to October 1995, the Company was considered to be in the development stage.

    The Company anticipates working on a number of long-term development projects which will involve experimental and unproven technology. The projects may require many years and substantial expenditures to complete, and which may ultimately be unsuccessful. Therefore, the Company will need to obtain additional funds from outside sources to continue its research and development activities, fund operating expenses, pursue regulatory approvals and build production, sales and marketing capabilities, as necessary. Management believes it has sufficient capital to achieve planned business objectives including supporting preclinical development and clinical testing, through at least 1996.

INTERIM FINANCIAL INFORMATION

    The financial information at March 31, 1996, for the three months ended March 31, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods. Results of the 1996 period are not necessarily indicative of results expected for the entire year.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Cash equivalents include $11,831,000 and $9,667,000 in money market funds at December 31, 1995 and March 31, 1996, respectively.

SHORT-TERM INVESTMENTS

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") for investments held as of or acquired after January 1, 1994.

    The Company's entire short-term investment portfolio is currently classified as available-for-sale and is carried at fair value based on quoted market prices with the unrealized gains and losses included in stockholders' equity. The amortized cost of debt securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains or losses and declines in value judged to be other-than-temporary are included in other income. The cost of securities sold is based on the specific identification method. The Company has not experienced any significant realized gains or losses on its investments.

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the respective assets which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of their useful lives or the term of the lease.

REVENUE RECOGNITION

    Collaborative research revenue earned is based on research expenses incurred. Amounts received in advance of services to be performed are recorded as deferred revenue until the related expenses are incurred. Milestone payments are recognized as revenue in the period earned.

STOCK COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Statement is effective for Aviron beginning in 1996. Under SFAS No. 123, stock-based compensation expense to employees is measured using either the intrinsic-value method as prescribed by Accounting Principle Board Opinion No. 25 or the fair-value method described in SFAS No. 123. Companies choosing the intrinsic-value method will be required to disclose but not actually record the pro forma impact of the fair-value method on net income and earnings per share. The Company plans to adopt the SFAS No. 123 in 1996 using the intrinsic-value method for stock awards to employees. There will be no effect of adopting the SFAS No. 123 on the Company's financial position or results of operations.

RECENT PRONOUNCEMENTS

    During March 1995, the Financial Accounting Standards Board issued Statement No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets. SFAS 121 will become effective for the
Company's year ending December 31, 1996. The Company has studied the implications of SFAS 121 and, based on its initial evaluation, does not expect it to have a material impact on the Company's financial condition or results of operations.

NET LOSS PER SHARE

    Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, convertible preferred stock and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning 12 months prior to the initial filing of the proposed public offering at prices substantially below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options and warrants and the if-converted method for convertible preferred stock).

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Historical net loss per share information is as follows:

                                                                                THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              MARCH 31,
                                          ----------------------------------  ----------------------
                                             1993        1994        1995        1995        1996
                                          ----------  ----------  ----------  ----------  ----------
Net loss per share......................  $    (0.82) $    (1.41) $    (2.47) $    (0.81) $    (0.81)
                                          ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------
Shares used in computing net loss per
 share..................................   4,600,440   4,614,907   4,624,721   4,624,078   4,624,953
                                          ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------

    Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred shares not included above that will automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

2.  LICENSE AGREEMENTS

ARCH DEVELOPMENT CORPORATION

    On July 1, 1992, the Company entered into an exclusive license agreement with ARCH Development Corporation ("ARCH") to acquire the rights to use or sublicense certain technology and make, use or sell certain licensed products. The agreement calls for the Company to make certain payments to ARCH totaling as much as $2.6 million as certain milestones are met. No benchmark payments were made or were due through 1995. If commercialization is achieved, the Company will be required to pay ARCH royalties based on net sales of the licensed products. Further, if the Company were to sublicense the technology, it would be required to pay ARCH royalties on net sales of the sublicensee and, under certain circumstances, up to 50% of the license fee paid by the sublicensee. In conjunction with this license agreement, the Company sold 40,000 shares of Common Stock to ARCH at $0.005 per share in 1992. Subsequent to this agreement, affiliates of ARCH purchased 700,000, 300,000 and 113,999 shares of the Company's Series A, B and C Preferred Stock, respectively.

THE MOUNT SINAI SCHOOL OF MEDICINE

    In 1993, the Company entered into a technology transfer agreement with The Mount Sinai School of Medicine of the City University of New York ("Mount Sinai") to acquire certain patent rights and technical information. Pursuant to the agreement, the Company issued to Mount Sinai 35,000 shares of Common Stock which resulted in a charge to research and development expense of $8,750, and warrants to purchase, in the aggregate, 225,000 shares of Series A Preferred Stock. The warrants become exercisable upon the occurrence of specific milestones and expire five years from such date or on the day preceding the sale of the Company. Upon the closing of an initial public offering by the Company, warrants covering 148,750 shares of Series A Preferred Stock will become exercisable at a price per share of Common Stock of 125% of the initial public offering price of the Common Stock. The remaining warrants will be cancelled. At December 31, 1995 and March 31, 1996, warrants covering 45,000 shares of Series A Preferred Stock are exercisable at $0.90 per share. The Company is also required to reimburse Mount Sinai for costs incurred in connection with the maintenance and protection of certain patents.

UNIVERSITY OF MICHIGAN

    In February 1995, the Company signed a license agreement with the University of Michigan. The license agreement gives the Company a worldwide license to the University of Michigan's inventions and discoveries

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

2.  LICENSE AGREEMENTS (CONTINUED)
related to a cold adapted influenza vaccine, including the ability to develop, use, sublicense, manufacture and sell products and processes claimed in the patent rights. Under the arrangement, the Company paid the University of Michigan and expensed a $100,000 fee and issued 1,323,734 shares of Series B Preferred Stock which resulted in a charge to research and development expense of $1,588,481. Upon commercialization of the vaccine product, the license agreement provides that the Company will pay royalties based on net revenues as well as issuing warrants to purchase 1.25% of the Company's then total outstanding Common Stock at an exercise price equal to 125% of the per share price of Common Stock in the Company's initial public offering of Common Stock. The warrant will be exercisable for five years after its issuance date. In conjunction with the license agreement, the Company signed a research agreement with the University of Michigan which obligates the Company to fund approximately $530,000 of specific research projects. As of December 31, 1996, the Company had funded $184,000 for research under this agreement. The Company had also paid the University of Michigan $67,000 for other research services.

3.  DEVELOPMENT AGREEMENTS

SMITHKLINE BEECHAM BIOLOGICALS S.A.


    In October 1995, the Company signed an agreement with SmithKline Beecham Biologicals S.A. ("SmithKline Beecham") which grants SmithKline Beecham exclusive worldwide (excluding Korea) rights to produce and market any prophylactic and therapeutic Epstein-Barr Virus ("EBV") vaccines under the Company's patents. Under the Agreement, SmithKline Beecham paid the Company a $1,500,000 nonrefundable licensing fee and is required to make additional benchmark payments as certain milestones are met. Upon commercialization, SmithKline Beecham will pay the Company a royalty based on net sales (by country). In conjunction with the licensing rights, SmithKline Beecham will fund the Company's development of the EBV vaccine for a minimum of two years based on approved budgeted amounts. For the year ended December 31, 1995, the Company recognized $1,500,000 of license revenue and $125,000 of development revenue pursuant to the agreement. As of December 31, 1995, the Company has recorded $208,000 in deferred revenue relating to development that will be recognized in 1996.


SANG-A PHARM. CO., LTD.

    In May 1995, the Company signed a development and licensing agreement with Sang-A Pharm. Co., Ltd. ("Sang-A"), a Korean pharmaceutical company. The agreement covers a wide range of vaccine products and grants Sang-A the exclusive rights and licenses to such products in South and North Korea ("Korea"). Under the terms of the agreement, Sang-A will conduct all clinical development work necessary for approval in Korea at its expense, and is required to make payments based on certain milestones and, upon commercialization of each product, to pay royalties based on net revenues. The agreement also gives Sang-A the first right of refusal to supply a percentage of Aviron's products in selected countries.

    In connection with this agreement, Sang-A purchased 2,941,863 shares of Series C Preferred Stock for $3,971,515. Sang-A subsequently purchased 1,187,295 additional shares of Series C Preferred Stock for $1,602,848. In the future, Sang-A is required to purchase 10% of any offering of new securities (as defined) of the Company, if requested by the Company, until the earlier of 36 months following Sang-A's initial investment or an initial public offering. During the three months ended March 31, 1996, Sang-A purchased 136,326 shares of Series C Preferred Stock for $184,040.

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

4.  SHORT-TERM INVESTMENTS
    At December 31, 1994 and 1995, the Company's short-term investments consisted of the following debt securities, all of which had maturities of one year or less (in thousands):

                                              AVAILABLE-FOR-SALE SECURITIES
                                       -------------------------------------------
                                                 GROSS        GROSS      ESTIMATED
                                               UNREALIZED   UNREALIZED     FAIR
                                        COST     GAINS        LOSSES       VALUE
                                       ------  ----------   ----------   ---------
As of December 31, 1994:
U.S. Treasury securities and
 obligations of U.S. government
 agencies............................  $2,261   $ --           $(22)      $2,239
U.S. corporate commercial paper......   2,983     --             (1)       2,982
U.S. corporate obligations...........     514     --             (1)         513
Foreign government securities........     520     --             (9)         511
                                       ------  ----------       ---      ---------
                                       $6,278   $ --           $(33)      $6,245
                                       ------  ----------       ---      ---------
                                       ------  ----------       ---      ---------
As of December 31, 1995:
U.S. Treasury securities and
 obligations of U.S. government
 agencies............................  $1,025   $     2        $ (4)      $1,023
U.S. corporate commercial paper......   3,705     --             --        3,705
U.S. corporate obligations...........   1,571     --            (12)       1,559
                                       ------  ----------       ---      ---------
                                       $6,301   $     2        $(16)      $6,287
                                       ------  ----------       ---      ---------
                                       ------  ----------       ---      ---------

    Included in the above table as of December 31, 1994 are corporate debt obligations with a fair value of $748 which are classified as cash equivalents in the accompanying balance sheet.

5.  PROPERTY AND EQUIPMENT
    Property and equipment consisted of the following (in thousands):

                                                             DECEMBER 31,       MARCH 31,
                                                           1994       1995        1996
                                                         ---------  ---------  -----------
Laboratory equipment...................................  $   1,220  $   1,512   $   1,601
Computer equipment.....................................        199        323         370
Office equipment.......................................         68         90         100
Leasehold improvements.................................        336         62         567
                                                         ---------  ---------  -----------
                                                             1,823      1,987       2,638
Less accumulated depreciation and amortization.........       (607)      (712)       (822)
                                                         ---------  ---------  -----------
                                                         $   1,216  $   1,275   $   1,816
                                                         ---------  ---------  -----------
                                                         ---------  ---------  -----------

6.  LEASE ARRANGEMENTS
    In April 1994, the Company entered into a $2,500,000 equipment and leasehold improvement lease line of credit that bears interest based on an average of the three-year and five-year indices of U.S. Treasury bonds. Outstanding balances under the line are secured by the related equipment purchased. The lease line was extended and expires December 31, 1996. At March 31, 1996, $761,000 of the line was available. In connection with this financing arrangement, the Company issued warrants to purchase 116,667 shares of the Company's Series B Preferred Stock. These warrants are exercisable at an exercise price of $0.90 per share and will expire at the earlier of March 2000 or upon the initial public offering of the Company's Common Stock. As consideration for extending the expiration date of the lease line, the Company issued warrants in 1995 to purchase 77,778

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

6.  LEASE ARRANGEMENTS (CONTINUED)
shares of the Company's Series B Preferred Stock. These warrants are exercisable at an exercise price of $0.90 per share and will expire at the earlier of May 2001 or upon the initial public offering of the Company's Common Stock. As of March 31, 1996, none of the warrants had been exercised.

    Included in property and equipment at December 31, 1995 and March 31, 1996 are assets with a cost of $1,826,125 and $2,032,532, respectively, and accumulated amortization of $688,594 and $786,784, respectively, which have been financed pursuant to the lease line of credit.

    The Company has entered into an operating lease agreement for office and research facilities which expires in 2005 and includes an option allowing the Company to extend the lease for two additional five-year terms. The agreement requires the Company to pay operating costs, including property taxes, utilities, insurance and maintenance. Rent expense for the years ended December 31, 1993, 1994 and 1995 was $130,400, $167,568 and $412,869, respectively.

    At December 31, 1995, the Company's aggregate commitment under such arrangements are as follows (in thousands):

                                                         CAPITAL LEASE   OPERATING
                                                          OBLIGATIONS      LEASE
                                                         -------------  -----------
Years ending December 31,
  1996.................................................    $     528     $     747
  1997.................................................          424           866
  1998.................................................          226           919
  1999.................................................           49           924
  2000.................................................       --               950
  Thereafter...........................................       --             4,910
                                                              ------    -----------
                                                               1,227     $   9,316
                                                                        -----------
                                                                        -----------
Less amounts representing interest.....................         (189)
                                                              ------
                                                               1,038
Less current portion...................................         (420)
                                                              ------
                                                           $     618
                                                              ------
                                                              ------

7.  STOCKHOLDERS' EQUITY

    COMMON STOCK

    During June and July 1992, 648,000 shares of Common Stock were issued to the Company's founders, consultants and a licensor of technology at $0.005 per share. These shares are subject to certain transfer restrictions. Certain of these shares, until vested, are subject to repurchase at $0.005 per share (adjusted to reflect any stock splits or stock dividends) on termination of employment. In addition, certain shares of Common Stock issued to members of management in 1995 and 1996 through exercises of stock options are subject to repurchase by the Company at $0.50-$2.50 per share. The above shares vest over periods specified by the Board of Directors. At December 31, 1995 and March 31, 1996, 101,700 and 268,480 shares remain subject to the Company's right of repurchase, respectively.

    PREFERRED STOCK

    Preferred Stock is issuable in series. Series A, Series B and Series C Preferred Stock are convertible into 0.20 share of Common Stock of the Company at the option of the holder, and carry voting rights equivalent to

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
Common Stock on a share-for-share basis. The conversion rate of the Preferred Stock is subject to adjustment in the event of, among other things, stock splits and stock dividends. Each share of Preferred Stock automatically converts into
0.20 shares of Common Stock in the event of an initial public offering of the Company's Common Stock in which the gross offering proceeds equal or exceed $10.0 million or upon approval of the conversion by a majority of the preferred stockholders voting together as a single class. The Series A, Series B and Series C preferred stockholders are entitled to noncumulative dividends at the rate of $0.05, $0.09 and $0.135 per share, respectively, when and if declared by the board of directors. None have been declared.

    The Series A, Series B and Series C Preferred Stock are subject to a liquidation preference of $0.50, $0.90 and $1.35 per share, respectively, plus all declared but unpaid dividends.

    The Preferred Stock authorized, issued and outstanding at December 31, 1995 is as follows:

                                                            SHARES      SHARES ISSUED    LIQUIDATION
                                                          AUTHORIZED   AND OUTSTANDING   PREFERENCE
                                                         ------------  ---------------  -------------
Series A...............................................     5,225,000       5,000,000   $   2,500,000
Series B...............................................    18,650,000      17,990,401      16,191,361
Series C...............................................    18,000,000      16,041,570      21,656,120
Undesignated...........................................     1,125,000        --              --
                                                         ------------  ---------------  -------------
                                                           43,000,000      39,031,971   $  40,347,481
                                                         ------------  ---------------  -------------
                                                         ------------  ---------------  -------------

    In November 1995, in conjunction with the private placement of Series C Preferred Stock, the Company issued to the placement agent warrants to purchase 352,536 shares of the Company's Series C Preferred Stock. These warrants have an exercise price of $1.62 per share and will expire in November 2000. As of March 31, 1996, none of the warrants had been exercised.

    A total of 771,981 shares of Preferred Stock have been reserved for issuance upon exercise of outstanding warrants as of December 31, 1995 and March 31, 1996.

    In addition, 8,600,000 shares of Common Stock have been reserved for issuance upon the conversion of convertible Preferred Stock.

    STOCK OPTIONS

    On September 15, 1992, the board of directors adopted the 1992 Stock Option Plan (the "1992 Plan"). The Company initially reserved 272,000 shares of Common Stock for issuance under the 1992 Plan which was increased by 200,000 shares in 1993 and 300,000 shares in 1994.

    The 1992 Plan provides for both incentive and nonqualified stock options to be granted to employees, directors and consultants. The 1992 Plan provides that incentive stock options will be granted at no less than the fair value of the Company's Common Stock (no less than 85% of the fair value for nonqualified stock options), as determined by the board of directors at the date of the grant. If, at the time the Company grants an option, the optionee owns more than 10% of the total combined voting power of all the classes of stock of the Company, the option price shall be at least 110% of the fair value and the option shall not be exercised more than five years after the date of grant. The options vest and become exercisable over periods determined by the board of directors. Except as noted above, options expire no more than 10 years after the date of grant, or earlier if employment terminates.

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
    Option activity under the Plan is as follows:

                                                                                 OPTIONS OUTSTANDING
                                                                              --------------------------
                                                                    SHARES                   EXERCISE
                                                                   AVAILABLE   NUMBER OF     PRICE PER
                                                                   FOR GRANT    SHARES         SHARE
                                                                   ---------  -----------  -------------
Balance at December 31, 1992.....................................    157,100     114,900    $      0.25
  Options authorized.............................................    200,000      --            --
  Options granted................................................   (235,117)    235,117    $0.25-$0.50
  Options exercised..............................................     --          (2,550)   $      0.25
  Options canceled...............................................      9,550      (9,550)   $      0.25
                                                                   ---------  -----------  -------------
Balance at December 31, 1993.....................................    131,533     337,917    $0.25-$0.50
  Options authorized.............................................    300,000      --            --
  Options granted................................................    (71,230)     71,230    $      0.50
  Options exercised..............................................     --          (9,864)   $0.25-$0.50
  Options canceled...............................................     29,996     (29,996)   $0.25-$0.50
                                                                   ---------  -----------  -------------
Balance at December 31, 1994.....................................    390,299     369,287    $0.25-$0.50
  Options granted................................................   (269,000)    269,000    $0.50-$1.25
  Options exercised..............................................     --         (62,892)   $0.50-$1.25
  Options canceled...............................................      2,357      (2,357)   $0.25-$0.50
                                                                   ---------  -----------  -------------
Balance at December 31, 1995.....................................    123,656     573,038    $0.25-$1.25
  Options granted (unaudited)....................................    (96,625)     96,625    $      2.50
  Options exercised (unaudited)..................................     --         (64,516)   $0.25-$0.50
  Options canceled (unaudited)...................................        735        (735)   $0.25-$2.50
                                                                   ---------  -----------  -------------
Balance at March 31, 1996 (unaudited)............................     27,766     604,412    $0.25-$2.50
                                                                   ---------  -----------  -------------
                                                                   ---------  -----------  -------------

    In addition, during 1995 fully-vested non-qualified stock options covering 40,000 shares were issued outside of the 1992 Plan at exercise prices of $0.50-$1.25 per share. During January 1996, 208,000 non-qualified stock options were issued outside the 1992 Plan at exercise prices of $1.75-$2.50 per share. Of the stock options issued outside of the 1992 Plan, 218,000 options were exercised at exercise prices of $0.50-$2.50 per share during the quarter ending March 31, 1996.

    During the three months ended March 31, 1996, officers of the Company exercised options for 168,000 shares by signing promissory notes amounting to $310,000 which bear interest at 5.73%.

    As of December 31, 1995 and March 31, 1996, options to purchase 347,893 and 291,491 shares of Common Stock were exercisable.

    For certain options granted during 1995 and 1996, the Company recognized as deferred compensation the excess of the deemed value for financial reporting purposes of the Common Stock issuable upon the exercise of such options over the aggregate exercise price of such options. Total deferred compensation of $270,000 recorded through December 31, 1995 is being amortized over the vesting period of such options. A portion of these options vested immediately upon grant. In January 1996, the Company granted an additional 304,625 options with exercise prices of $1.75 to $2.50 and recorded related deferred compensation of approximately $784,000. In May 1996, the Company granted 102,950 options with an exercise price of $2.50 and recorded related deferred compensation of approximately $463,000.

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

7.  STOCKHOLDERS' EQUITY (CONTINUED)
    In March 1996, the Company amended and restated the 1992 Plan as the 1996 Equity Incentive Plan (the "1996 Plan"). Total shares of Common Stock reserved for future issuance under the 1996 Plan were increased to 1,750,000. The 1996 Plan provides for the grant of incentive and nonstatutory stock options to employees and consultants of the Company.

    In March 1996, the Company adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") under which 200,000 shares of Common Stock are reserved for issuance pursuant to nonstatutory stock options.

    In March 1996, the Company also adopted the Employee Stock Purchase Plan (the "Purchase Plan"). A total of 250,000 shares of Common Stock are reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning or end of the applicable offering period.

8.  INCOME TAXES
    As of December 31, 1995, the Company had a federal net operating loss carryforward of approximately $20,000,000. The net operating loss carryforward will expire at various dates beginning from 2007 through 2010, if not utilized. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "ownership change" provisions of the Internal Revenue Code of 1986.

    Significant components of the Company's deferred tax assets are as follows:

                                                                                    DECEMBER 31,
                                                                           -------------------------------
                                                                             1993       1994       1995
                                                                           ---------  ---------  ---------
                                                                                   (in thousands)
Net operating loss carryforward..........................................  $   1,500  $   3,800  $   7,100
Capitalized research expenses............................................     --            200      1,060
Research tax credits (expires from 2007-2010)............................        100        300        550
Other....................................................................        200        100        140
                                                                           ---------  ---------  ---------
Net deferred tax assets..................................................      1,800      4,400      8,850
Valuation allowance......................................................     (1,800)    (4,400)    (8,850)
                                                                           ---------  ---------  ---------
                                                                           $  --      $  --      $  --
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Because of the Company's lack of earnings history, the net deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by approximately $1,500,000 in 1993.

9.  RELATED PARTY TRANSACTIONS
    In 1995, the Company made unsecured loans to officers totalling $100,000 which bear interest at 7.75% and are due in April 2000.

    An officer of the Company is a shareholder in an investment advisory business which was paid a commission by the Company of approximately $334,000 during 1995 related to the Sang-A transaction (see Note 3). The officer received no direct compensation from the transaction.

10. SUBSEQUENT EVENT -- PROPOSED PUBLIC OFFERING AND RELATED MATTERS
    On May 30, 1996, the board of directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission offering shares of its Common Stock to the public. If the offering is consummated under the terms presently anticipated, all of the Preferred Stock outstanding will

                                     AVIRON

                               DECEMBER 31, 1995
 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)

10. SUBSEQUENT EVENT -- PROPOSED PUBLIC OFFERING AND RELATED MATTERS (CONTINUED) automatically convert into 7,833,634 shares of Common Stock upon the closing of the offering. Unaudited pro forma stockholders' equity as of December 31, 1995 as adjusted for the assumed conversion of the Preferred Stock is set forth on the accompanying balance sheet.

    In May 1996, the Company filed restated Articles of Incorporation in California to effect a one-for-five reverse stock split of all outstanding shares of Common Stock, Common Stock options and warrants. The conversion ratio of all outstanding shares of Convertible Preferred Stock were adjusted such that each preferred share converts into .20 shares of common stock. All common share and per share data in the accompanying financial statements has been adjusted retroactively to give effect to the reverse stock split. In conjunction with the registration, the board of directors also authorized the reincorporation of the Company in Delaware.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts are estimates except for the registration fee and the NASD filing fee.

Registration fee..........................................  $  15,466
NASD filing fee...........................................      4,985
Blue sky qualification fees and expenses..................      5,000
Printing and engraving expenses...........................    125,000
Legal fees and expenses...................................    300,000
Accounting fees and expenses..............................    130,000
Transfer agent and registrar fees.........................     10,000
Miscellaneous.............................................      9,549
                                                            ---------
    Total.................................................  $ 600,000
                                                            ---------
                                                            ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law.

    The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, will provide for indemnification by the Underwriters and their controlling persons, on the one hand, and of the Registrant and its controlling persons on the other hand, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since   inception,  the  Registrant  has   sold  and  issued  the  following
unregistered securities (adjusted to give effect to the one-for-five reverse stock split):

        (1) From April 1992 through June 1, 1996, the Registrant has granted stock options to purchase 889,822 shares of the Company's Common Stock at a weighted average exercise price of $1.02 per share to employees, consultants and directors pursuant to its 1996 Equity Incentive Plan, or predecessor plans (the "Plans"). Of these options, 58,318 have been canceled without being exercised, 218,024 have been exercised and 613,480 remain outstanding. In January 1996, 208,000 options were issued outside the Plan to certain senior executives and founders of the Company, at exercise prices ranging from $1.75 to $2.50 per share.

        (2) In June and July 1992, the Registrant issued 5,000,000 shares of Series A Preferred Stock to 14 purchasers at $0.50 per share, for an aggregate purchase price of $2,500,000. Shares of Series A Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series A Preferred Stock owned.

        (3) In February 1993, the Company issued warrants to purchase up to 225,000 shares of Series A Preferred Stock to The Mount Sinai School of Medicine of the City University of New York ("Mount Sinai") in connection with the transfer by Mount Sinai to the Company of certain technology rights. The shares of Series A Preferred Stock issuable upon exercise of the warrants are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series A Preferred Stock owned.

        (4) In September 1993, the Registrant issued 16,666,667 shares of Series B Preferred Stock to 34 purchasers (including two purchasers who received 1,666,666 shares upon conversion of promissory notes aggregating $1,500,000) at $0.90 per share, for an aggregate purchase price of $15,000,000. Shares of Series B Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series B Preferred Stock owned.

        (5) In September 1993, the Registrant issued warrants to purchase 400,000 shares of its Series B Preferred Stock, at an exercise price of $1.25 per share, to entitles affiliated with IVP. These warrants expired unexercised in June 1995.

        (6) In February 1995, the Registrant entered into a license agreement with the University of Michigan under which, in return for certain rights to the University of Michigan's inventions and discoveries related to a cold adapted influenza vaccine, the Registrant issued 1,323,734 shares of the Registrant's Series B Preferred Shares, plus a warrant to purchase up to 1.25% of the Registrant's outstanding Common Stock under certain conditions. Shares of Series B Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series B Preferred Stock owned.

        (7) In April 1994 and May 1995, the Registrant issued warrants to purchase an aggregate of 194,445 shares of Series B Preferred Stock at an exercise price of $0.90 per share to Lease Management Services, Inc.

        (8) In May 1995, the Registrant entered into a license agreement with Sang-A Pharm Co., Ltd., ("Sang-A") under which, in return for certain rights to certain of the Registrant's products in Korea, Sang-A purchased 2,941,863 of the Registrant's Series C Preferred Stock for $3,971,575, or $1.35 per share. Shares of Series C Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series C Preferred Stock owned.

        (9) From July through November 1995, the Registrant issued 13,099,707 shares of Series C Preferred Stock to 66 purchasers at a purchase price of $1.35 per share (including 1,187,295 shares to Sang-A), for an aggregate purchase price of $17,684,604. Shares of Series C Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series C Preferred Stock owned.

        (10) In November 1995, the Registrant issued a warrant to purchase 352,536 shares of the Series C Preferred Stock of the Company to Raymond,
    James & Associates, Inc., for an exercise price of $1.62 per share (convertible into 70,507 shares of Common Stock) issuable upon exercise of the warrant. Shares of Series C Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series C Preferred Stock owned.

        (11) In March 1996, the Registrant issued 136,315 shares of Series C Preferred Stock to Sang-A Pharm Co., Ltd. at $1.35 per share, for an aggregate purchase price of $184,025. Shares of Series C Preferred Stock are convertible into shares of Common Stock at the rate of one share of Common Stock for each five shares of Series C Preferred Stock owned.

    The sales and issuances of securities described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act. The sales and issuances of securities described in paragraphs (2) through (9) above were deemed to be exempt from registration under the

Securities Act by virtue of Rule 4(2) of the Securities Act. The sale and issuance of securities described in paragraph (10) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 3(a)(9) of the Securities Act.

    Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following is a list of exhibits filed as a part of this Registration Statement:


   EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
- -------------  ------------------------------------------------------------
      *1.1     Form of Underwriting Agreement.
       3.1     Amended  and  Restated  Articles  of  Incorporation  of  the
                Registrant, as amended.(1)
       3.2     Amendment  to   the  Amended   and  Restated   Articles   of
                Incorporation of the Registrant.
       3.3     Bylaws of the Registrant.(1)
      *3.4     Form of Certificate of Incorporation of the Registrant to be
                filed upon reincorporation in Delaware.
      *3.5     Form  of  Bylaws  of  the Registrant  to  be  effective upon reincorporation in Delaware.
      *3.6     Form  of  Restated  Certificate  of  Incorporation  of   the
                Registrant, to be filed after completion of this offering.
      *3.7     Form  of Restated Bylaws of  the Registrant, to be effective upon the completion of this offering.
       4.1     Reference is made to Exhibits  3.1, 3.2, 3.3, 3.4., 3.5  and
                3.6.
      *4.2     Specimen Stock Certificate.
       4.3     Warrant  for Series A  Preferred Stock, issued  to The Mount
                Sinai School of Medicine of the City of New York.(1)
       4.4     Warrant for Series  A Preferred Stock,  issued to The  Mount
                Sinai School of Medicine of the City of New York.(1)
      *4.5     Warrant  for Series A  Preferred Stock, issued  to The Mount
                Sinai School of Medicine of the City of New York.
      *4.6     Warrant for Series  A Preferred Stock,  issued to The  Mount
                Sinai School of Medicine of the City of New York.
      *4.7     Warrant  for Series  C Preferred  Stock, issued  to Raymond,
                James & Associates.
       4.8     Investors Rights Agreement, dated  July 18, 1995, among  the
                Registrant and the investors named therein.(1)
       5.1     Opinion of Cooley Godward Castro Huddleson & Tatum.(1)
     +10.1     License   Agreement   between   the   Registrant   and  ARCH
                Development Corporation, dated July 1, 1992.(1)
     +10.2     Technology Transfer Agreement between the Registrant and The
                Mount Sinai School  of Medicine of  the City University  of
                New York, dated February 9, 1993.(1)
     +10.3     Materials   Transfer  and  Intellectual  Property  Agreement
                between the Registrant and the Regents of the University of
                Michigan, dated February 24, 1995.(1)
      10.4     Stock Transfer  Agreement  between the  Registrant  and  the
                Regents  of the University of  Michigan, dated February 24,
                1995.(1)
     +10.5     Development and License Agreement between the Registrant and
                Sang-A Pharm. Co., Ltd., dated May 3, 1995.(1)

   EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
- -------------  ------------------------------------------------------------
     +10.6     Cooperative Research and  Development Agreement between  the
                Registrant and the National Institutes of Health, dated May
                30, 1995.(1)
     +10.7     Heads  of  Agreement between  the Registrant  and SmithKline
                Beecham Biologicals S.A., dated October 8, 1995.
     +10.8     Manufacturing  and   Development   Agreement   between   the
                Registrant  and  Evans Medical  Limited, dated  November 7,
                1995.(1)
      10.9     1996 Equity Incentive Plan.(1)
      10.10    1996 Non-Employee Directors' Stock Option Plan.(1)
      10.11    1996 Employee Stock Purchase Plan.(1)
      10.12    Industrial  Lease  between  the  Registrant  and  the  Vanni
                Business   Park  General  Partnership,   dated  August  29,
                1995.(1)
     +10.13    First Amendment to License Agreement between the  Registrant and ARCH Development Corporation, dated March 15, 1996.
     +10.14    Biological   Materials   License   Agreement   between   the
                Registrant and the National Institutes of Health, dated May
                31, 1996.
      11.1     Statement regarding Computation  of Pro Forma  Net Loss  Per
                Share.(1)
      23.1     Consent of Ernst & Young LLP.
      24.2     Consent   of  Cooley  Godward   Castro  Huddleson  &  Tatum.
                Reference is made to Exhibit 5.1.
      25.1     Power of Attorney. Reference is made to page II-5.(1)
      27.1     Financial Data Schedules.(1)


- -------------------
 *  To be filed by amendment.
 +  Confidential treatment has been requested for portions of this exhibit.

(1) Previously filed with the Registration Statment on Form S-1.


ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Moutain View, County of Santa Clara, State of California, on the 19th day of June, 1996.


                                          AVIRON

                                          By:    /s/ J. LEIGHTON READ
                                             -----------------------------------
                                               J. Leighton Read, M.D.
                                               CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                               AND CHIEF FINANCIAL OFFICER
                                               (PRINCIPAL EXECUTIVE OFFICER)


    IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT WAS SIGNED BELOW BY THE FOLLOWING PERSON IN THE CAPACITIES AND ON THE DATES STATED.



                   SIGNATURE                                  TITLE                    DATE
- ------------------------------------------------  ------------------------------  --------------
                                                  Chairman, Chief Executive
                                                  Officer and Chief Financial
              /s/ J. LEIGHTON READ                Officer
     --------------------------------------       (PRINCIPAL EXECUTIVE OFFICER    June 19, 1996
             J. Leighton Read, M.D.               AND PRINCIPAL FINANCIAL AND
                                                  ACCOUNTING OFFICER)

                       *
     --------------------------------------       Director                        June 19, 1996
                 Reid W. Dennis

                       *
     --------------------------------------       Director                        June 19, 1996
              Paul H. Klingenstein

                       *
     --------------------------------------       Director                        June 19, 1996
             Bernard Roizman, Sc.D.

                       *
     --------------------------------------       Director                        June 19, 1996
             L. James Strand, M.D.

                       *
     --------------------------------------       Director                        June 19, 1996
              Jane E. Shaw, Ph.D.

              /s/ J. LEIGHTON READ
     --------------------------------------
             *  (Attorney-in-fact)

                                 EXHIBIT INDEX


                                                                                                        SEQUENTIAL
 EXHIBIT                                                                                                   PAGE
 NUMBER                                      DESCRIPTION OF DOCUMENT                                      NUMBER
- ---------  -------------------------------------------------------------------------------------------  ----------
    *1.1   Form of Underwriting Agreement.............................................................
     3.1   Amended and Restated Articles of Incorporation of the Registrant, as amended(1)............
     3.2   Amendment to the Amended and Restated Articles of Incorporation of the Registrant..........
     3.3   Bylaws of the Registrant(1)................................................................
    *3.4   Form of Certificate of Incorporation of the Registrant to be filed upon reincorporation in
            Delaware..................................................................................
    *3.5   Form of Bylaws of the Registrant to be effective upon reincorporation in Delaware..........
    *3.6   Form of Restated Certificate of Incorporation of the Registrant, to be filed after completion of this offering...............................................................
    *3.7   Form of Restated Bylaws of the Registrant, to be effective upon the completion of this offering..................................................................................
     4.1   Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4., 3.5 and 3.6.............................
    *4.2   Specimen Stock Certificate.................................................................
     4.3   Warrant for Series A Preferred Stock, issued to The Mount Sinai School of Medicine of the
            City of New York(1).......................................................................
     4.4   Warrant for Series A Preferred Stock, issued to The Mount Sinai School of Medicine of the
            City of New York(1).......................................................................
    *4.5   Warrant for Series A Preferred Stock, issued to The Mount Sinai School of Medicine of the
            City of New York..........................................................................
    *4.6   Warrant for Series A Preferred Stock, issued to The Mount Sinai School of Medicine of the
            City of New York..........................................................................
    *4.7   Warrant for Series C Preferred Stock, issued to Raymond, James & Associates................
     4.8   Investors Rights Agreement, dated July 18, 1995, among the Registrant and the investors named therein(1)..........................................................................
     5.1   Opinion of Cooley Godward Castro Huddleson & Tatum(1)......................................
   +10.1   License Agreement between the Registrant and ARCH Development Corporation, dated July 1,
            1992(1)...................................................................................
   +10.2   Technology Transfer Agreement between the Registrant and The Mount Sinai School of Medicine
            of the City University of New York, dated February 9, 1993(1).............................
   +10.3   Materials Transfer and Intellectual Property Agreement between the Registrant and the
            Regents of the University of Michigan, dated February 24, 1995(1).........................
    10.4   Stock Transfer Agreement between the Registrant and the Regents of the University of
            Michigan, dated February 24, 1995(1)......................................................
   +10.5   Development and License Agreement between the Registrant and Sang-A Pharm. Co., Ltd., dated
            May 3, 1995(1)............................................................................
   +10.6   Cooperative Research and Development Agreement between the Registrant and the National
            Institutes of Health, dated May 30, 1995(1)...............................................
   +10.7   Heads of Agreement between the Registrant and SmithKline Beecham Biologicals S.A., dated
            October 8, 1995...........................................................................
   +10.8   Manufacturing and Development Agreement between the Registrant and Evans Medical Limited, dated November 7, 1995(1).................................................................
    10.9   1996 Equity Incentive Plan(1)..............................................................
    10.10  1996 Non-Employee Directors' Stock Option Plan(1)..........................................
    10.11  1996 Employee Stock Purchase Plan(1).......................................................
    10.12  Industrial Lease between the Registrant and the Vanni Business Park General Partnership,
            dated August 29, 1995(1)..................................................................

                                                                                                        SEQUENTIAL
 EXHIBIT                                                                                                   PAGE
 NUMBER                                      DESCRIPTION OF DOCUMENT                                      NUMBER
- ---------  -------------------------------------------------------------------------------------------  ----------
   +10.13  First Amendment to License Agreement between the Registrant and ARCH Development
            Corporation, dated March 15, 1996.........................................................
   +10.14  Biological Materials License Agreement between the Registrant and the National Institutes of Health, dated May 31, 1996.............................................................
    11.1   Statement regarding Computation of Pro Forma Net Loss Per Share(1).........................
    23.1   Consent of Ernst & Young LLP...............................................................
    24.2   Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.......
    25.1   Power of Attorney. Reference is made to page II-5(1).......................................
    27.1   Financial Data Schedules(1)................................................................


- -------------------
 *  To be filed by amendment.
 +  Confidential treatment has been requested for portions of this exhibit.

(1) Previously filed with the Registration Statment on Form S-1.